EXECUTION VERSION

FIRST LIEN CREDIT AGREEMENT

dated as of

April 29, 2014

among

RCS CAPITAL CORPORATION,
as Borrower

RCS CAPITAL MANAGEMENT, LLC

RCAP HOLDINGS, LLC

THE LENDERS PARTY HERETO

and

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Syndication Agent,

BARCLAYS BANK PLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Bookrunners

-i-

-ii-

-iii-

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of First Lien Collateral Agreement
Exhibit D	-	Form of Term Note
Exhibit E-1	-	Form of Revolving Note
Exhibit E-2	-	Form of Swing Line Note
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of First Lien Guarantee Agreement
Exhibit H	-	Form of Secretary’s Certificate
Exhibit I	-	Forms of United States Tax Compliance Certificate
Exhibit J	-	Form of Intercreditor Agreement
Exhibit K	-	Form of Prepayment Notice
Exhibit L	-	Form of Auction Procedures

SCHEDULES

Schedule 1.01(a)	-	Cost Savings/Synergy
Schedule 1.01(b)	-	Existing Debt to be Repaid Following Closing
Schedule 1.01(c)	-	Immaterial Companies
Schedule 1.01(d)	-	Mortgaged Properties
Schedule 2.01	-	Commitments and Pro Rata Shares
Schedule 3.08	-	Companies
Schedule 3.09	-	Litigation
Schedule 3.16	-	Environmental Matters
Schedule 4.02(b)	-	Security Documents
Schedule 6.01	-	Indebtedness
Schedule 6.02	-	Liens
Schedule 6.03	-	Investments, Loans and Advances
Schedule 6.04	-	Asset Sales
Schedule 6.05	-	Restricted Payments
Schedule 6.09	-	Transactions with Affiliates
Schedule 9.01	-	Notice

-iv-

FIRST LIEN CREDIT AGREEMENT dated as of April 29, 2014 (this “Agreement”), among RCS Capital Corporation, a Delaware corporation (the “Borrower”), RCAP Holdings, LLC, a Delaware limited liability company (“RCAP Holdings”), RCS Capital Management, LLC, a Delaware limited liability company (“RCS Management”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) and BARCLAYS BANK PLC, as Issuing Bank and Swing Line Lender and BARCLAYS BANK PLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Secured Parties.

In consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Additional Credit Extension Amendment” shall mean an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) providing for any Extended Term Loans and/or Extended Revolving Credit Commitments pursuant to Section 2.28, which shall be consistent with the applicable provisions of this Agreement and otherwise reasonably satisfactory to the parties thereto. Each Additional Credit Extension Amendment shall be executed by the Issuing Bank and/or the Swing Line Lender (to the extent Section 9.08 would require the consent of the Issuing Bank and/or the Swing Line Lender, respectively, for the amendments effected in such Additional Credit Extension Amendment), the Administrative Agent, the Loan Parties and the other parties specified in Section 2.28 (but not any other Lender not specified in Section 2.28), but shall not effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to Section 9.08 unless such consent has been obtained. Any Additional Credit Extension Amendment shall include conditions for closing documentation, all to the extent reasonably requested by the Administrative Agent.

“Additional Refinancing Lender” shall have the meaning assigned to such term in Section 2.29(a).

“Additional Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves; provided that, with respect to the Revolving Loans made pursuant to the Revolving Loan Commitments established on the Closing Date and the Term Loans made on the Closing Date, at no time shall the rate calculated pursuant to the foregoing be deemed less than 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposure.

“Agreement” shall have the meaning assigned to such term in the introductory statement hereto.

“Agreement Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to any such Hedging Agreement, (i) for any date on or after the date such Hedging Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement (which may include a Lender or any Affiliate of a Lender).

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an Adjusted LIBO Rate or Alternate Base Rate floor or otherwise; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (e.g. 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees that are in each case not paid or payable to all lenders generally with respect to such Indebtedness in the primary syndication of such Indebtedness.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) one-month Adjusted LIBO Rate (giving effect, for the avoidance of doubt, to the proviso in the definition thereof) plus 1.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Term Loan, 5.50%, (b) with respect to any ABR Term Loan, 4.50% and (c) (i) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter of Borrower commencing on or after the Closing Date pursuant to Section 5.04, (A) with respect to any Revolving Credit Borrowing that is a Eurodollar Loan, 5.50% and (B) with respect to any Revolving Credit Borrowing that is an ABR Loan, 4.50% and (ii) thereafter, in connection with any Revolving Credit Borrowing, the percentage per annum set forth in the table below, based upon the First Lien Leverage Ratio as set forth in the Section 5.04 Financials:

Applicable Margin for Revolving Loans

Pricing Level	First Lien Leverage Ratio	Revolving Credit Borrowings That Are Eurodollar Loans	Revolving Credit Borrowings That Are ABR Loans
I	> 1.25:1.00	5.50%	4.50%
II	≤ 1.25:1.00	5.25%	4.25%

Any increase or decrease in the Applicable Margin resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the date the financial statements and Compliance Certificate are delivered in respect of any period following the first full fiscal quarter of Borrower following the Closing Date pursuant to Section 5.04; provided, however, that if any such financial statements or Compliance Certificate are not delivered when due in accordance with such Section, then Pricing Level I shall apply, in each case as of the first day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such financial statements and Compliance Certificate are delivered and would require a change in the Applicable Margin.

“Asset Sale” shall mean the sale, transfer or other disposition (other than as a result of a Casualty Event) by any Company of (a) any Equity Interests of any Subsidiary of any RCS Company (other than directors’ qualifying shares) or (b) any other assets of a Company, in each case other than (i) cash, Permitted Investments, or inventory, damaged, unnecessary obsolete or worn out assets, equipment no longer used or useful in the business of the Companies, scrap and other assets, in each case sold, transferred or otherwise disposed of in the ordinary course of business (including allowing any registrations or any applications for registration of any Intellectual Property to lapse or go abandoned); (ii) the disposition of all or substantially all of the assets of a Company in a manner permitted pursuant to Section 6.04 and the making of any Restricted Payment that is permitted to be made, and is made, pursuant to Section 6.05; (iii) any disposition of assets or issuance or sale of Equity Interests of any Company in any transaction or series of transactions with an aggregate fair market value not in excess of $10,000,000; (iv) transactions pursuant to Section 6.04(b)(ii); (v) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business; (vi) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business; (vii) the sale or discount without recourse of accounts receivable in connection with the compromise thereof or the assignment of past due accounts receivable for collection; (viii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business; (ix) the licensing or sub-licensing of Intellectual Property or other general intangibles in the ordinary course of business; (x) the unwinding of any Hedging Obligations; (xi) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements; (xii) the lapse or abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are not material to the conduct of the business of the Companies taken as a whole, (xiii) the sale by RCAP Holdings or RCS Management of Qualified Capital Stock of the Borrower; provided that the proceeds of any such sale shall not be included in any calculation of the Available Amount or the Cumulative Retained Equity Amount and (xiv) the sale, transfer or other disposition in the ordinary course of business of mutual funds purchased in reliance on Section 6.03(z).

“Asset Sale Prepayment Event” shall mean any Asset Sale (other than any Asset Sale permitted by clauses (ii) through (vii) of Section 6.04(b)) subject to the Reinvestment Period.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld, conditioned or delayed).

“Assignment Tax” shall have the meaning provided in the definition of the term “Other Taxes.”

“Auction Manager” shall mean (a) Barclays Bank PLC or (b) any other investment bank of recognized standing engaged by the Borrower (whether or not an Affiliate of Barclays Bank PLC) to act as an arranger in connection with any Discounted Prepayment Offer pursuant to Section 2.25.

“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Discounted Prepayment Offer.

“Auction Procedures” shall mean auction procedures with respect to Discounted Prepayment Offers substantially consistent with those set forth in Exhibit L hereto otherwise reasonably acceptable to the Borrower and the Administrative Agent.

“Available Amount” shall mean, at any time (the “Available Amount Reference Time”), an amount equal at such time to the sum of, without duplication:

(i)          for each Excess Cash Flow Period, the aggregate amount of Excess Cash Flow for such Excess Cash Flow Period (which amounts, for the purposes of this clause (i), shall never be deemed to be less than zero) that is not required to be applied to prepay Loans pursuant to Section 2.13(d);

(ii)         to the extent not already included in clause (i) above, the aggregate amount of all cash dividends, returns, interest, profits, distributions, income and similar amounts received by the Borrower or a Subsidiary Guarantor from any Investment (which amounts shall not exceed the amount of such Investment (valued at the fair market value of such Investment at the time such Investment was made)) made by using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time;

(iii)        to the extent not already included in clause (i) above, the aggregate amount of all cash repayments of principal received by the Borrower or a Subsidiary Guarantor from any loan made by the Borrower or a Subsidiary Guarantor that constituted an Investment (which amounts shall not exceed the amount of such Investment (valued at the fair market value of such Investment at the time such Investment was made) to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time;

(iv)        to the extent not already included in clause (i) above, or applied to prepay the Loans in accordance with Section 2.13, the aggregate amount of all Net Cash Proceeds received by the Borrower or a Subsidiary Guarantor in connection with the sale, transfer or other Asset Sale of its ownership interest in any Investment to any Person other than a Company, and to the extent such Investment was made by using the Available Amount, during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time;

(v)         Declined Proceeds not applied to repay or prepay the Second Lien Loans after such Declined Proceeds are offered to the lenders thereof pursuant to the terms of the Second Lien Credit Agreement; and

(vi)        the aggregate principal amount of any Indebtedness of Borrower or any Guarantor (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) issued or incurred after the Closing Date which has been converted or exchanged into Equity Interests (other than Disqualified Stock) of the Borrower or RCAP Holdings.

minus the sum of, without duplication and without taking into account the proposed portion of the amount calculated above to be used at the applicable Available Amount Reference Time:

(i)          the aggregate amount of any Investments made pursuant to Section 6.03(p)(x) after the Closing Date and at or prior to the Available Amount Reference Time;

(ii)         the aggregate amount of any Restricted Payments made pursuant to Section 6.05(a)(iv)(B) after the Closing Date and at or prior to the Available Amount Reference Time; and

(iii)        the aggregate amount expended on prepayments, repurchases, redemptions and defeasances made pursuant to Section 6.06(b)(iii)(y) after the Closing Date and at or prior to the Available Amount Reference Time.

“Available Amount Reference Time” shall have the meaning assigned to such term in the definition of the term “Available Amount.”

“Bank of America” shall mean Bank of America, N.A.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor statute.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and where the context requires, the incurrence of a Swing Loan.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Broker-Dealer” shall mean each Company registered as a broker-dealer pursuant to the Exchange Act.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Lease Obligations or Synthetic Lease Obligations) by Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of Borrower and its Subsidiaries (including capitalized software expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs).

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including, without limitation, membership interests and partnership interests) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the applicable Issuing Bank or the Administrative Agent, for the benefit of the Issuing Bank, as collateral for Letters of Credit or obligations of Lenders to fund participations in respect of Letters of Credit, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Bank” shall mean any Person that is an Agent or Lender or an Affiliate of an Agent or a Lender on the Closing Date or at the time it provides any Cash Management Services.

“Cash Management Obligations” shall mean obligations owed by any Company to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automatic clearinghouse fund transfer services, return items and interstate depository network services, and cash management services for collections, operating, payroll and trust accounts, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services) and (c) any other demand deposit or operating account relationships or other cash management services.

“Casualty Event” shall mean any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, any property or assets of a Company for which a Company receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted and gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if (a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Investors, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of any RCS Company that exceeds 35% thereof, unless the Permitted Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of such RCS Company (or members constituting a majority of the voting rights of the board of directors); (b) Continuing Directors shall not hold at least a majority of the voting rights of the board of directors of any RCS Company; (c) any “change in control” (or comparable term) with respect to any Company shall occur under and as defined in any indenture or agreement governing Material Indebtedness owing to any third party for borrowed money to which any Company is a party; or (d) any “change of control” (or comparable term) as defined in the Luxor Convertible Notes.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swing Loan, Refinancing Revolving Credit Loans, Refinancing Term Loans, Term Loans or Other Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Swing Line Commitment, Refinancing Revolving Credit Commitment, Refinancing Term Loan Commitment, Term Loan Commitment or Incremental Term Loan Commitment.

“Closing Date” shall mean April 29, 2014.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” (or similar term) as defined in any Security Document and all other property of whatever kind and nature pledged or charged as collateral under any Security Document, and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Collateral Agreement” shall mean the First Lien Collateral Agreement entered into by the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment, as the case may be.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Companies” shall mean the RCS Companies and their respective Subsidiaries.

“Compliance Certificate” shall have the meaning assigned to such term in Section 5.04(c).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated March 2014.

“Consolidated EBITDA” shall mean, for any period,

(a)          Consolidated Net Income for such period, plus

(b)          without duplication and to the extent deducted (and not added back or excluded) in determining such Consolidated Net Income, the sum of

(i)          Consolidated Interest Expense and Other Net Finance Costs for such period,

(ii)         expenses for taxes based upon income, profits or capital, including U.S. and non-U.S. federal and state, franchise, excise and other similar taxes and foreign withholding taxes paid or accrued during such period (including any such taxes deferred or accrued in accordance with GAAP), and any penalties and interest relating to any tax examinations (and not added back) in computing Consolidated Net Income,

(iii)        all amounts attributable to depreciation and amortization for such period (including accelerated depreciation and amortization from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets)),

(iv)        any extraordinary, nonrecurring or unusual losses or expenses and any non-cash charges for such period, including with respect to write offs or write downs reducing Consolidated Net Income for such period, stock based compensation, goodwill or other asset impairments, restructuring costs, impacts of fair value accounting, recruiting or retention loan expenses, valuation of derivatives, write-offs or deferred financing costs and debt issuance costs, non-cash expenses in respect of options, profits interests and similar interests and non-cash charges in respect of capitalized research and development and organizational costs,

(v)         fees and expenses (other than those payable to Affiliates of Borrower) incurred during such period in connection with (x) the Transactions, (y) any Pending Acquisition to the extent any such fee or expense is listed on Schedule 1.01(a) (and not in excess of the amount of such fee or expense listed on such Schedule 1.01(a)) and (z) any Permitted Acquisition or proposed or actual acquisitions or Asset Sales permitted hereunder; provided that, in the case of this clause (z), such fees and expenses do not exceed 10.0% of Consolidated EBITDA for such period when taken together with any fees and expenses added back during such period pursuant to clause (vi) below,

(vi)        fees and expenses (other than those payable to Affiliates of Borrower) incurred during such period in connection with any Equity Issuance or any proposed or actual issuance or incurrence of any Indebtedness, any amendments or modifications to Equity Interests or Indebtedness, including any financing fees and advisor fees (including, to the extent not already included in Consolidated Net Income, fees paid to RCS Management in connection therewith to the extent permitted under Section 6.09); provided that, in the case of this clause (vi), such fees and expenses do not exceed 10.0% of Consolidated EBITDA for such period when taken together with any fees and expenses added back during such period pursuant to clause (v)(z) above,

(vii)       all losses during such period resulting from the sale or disposition of any assets of the Borrower or any Subsidiary of the Borrower outside the ordinary course of business,

(viii)      all losses during such period resulting from the discontinuation of any operations of the Borrower or any Subsidiary of the Borrower to the extent permitted or required under Regulation S-X,

(ix)         any losses on extinguishment or modification of debt,

(x)          the amount of net cost savings and synergies projected by the Borrower in good faith to be realized as a result of actions taken or to be taken within 12 months after the date of a Permitted Acquisition or Asset Sale (other than the Transactions or any Pending Acquisition), as applicable (which cost savings or synergies shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable, (B) no cost savings or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (C) such actions have been taken or are to be taken within 12 months after the date of determination to take such action; provided, further, that such cost savings and synergies do not exceed, in the aggregate, 10.0% of Consolidated EBITDA (prior to giving effect to this clause (x)) for any such consecutive four quarter period, and

(xi)         the amount of net cost savings and synergies projected by the Borrower in good faith to be realized as a result of actions listed on Schedule 1.01(a) (and not in excess of any amount listed opposite any such action on such Schedule 1.01(a) (such amount, with respect to any such action, the “Permitted Amount”)) taken within 18 months after the Closing Date with respect to the Transactions and the Pending Acquisitions, as applicable (which cost savings or synergies shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable, (B) no cost savings or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (C) such actions have been taken within 18 months after the date of determination to take such action; provided further that concurrently with the delivery of any Compliance Certificate the Borrower shall certify in reasonable detail with respect to each action listed on Schedule 1.01(a) the portion of such Permitted Amount actually realized during such Test Period;

minus

(c)          without duplication and to the extent included and not deducted in determining such Consolidated Net Income, the sum of

(i)          non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period,

(ii)         any extraordinary, unusual or non-recurring gains and all non-cash items of income for such period,

(iii)        all gains during such period resulting from the discontinuation of any operations of the Borrower or any of its Subsidiaries to the extent permitted or required under Regulation S-X,

(iv)        all gains during such period resulting from the sale or disposition of any assets of the Borrower or any Subsidiary of the Borrower outside the ordinary course of business, and

(v)         any gains on extinguishment or modification of debt.

For the avoidance of doubt, (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Borrower or any of its Subsidiaries during such period to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Subsidiary during such period, to the extent the fair market value (as determined by the Borrower in good faith) of the Person, business or assets subject to such acquisition so acquired in any one transaction or series of related transactions is greater than $2,500,000 (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of or closed during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), to the extent the fair market value (as determined by the Borrower in good faith) of the Person, business or assets subject to such sale, transfer, abandonment or disposition so sold, transferred, abandoned or disposed of in any one transaction or series of related transactions is greater than $2,500,000, based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

Additionally, there shall be included in determining Consolidated EBITDA for any period, without duplication, the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, any accruals or reserves that are established or adjusted in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, or as a result of a change in law or regulation, in each case, pursuant to ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) or relating to investments in debt or equity securities, and the amortization of intangibles arising pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141). Notwithstanding anything herein to the contrary, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, Consolidated EBITDA for such fiscal quarters shall be $66,100,000, $68,700,000, $66,100,000 and $66,100,000, respectively, in each case, subject to any adjustment set forth above with respect to any transactions occurring after the Closing Date.

“Consolidated Interest Expense” shall mean with respect to any Person for any period, the sum, without duplication, of:

(1)         consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, other than with respect to Indebtedness issued in connection with the Transactions, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Indebtedness or derivative instruments pursuant to GAAP) and (d) the interest component of Capital Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) accretion or accrual of discounted liabilities not constituting Indebtedness, (B) interest expense attributable to a parent entity resulting from push-down accounting, (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (D) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness issued in connection with the Transactions or any intercompany Indebtedness, (E) any “additional interest” owing pursuant to a registration rights agreement and (F) any interest expense in respect of any Indebtedness that is convertible into Qualified Capital Stock or cash (in lieu thereof), in excess of the cash interest on such Indebtedness); plus

(2)         consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that determination of Consolidated Net Income shall exclude the net income for such period of any Person that is not the Borrower or a Subsidiary of the Borrower or that is accounted for by the equity method of accounting; provided further that Consolidated Net Income of the Borrower and its Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Permitted Investments during such period) by the referent Person to Borrower or one of its Subsidiaries during such period.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of Borrower on the Closing Date, (b) who, as of the date of determination, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Permitted Investor or Persons nominated by a Permitted Investor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contract Consideration” shall have the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness (or Revolving Credit Commitments) incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend (other than pursuant to Section 9.08(c) hereof), refund, renew, replace or refinance, in whole or part, existing Term Loans, existing Revolving Loans, existing Revolving Credit Commitments or any existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such extending, refunding, renewing, replacing or refinancing Indebtedness (including, if such Indebtedness includes any Refinancing Revolving Credit Commitments, the unused portion of such Refinancing Revolving Credit Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt (and, in the case of Refinanced Debt consisting in whole or in part of unused Refinancing Revolving Credit Commitments, the amount thereof) except by an amount equal to unpaid accrued interest and premium thereon and any fees and expenses (including upfront fees and original issue discount) in connection with such extension, exchange, modification, refinancing, refunding, renewal or replacement, (ii) such Indebtedness does not (A) have a maturity date (or require commitment reductions) prior to the date that is 91 days after the maturity date of, or have a shorter Weighted Average Life to Maturity than, the Refinanced Debt in respect of such Indebtedness, (B) with respect to Credit Agreement Refinancing Indebtedness in the form of bonds, notes or debentures, have mandatory redemption or mandatory offer to repurchase features (other than customary asset sale and change of control offer or upon events of default) that could result in redemptions of such bonds, notes or debentures prior to, the date that is 91 days after the maturity date of, the Refinanced Debt in respect of such Credit Agreement Refinancing Indebtedness and (C) with respect to Refinancing Term Loans, provide for any mandatory prepayments prior to the Latest Term Loan Maturity Date unless accompanied by a ratable prepayment of the Term Loans, (iii) the covenants, events of default, security and guarantees of such Credit Agreement Refinancing Indebtedness (excluding pricing, rate floors, discounts, customary fees and optional prepayment or redemption terms), when taken as a whole, are not materially more favorable (when taken as a whole) to the lenders providing such Credit Agreement Refinancing Indebtedness, than, those applicable to the Refinanced Debt (unless any such provisions apply only to periods after the maturity date of the latest maturing Loans or Commitments outstanding at the time such Credit Agreement Refinancing Indebtedness is incurred); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (iv) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the Net Cash Proceeds of the applicable Credit Agreement Refinancing Indebtedness substantially concurrently with the incurrence or issuance of such Credit Agreement Refinancing Indebtedness and, to the extent that such Refinanced Debt consists in whole or in part of Refinancing Revolving Credit Commitments or Revolving Loans or Swing Loans incurred pursuant to any Refinancing Revolving Credit Commitments, such Revolving Credit Commitments being refinanced by the applicable Credit Agreement Refinancing Indebtedness shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, and (v) to the extent that such Refinanced Debt consists, in whole or in part, of Indebtedness issued, incurred or otherwise obtained under this Agreement, the terms and documentation of such Credit Agreement Refinancing Indebtedness shall be reasonably satisfactory to the Administrative Agent.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, letter of credit, swing line, refinancing term loan, refinancing revolving credit loan and term loan facilities provided for by this Agreement.

“Cumulative Retained Equity Amount” shall mean, at any date, an amount equal to:

(a)          an amount determined on a cumulative basis equal to the Net Cash Proceeds received by the Borrower from Equity Issuances made by the Borrower after the Closing Date (other than in connection with the Equity/Debt Contribution, a Specified Equity Contribution or from the issuance of Disqualified Stock), minus

(b)          the aggregate amount on account of Net Cash Proceeds described in clause (a) above used prior to such date to make, without duplication, (i) investments made pursuant to Section 6.03(p)(y), (ii) Restricted Payments made pursuant to Section 6.05(a)(iv)(C), and (iii) payments, redemptions, repurchases, retirement or other acquisitions for consideration of any principal amount of Junior Debt made in accordance with Section 6.06(b)(iii)(x), minus

(c)          $260.0 million.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash, Permitted Investments, Taxes and deferred Taxes) of the Borrower and its Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Revolving Loans and Swing Loans, (c) the current portion of accrued Consolidated Interest Expense and (d) Taxes and deferred Taxes.

“Customary Intercreditor Agreement” shall mean (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Loan Document Obligations (but without regard to the control of remedies), a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Loan Document Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Loan Document Obligations either (i) any intercreditor agreement substantially in the form of the Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Loan Document Obligations and shall be on terms substantially similar (taken as a whole) to those in the Intercreditor Agreement.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by any Company of any Indebtedness other than Indebtedness permitted to be issued or incurred under Section 6.01.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief statute, law, ordinance, rule or regulation of the United States of America, any State thereof or the District of Columbia, or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.13(h).

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.25(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, Swing Line Lender or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.25(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swing Line Lender and each Lender.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Borrower or any Subsidiary thereof in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower substantially simultaneously with the receipt thereof, setting forth the basis of such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Discounted Prepayment Offer” shall have the meaning assigned to such term in Section 2.25(a).

“Disposed EBITDA” shall mean with respect to any Sold Entity or Business (any of the foregoing, a “Disposed Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Disposed Pro Forma Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Disposed Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Disposed Pro Forma Entity.

“Disposed Pro Forma Entity” shall have the meaning assigned to such term in the definition of “Disposed EBITDA.”

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the 91st day after the later of the Term Loan Maturity Date and any Incremental Term Loan Maturity Date (other than upon the occurrence of change of control, asset sale event or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedging Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations, in each case, not then due and owing) or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the 91st day after the latest of the Term Loan Maturity Date and any Incremental Term Loan Maturity Date. For the avoidance of doubt, any Equity Interest that is convertible solely into, or exchangeable solely for, Qualified Capital Stock of the Borrower shall not be Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Companies” shall mean all Companies organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Early Warning Threshold” shall mean the level at which a Broker-Dealer is required to give an “early warning” notice of capital related problems to the SEC pursuant to the rules and regulations of the Exchange Act (or any successor statute) then applicable to any Broker-Dealer.

“Eligible Assignee” shall mean any Person (other than a natural Person) that is (a) in the case of Term Loans, (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender and (iv) any other Person (other than a natural person) approved by the Administrative Agent and the Borrower in accordance with Section 9.04(b) (each such approval not to be unreasonably withheld, conditioned or delayed) and (b) in the case of any assignment of a Revolving Credit Commitment, (i) a Revolving Credit Lender, (ii) an Affiliate of a Revolving Credit Lender and (iii) any other Person (other than a natural person) approved by the Administrative Agent and the Borrower in accordance with Section 9.04(b) (each such approval not to be unreasonably withheld, conditioned or delayed); provided that no Person may be an Eligible Assignee of any Revolving Credit Commitment unless such Person shall be approved by the Issuing Bank and the Swing Line Lender (such approval not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates (except, (i) solely in connection with transactions pursuant to Section 2.25 and Section 9.04(l), the Companies and (ii) in the case of a Person that is not a Company, as may be agreed to by the Administrative Agent in its sole discretion).

“Environmental Laws” shall mean all applicable federal, state and local laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources or human health and safety, to the extent relating to exposure to Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) exposure to any Hazardous Materials, (c) the Release of any Hazardous Materials or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Cure Period” shall have the meaning assigned to such term in Section 6.08(a).

“Equity/Debt Contribution” shall mean cash proceeds of investments in Borrower from Luxor Capital Group, management of the Borrower or other investors that are reasonably satisfactory to the Joint Lead Arrangers, which such investment shall take the form of (i) common or preferred equity (in the case of preferred equity, having terms agreed with the Joint Lead Arrangers), plus (ii) to the extent not exceeding $120,000,000 in aggregate principal amount, the Luxor Convertible Notes, and which shall, in the aggregate, be no less than $320,000,000.

“Equity Interests” shall mean shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right (other than Indebtedness that is convertible into, or exchangeable for, any such equity interest) entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any sale by the Borrower of any of its Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any of the Company is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(b) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any Company or any of their ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by any Company or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the imposition of a lien pursuant to Section 430(k) of the Code or ERISA or a limitation under Section 436 of the Code, (g) the receipt by any Company or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Company or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of an act or an omission with respect to any Plan that would reasonably be expected to result in the imposition on any Company or any of their ERISA Affiliates of material fines or penalties under the Code in respect of any Plan including without limitation, the occurrence of a prohibited transaction within the meaning of Section 4975 of the Code or (i) the imposition of liability on any Company or any of their ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, an amount equal to (which amount shall in no case be less than zero):

(a)          the sum, without duplication, of:

(i)          Consolidated EBITDA for such Excess Cash Flow Period,

(ii)         [reserved],

(iii)        the decrease (excluding decreases arising from acquisitions by the Borrower or its Subsidiaries completed during such period (i.e., excluding decreases that would result from reflecting the closing date balance sheet of the acquired entity but not excluding changes to such balance sheet following the date of such acquisition) and non-cash adjustments resulting from application of purchase accounting rules), if any, in Current Assets minus Current Liabilities from the beginning to the end of such Excess Cash Flow Period; provided that, for purposes of calculating changes to working capital of the Borrower, (x) changes in balance sheet classification (i.e., long-term to short-term) during such Excess Cash Flow Period, due to timing, shall be adjusted to eliminate any distortions and (y) acquisitions occurring during such year shall be disregarded or shall be deemed to have occurred on the first day of such Excess Cash Flow Period, and

(iv)        [reserved],

(v)         extraordinary cash gains in such Excess Cash Flow Period,

(vi)        cash gains subtracted from Consolidated EBITDA during such Excess Cash Flow Period pursuant to clause (c)(ii) or (c)(iv) of the definition of Consolidated EBITDA during such Excess Cash Flow Period,

(vii)       any Disposed EBITDA of any Sold Entity or Business to the extent attributable to any period prior to the disposition of the relevant Person, property, business or assets by the relevant Company, and

(viii)      net cash receipts in respect of Hedging Agreements during such Excess Cash Flow Period to the extent not otherwise included in calculating Consolidated EBITDA during such Excess Cash Flow Period, less

(b)          the sum, without duplication, of:

(i)          the amount of any Taxes paid or payable in cash by the Borrower and its Subsidiaries with respect to such Excess Cash Flow Period,

(ii)         to the extent added back to Consolidated EBITDA from Consolidated Net Income during such Excess Cash Flow Period, Consolidated Interest Expense and Other Net Finance Costs for such Excess Cash Flow Period paid or payable in cash (but only to the extent payable no later than the date a mandatory prepayment (if any) is or would be required to be made pursuant to Section 2.13(d) for such Excess Cash Flow Period),

(iii)        Capital Expenditures made in cash during such Excess Cash Flow Period, and cash expended on Permitted Acquisitions, Pending Acquisitions and other Investments (other than any Investments made in a Company or an Affiliate of a Company made pursuant to 6.03(c), (f), (i), (l), (m) or (y)) during such Excess Cash Flow Period, except in each case to the extent financed with the proceeds of Indebtedness,

(iv)        permanent repayments of Indebtedness (other than (A) mandatory prepayments of Loans under Section 2.13 and repayments of Indebtedness as a result of utilization of the Available Amount and (B) voluntary prepayments of the Loans under Section 2.12) made in cash by the Borrower and its Subsidiaries during such Excess Cash Flow Period, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness,

(v)         the increase (excluding increases arising from acquisitions by the Borrower or its Subsidiaries completed during such period (i.e., excluding increases that would result from reflecting the closing date balance sheet of the acquired entity but not excluding changes to such balance sheet following the date of such acquisition) and excluding non-cash adjustments resulting from application of purchase accounting rules), if any, in Current Assets minus Current Liabilities from the beginning to the end of such Excess Cash Flow Period; provided that, for purposes of calculating changes to working capital of the Borrower, (x) changes in balance sheet classification (i.e., long-term to short-term) during such Excess Cash Flow Period, due to timing, shall be adjusted to eliminate any distortions and (y) acquisitions occurring during such year shall be disregarded or shall be deemed to have occurred on the first day of such Excess Cash Flow Period,

(vi)        to the extent added back to Consolidated EBITDA from Consolidated Net Income during such Excess Cash Flow Period, cash losses or expenses incurred in such Excess Cash Flow Period attributable to any adjustments made in clause (b)(iv), (b)(v), (b)(vi), (b)(viii), (b)(x) or (b)(xi) of the definition of “Consolidated EBITDA”,

(vii)       without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower any of its Subsidiaries pursuant to binding contracts (including letters of intent) (the “Contract Consideration”) entered into prior to or during such period (including binding contracts for Permitted Acquisitions, Pending Acquisitions, Capital Expenditures or acquisitions of Intellectual Property) to be consummated or made during the period of four consecutive fiscal quarters of Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Pending Acquisitions, Capital Expenditures or acquisitions of Intellectual Property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(viii)      cash payments in respect of Hedging Agreements during such Excess Cash Flow Period to the extent not otherwise deducted in calculating Consolidated EBITDA during such Excess Cash Flow Period,

(ix)         Restricted Payments made in cash to Persons other than a Company pursuant to Section 6.05(a)(iii)(2) and (ix) during such Excess Cash Flow Period; and

(x)          any Acquired EBITDA of an Acquired Entity or Business to the extent attributable to the period prior to its acquisition by any Company.

“Excess Cash Flow Period” shall mean (i) the Initial ECF Period and (ii) after the Initial ECF Period, each fiscal year of the Borrower; provided that for purposes of calculating the Available Amount, no period shall be deemed an Excess Cash Flow Period if the financial statements due in respect of the period ending at the end thereof have not been delivered to the Administrative Agent or in respect of which any prepayments required by Section 2.13(d) in respect of such period have not been made.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Collateral” shall have the meanings assigned to such term in the Collateral Agreement.

“Excluded Company” shall mean (a) each Immaterial Company, (b) each Company (other than the Borrower, RCAP Holdings and RCS Management) that is prohibited by any applicable Requirement of Law from guaranteeing the Obligations, (c) each Subsidiary of a Company acquired after the Closing Date that is prohibited by any contractual requirement in effect at the time such Person becomes a Subsidiary from guaranteeing the Obligations, so long as such contractual requirement was not entered into in contemplation or anticipation of such acquisition of such Company (and for so long as such restriction or any replacement or renewal thereof is in effect), (d) each Domestic Company of a Foreign Company that is a CFC, (e) each Foreign Sub Holdco and (f) each Broker-Dealer.

“Excluded Equity Interests” shall have the meaning assigned to such term in the Collateral Agreement.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) income or franchise Taxes imposed on (or measured by) such recipient’s net income by a jurisdiction as a result of such recipient being organized or having its principal office or, in the case of any Lender, having its applicable lending office, in such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction (other than any connection arising solely from such recipient having executed, delivered, performed its obligations under, become a party to, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced this Agreement or any other Loan Documents), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, imposed by any other jurisdiction described in clause (a) above, (c) any Tax imposed pursuant to FATCA, (d) in the case of a Lender (other than an assignee pursuant to a request by any Loan Party under Section 2.21(a)), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender acquires its interest in the applicable Commitment or applicable Loan not funded pursuant to a Commitment by such Lender (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.20 and (e) any withholding Tax attributable to a Lender’s failure to comply with Section 2.20(e).

“Existing Class” shall mean a Class of Existing Term Loans or a Class of Existing Revolving Commitments.

“Existing Debt” shall mean Indebtedness outstanding as of the Closing Date under (i) that certain Credit Agreement, dated as of August 7, 2013, among Cetera Financial Group, Inc., the Target, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders and other agents from time to time party thereto and (ii) that certain credit agreement, dated as of September 25, 2013, among RCAP Holdings, Bank of America, N.A., as administrative agent and collateral agent, and the lenders and other agents from time to time party thereto.

“Existing Revolving Commitments” shall have the meaning specified in Section 2.28(b).

“Existing Term Loans” shall have the meaning specified in Section 2.28(a).

“Extended Class” shall mean a Class of Extended Term Loans or a Class of Extended Revolving Credit Commitments.

“Extended Revolving Credit Commitments” shall have the meaning specified in Section 2.28(b).

“Extended Term Loans” shall have the meaning specified in Section 2.28(a).

“Extending Lender” shall have the meaning specified in Section 2.28(c).

“Extension Effective Date” shall have the meaning specified in Section 2.28(c).

“Extension Election” shall have the meaning specified in Section 2.28(c).

“Extension Request” shall mean a Revolving Credit Extension Request or a Term Loan Extension Request.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or other official administrative interpretations thereof and, for the avoidance of doubt, any intergovernmental agreements and any “foreign financial institution” agreements entered into to implement the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees, the Upfront Fees and the Issuing Bank Fees.

“Financial Advisor” shall mean a Person registered as (i) a representative (as such term is defined in NASD Rule 1031(b)) of a Broker-Dealer or (ii) an investment adviser representative (as defined in 17 CFR 275.203A-3(a)) of an Investment Adviser Company.

“Financial Officer” of any Person shall mean the chief financial officer, responsible financial officer, principal accounting officer, treasurer or controller of such Person.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc. created in July 2007 through the consolidation of the National Association of Securities Dealers, Inc. and the member regulation, enforcement and arbitration functions of the New York Stock Exchange.

“First Allied” shall mean First Allied Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Borrower.

“First Allied Credit Agreement” shall mean that certain amended and restated credit agreement, dated as of January 2, 2013, by and between First Allied, as the borrower, and Fifth Third Bank, as the lender, as amended through the date hereof and as may be further amended and/or amended and restated in accordance with the terms hereof.

“First Allied Entities” shall mean First Allied, FAS Holdings, Inc., First Allied Advisory Services, Inc., Legend Group Holdings, LLC and Legend Advisory Corporation and any other direct or indirect subsidiary of First Allied Holdings, Inc. that is now or at any time hereafter a party to any Loan Document.

“First Allied Repayment” means all principal, premium, if any, interest, fees and other obligations and liabilities then due or outstanding under the First Allied Credit Agreement shall have been paid in full (other than any obligations, liabilities and indebtedness consisting of contingent claims not then asserted and obligations and liabilities that by their express terms survive the repayment in full of the First Allied Credit Agreement), the commitments thereunder terminated and all guarantees and security in support thereof discharged and released.

“First Lien Net Debt” shall mean, at any date of determination, (a) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries at such time of the type described in clauses (a), (b), (e) (to the extent such Guarantee relates to Indebtedness of the type referred to in clause (a), (b) or (f) of the definition of “Indebtedness”) and (f) of the definition of “Indebtedness” and secured by Liens on the Collateral which do not rank junior to the Liens securing the Obligations (but without regard to control of remedies) minus (b) an amount not to exceed $50,000,000 of Unrestricted Cash held by the Borrower and the Subsidiary Guarantors on such date.

“First Lien Leverage Ratio” shall mean, on any date, the ratio of First Lien Net Debt on such date to Consolidated EBITDA for the Test Period most recently ended on or prior to such date (or such other date as otherwise specified in this Agreement).

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) (i) Consolidated EBITDA, less (ii) the amount of income taxes paid or payable in cash during such period by the Borrower and its Subsidiaries less (iii) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period, to the extent not funded by Indebtedness (other than any Revolving Credit Borrowings) less (iv) the amount of any fees paid under the Management Agreement during such period to (b) the sum of (i) Consolidated Interest Expense for the Borrower for such period, (ii) the aggregate amount of all scheduled principal payments of Indebtedness of the Borrower and its Subsidiaries during such period, (iii) the aggregate amount of all earn-out obligations paid during such period by the Borrower and its Subsidiaries and (iv) the aggregate amount of all dividends on any preferred Equity Interests paid by the Borrower in such period.

“Flood Documentation” shall mean, with respect to each Mortgaged Property located in the United States or any territory thereof, a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto).

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Company” shall mean any Company that is not a Domestic Company.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Sub Holdco” shall mean a Domestic Company (other than the Borrower) that has no material assets other than Equity Interests of one or more Foreign Companies that are CFCs.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Percentage of the aggregate L/C Exposure at such time, other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Pro Rata Percentage of outstanding Swing Loans made by such Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Future Target Representations” shall mean with respect to any definitive agreement relating to a Permitted Acquisition, the representations and warranties made by or with respect to the Person or assets to be acquired by a Loan Party in such Permitted Acquisition that are material to the interests of the Lenders (but only to the extent that the breach of such representations and warranties would permit such Loan Party not to close such Permitted Acquisition or terminate such definitive agreement).

“GAAP” shall mean generally accepted accounting principles (GAAP), as in effect from time to time; provided that any lease that is recharacterized as a capital lease and any obligations that are recharacterized as Capital Lease Obligations, in each case due to a change in GAAP after the Closing Date shall not be treated as a capital lease or Capital Lease Obligation, as the case may be, but shall instead be treated as it would have been in accordance with GAAP in effect on the Closing Date.

“Governmental Authority” shall mean any federal, state, local, county, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body exercising, in each case, any legislative, judicial, administrative or regulatory functions.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof.

“Guarantee Agreement” shall mean (a) the First Lien Guarantee Agreement made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G, and (b) any other guarantee of the Obligations made by a Company in form and substance reasonably acceptable to the Collateral Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantors” shall mean RCAP Holdings, RCS Management, the Subsidiary Guarantors and any other Company which shall have executed and delivered the Guarantee Agreement on the Closing Date or thereafter.

“Hatteras Acquisition” shall mean the acquisition by the Borrower of Hatteras Investment Partners LLC, Hatteras Investment Management LLC, Hatteras Capital Investment Management, LLC, Hatteras Alternative Mutual Funds LLC, and Hatteras Capital Investment Partners, LLC (the “Hatteras Sellers”) pursuant to that certain Asset Purchase Agreement by and among the Borrower, Scotland Acquisition, LLC, certain principals of the Hatteras Sellers and their respective Subsidiaries, the Hatteras Sellers and David Perkins, dated as of October 1, 2013 (as amended, modified or waived in a manner that is not materially adverse to the interests of the Lenders, the “Hatteras Acquisition Agreement”).

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that for each of (a) and (b) above, is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of ISDA Master Agreement, including any such obligations or liabilities under any ISDA Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Historical Financial Statements” shall mean (a) the audited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of, and related statements of income and cash flows for, the three most recently completed fiscal years ended December 31, 2013 audited by and accompanied by the opinion of independent public accountants of the Borrower, (b) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries, and related statements of income and cash flows, for each subsequent fiscal quarter after December 31, 2013 ended at least 45 days before the Closing Date, (c) the statement of assets and liabilities of the Borrower as of December 31, 2013, (d) the unaudited consolidated statements of financial condition of the Borrower as of September 30, 2013 and December 31, 2012 and the consolidated statements, comprehensive income of the Borrower for the three and nine months ended September 30, 2013 and 2012 and the consolidated statement of changes in stockholders’ equity of the Borrower for the nine months ended September 30, 2013 and the consolidated statement of cash flows of the Borrower for the nine months ended September 30, 2013 and 2012, (e) the audited consolidated balance sheets of the Target and its Subsidiaries as at the end of, and related statements of income and cash flows for, the three most recently completed fiscal years ended December 31, 2013 audited by and accompanied by the opinion of independent public accountants of the Target and the unaudited financial statements of the Target as of and for the nine months ended September 30, 2013, (f) the audited consolidated financial statements of the Hatteras Seller for the two most recently completed fiscal years ended December 31, 2012 and the unaudited consolidated financial statements of the Hatteras Sellers for the nine months ended September 30, 2013, (g) the audited consolidated financial statements of ICH as of March 31, 2013 and 2012 and for the two most recently completed years ended March 31, 2013 and the unaudited consolidated financial statements of ICH as of September 30, 2013 and 2012, (h) the audited consolidated financial statements of Summit for the two most recently completed fiscal years ended December 31, 2012 and the unaudited consolidated financial statements of Summit as of September 30, 2013 and 2012, (i) the audited consolidated financial statements of J.P. Turner for the two most recently completed fiscal years ended December 31, 2012 and the unaudited consolidated financial statements of J.P. Turner as of September 30, 2013, (j) the audited consolidated financial statements of First Allied for the fiscal year ended December 31, 2012 and for the period from August 1, 2011 to December 31, 2011 and the unaudited consolidated financial statements of First Allied for the period ended September 30, 2013, and (k) the audited consolidated financial statements of First Allied Securities, Inc. for the fiscal year ended December 31, 2011.

“ICH Acquisition” shall mean the acquisition by the Borrower of Investors Capital Holdings, Ltd. (“ICH”) pursuant to that certain Agreement and Plan of Merger by and among the Borrower, Zoe Acquisition, LLC and ICH, dated as of October 27, 2013, as amended by that First Amendment to Agreement and Plan of Merger, dated as of February 28, 2014 (as may be further amended, modified or waived in a manner that is not materially adverse to the interests of the Lenders, the “ICH Acquisition Agreement”).

“Immaterial Company” shall mean any Company other than a Material Company. As of the Closing Date, there are no Immaterial Companies/the Immaterial Companies other than those listed on Schedule 1.01(c).

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders or Incremental Revolving Credit Lenders, as the case may be.

“Incremental Facility Amount” shall mean $100,000,000.

“Incremental Revolving Credit Commitment” shall have the meaning assigned to such term in Section 2.24(a).

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding Revolving Loan as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Loans” shall mean Revolving Loans made by one or more Lenders to the Borrower pursuant to their Incremental Revolving Credit Commitments. Incremental Revolving Credit Loans may only be made in the form of additional Revolving Loans.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business)); (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (including all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business)), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the fair market value of such property and (ii) the amount of the Indebtedness so secured, (e) all Guarantees by such Person of obligations of others of the type referred to in clauses (a), (b), (c) or (f) of this defined term, (f) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (g) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock of such Person or any other Person or any warrants, rights or options to acquire such Disqualified Stock, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, in each case, if and to the extent that any of the foregoing indebtedness (other than Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness do not provide that such Person is liable therefor.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial ECF Period” shall mean the two fiscal quarter period of the Borrower ending December 31, 2014.

“Intellectual Property” shall have the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreement” shall mean that certain intercreditor agreement dated as of the Closing Date among the Collateral Agent, the Second Lien Collateral Agent and the Loan Parties, in the form attached hereto as Exhibit J, as such intercreditor agreement may be modified, amended, waived or changed as permitted thereby and hereby.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or twelve months thereafter if, at the time of the relevant Borrowing or conversion or continuation thereof, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan; provided, further, that notwithstanding the foregoing, the Interest Period for any Eurodollar Borrowing made on the Closing Date may end on a date as may be reasonably agreed upon by the Borrower and the Administrative Agent. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” shall mean in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between: (a)  the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and (b)  the applicable LIBO Rate for the shortest period (for which that LIBO Rate is  available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Investment Adviser Company” shall mean each Company registered as an investment adviser pursuant to the Investment Advisers Act.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and other investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, and return of capital, repayment or other amount received in cash by such Person or a Subsidiary of such Person in respect of such Investment.

“IRS” shall mean the United States Internal Revenue Service.

“ISDA Master Agreement” shall mean the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

“Issuing Bank” shall mean, as the context may require, (a) Barclays Bank PLC, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder and (b) any other Revolving Credit Lender that may become an Issuing Bank pursuant to Section 2.23(i), with respect to Letters of Credit issued by such Revolving Credit Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Joint Lead Arrangers” shall mean, collectively, Barclays Bank PLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (it being understood that “Joint Lead Arrangers” shall include Barclays Bank PLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their respective capacities as Joint Bookrunners with respect to the primary syndication of the Credit Facilities).

“J.P. Turner Acquisition” shall mean the acquisition by the Borrower of J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC. (collectively, “J.P. Turner”) pursuant to that certain Membership Interest Purchase Agreement by and among the Borrower, Braves Acquisition, LLC, Timothy W. McAfee, William L. Mello, Dean Vernoia and Clint Gharib, dated as of January 16, 2014 (as may be amended, modified or waived in a manner that is not materially adverse to the interests of the Lenders, the “J.P. Turner Acquisition Agreement”).

“Junior Debt” shall mean (a) Subordinated Indebtedness, (b) any Indebtedness (including, without limitation, Second Lien Loans and other obligations secured by Liens granted pursuant to Section 6.02(z)) that is secured by a Lien on any Collateral that ranks junior to the Lien on such Collateral securing the Obligations and (c) Indebtedness incurred (but not assumed) pursuant to Section 6.01(m) or (u) (or any Indebtedness incurred pursuant to Section 6.01(l) that was originally incurred pursuant to Section 6.01(m) or (u) or any refinancing pursuant to 6.01(l) of any such Indebtedness).

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“L/C Sublimit” shall mean $5,000,000.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a “Lender.” Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.23.

“Leverage Ratio” shall mean, on any date, the ratio of Total Net Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date (or such other date as otherwise specified in this Agreement).

“LIBO Rate” shall mean for any Interest Period as to any Eurodollar Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market to the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Eurodollar Loan for which the LIBO Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i), (ii) or (iii) is below zero, the LIBO Rate will be deemed to be zero.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” shall have the meaning assigned to such term in the definition of “Obligations.” For the avoidance of doubt, Loan Document Obligations shall in no event include any Excluded Swap Obligations.

“Loan Documents” shall mean this Agreement, the Security Documents, the Guarantee Agreements, each Incremental Assumption Agreement, the Intercreditor Agreement, any Customary Intercreditor Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and any other document executed by or on behalf of any of the Loan Parties that is delivered to any of the Secured Parties in connection with the foregoing and expressly designated as a “Loan Document.”

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Revolving Loans, Swing Loans and the Term Loans.

“Luxor Convertible Notes” shall mean the convertible notes of the Borrower issued on the date hereof in an aggregate principal amount of $120,000,000 pursuant to that certain securities purchase agreement, dated as of the date hereof, between the Company and Luxor Capital Group L.P.

“Luxor Convertible Preferred Stock” shall mean the preferred stock of the Borrower issued on the date hereof in an aggregate principal amount of $270,000,000 pursuant to that certain securities purchase agreement, dated as of the date hereof, between the Company and Luxor Capital Group L.P.

“Management Agreement” shall mean that certain Amended and Restated Services Agreement, dated as of February 11, 2014 among the Borrower, RCS Management and RCS Capital Holdings, LLC as amended in accordance with the terms hereof.

“Majority Revolving Credit Lenders” shall mean, at any time, Lenders having Revolving Loans, L/C Exposure and unused Revolving Credit Commitment representing more than 50% of the sum of all Revolving Loans outstanding, L/C Exposure and unused Revolving Credit Commitments at such time; provided that the Revolving Loans, L/C Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Majority Revolving Credit Lenders at any time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean any event, circumstance or condition that has had a materially adverse effect on (a) the business, financial condition or operating results of the Companies, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document or (c) the rights and remedies of the Lenders under any Loan Document.

“Material Company” shall mean, at any date of determination, each Company whose revenues during the most recently ended Test Period were equal to or greater than 3.0% of the consolidated revenues of the Borrower and its Subsidiaries for such period (the “Material Company Individual Threshold”), in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Companies (together with their respective Subsidiaries) that are not Material Companies that constitute in the aggregate revenues during such Test Period equal to or greater than 7.5% of the consolidated revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP (the “Material Company Aggregate Threshold”, and together with the Material Company Individual Threshold, the “Material Company Thresholds”), then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Companies as “Material Companies” such that the Material Company Aggregate Threshold is no longer exceeded; provided that any such Company so designated as a Material Company may again become an Immaterial Company at the end of a subsequent Test Period so long as the Material Company Thresholds are not exceeded at such time; provided further that notwithstanding anything contained herein, Borrower, RCAP Holdings and RCS Management shall always constitute Material Companies.

“Material Contract” shall mean any contract, the loss of which has or would be reasonably likely to result in a Material Adverse Effect.

“Material Indebtedness” shall mean (i) the Second Lien Loans, (ii) the Luxor Convertible Notes and (iii) other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Companies in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Company in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger” shall mean the merger of Merger Sub with and into the Target pursuant to the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of January 16, 2014, among the Borrower, Merger Sub, the Target and the stockholder representatives named therein.

“Merger Sub” shall mean Clifford Acquisition, Inc., a Delaware corporation and wholly owned Subsidiary of Borrower.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(d), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.10.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.10, each in form and substance reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of any Company in respect of such Prepayment Event, as the case may be, less (b) the sum of:

(i)          the amount, if any, of all taxes actually paid or estimated to be payable by any Company in connection with such Prepayment Event,

(ii)         the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by any Company, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii)        the amount of any Indebtedness (other than the Loans and Second Lien Loans or Credit Agreement Refinancing Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv)        in the case of any Asset Sale Prepayment Event or Casualty Event, the amount of any proceeds of such Prepayment Event that any Company has reinvested (or, to the extent notified to the Administrative Agent in a certificate of a Responsible Officer within 20 Business Days of such Asset Sale Prepayment Event or Casualty Event, as the case may be, intends to reinvest within the Reinvestment Period in compliance with Section 6.03, if applicable) in the business of the Borrower and its Subsidiaries, provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period shall be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event occurring on the last day of such Reinvestment Period and be applied to the repayment of Term Loans in accordance with Section 2.13,

(v)         in the case of any Asset Sale Prepayment Event or Casualty Event by a Company that is not wholly-owned by another Company, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not permitted to be distributed to or for the account of a Company, and

(vi)        reasonable and customary fees, premiums, costs and expenses paid by the Companies in connection with any of the foregoing,

in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Expiring Credit Commitment” shall have the meaning assigned to such term in Section 2.27(e).

“Non-Loan Parties” shall mean the Companies that are not Loan Parties.

“Notice of Intent to Cure” shall mean a written notice from one or more then-existing holders of Equity Interests of the Borrower (other than a Company) of their intent to cure the Borrower’s failure to comply with Section 6.07(a) or 6.07(b) delivered to the Administrative Agent in accordance with Section 6.08.

“Notice of Swing Loan Refunding” shall have the meaning assigned to such term in Section 2.27(b).

“Obligations” shall mean (I) (a) the obligation of the Borrower to pay (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) any obligations of the Borrower in respect of any Letter of Credit, including payments when and as due in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower or any other Guarantor to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, and (c) the due and punctual payment and performance of all the obligations of each of the other Loan Parties under or pursuant to this Agreement and each of the other Loan Documents (the obligations under this clause (I), collectively, the “Loan Document Obligations”), (II) the due and punctual payment and performance of all obligations of any Company under any Secured Hedging Agreement (other than, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor), and (III) the due and punctual payment and performance of all obligations of any Company under any Secured Cash Management Agreement. For the avoidance of doubt, Obligations shall in no event include any Excluded Swap Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.09(c).

“Other Net Finance Costs” shall mean, for any period, the following costs (or gains) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (and without duplication of amounts included in Consolidated Interest Expense): amortization of fair value adjustments to borrowings, interest in respect of post-employment scheme liabilities, fair value losses on financial instruments, and any other “net finance cost” appearing on the consolidated financial statements of the Borrower and not otherwise included in the determination for such period of Consolidated Interest Expense, excluding any interest expense in respect of any Indebtedness that is convertible into Qualified Capital Stock of Borrower or cash in lieu thereof, in excess of the cash interest on such Indebtedness.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any Taxes imposed with respect to an assignment by a Lender (other than an assignment made pursuant to Section 2.21) (an “Assignment Tax”) if such Assignment Tax is imposed as a result of any present or former connection between the assignor or assignee and the jurisdiction imposing the Assignment Tax, other than any connection arising from the assignor or assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Parent Holding Company” shall mean any Person (other than a natural person) of which Borrower is a Subsidiary.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pending Acquisition Agreements” shall mean the Hatteras Acquisition Agreement, the ICH Acquisition Agreement, the Summit Acquisition Agreement and the J.P. Turner Acquisition Agreement.

“Pending Acquisitions” shall mean the Hatteras Acquisition, the ICH Acquisition, the Summit Acquisition and the J.P. Turner Acquisition.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.03(h).

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes, bonds or debentures; provided that (a) such Indebtedness shall be secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Loan Document Obligations and shall not be secured by any property or assets of any Company other than the Collateral, (b) such Indebtedness otherwise constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness shall not be guaranteed by any Person other than the Guarantors and (d) the Borrower, the holders of such Indebtedness (or their authorized representative) and the Administrative Agent and/or Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such Obligations shall rank equal in priority to the Liens on the Collateral securing the Loan Document Obligations (but without regard to the control of remedies). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Investments” shall mean:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)          marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(c)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d)          investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(e)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above;

(f)          investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above; and

(g)          other short-term investments utilized by any of the Foreign Companies in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” shall mean Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Edward M. Weil, Jr., Brian S. Block and one or more investment vehicles owned or Controlled by any of the foregoing.

“Permitted Liens” shall mean Liens expressly permitted pursuant to Section 6.02 of this Agreement or expressly permitted by the applicable Security Document.

“Permitted Second Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness shall be secured by the Collateral on a junior basis (including in respect of the control of remedies) with the Loan Document Obligations and any other Obligations that are secured by a first-priority lien on the Collateral in accordance with this Agreement and shall not be secured by any property or assets of the Borrower or its Subsidiaries other than the Collateral, (b) such Indebtedness otherwise constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness shall not be guaranteed by any Person other than the Guarantors and (d) the Borrower, the holders of such Indebtedness (or their authorized representative) and the Administrative Agent and/or Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such Obligations shall rank junior in priority to the Liens on the Collateral securing the Loan Document Obligations (but without regard to the control of remedies). Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” shall mean any unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior, subordinated or senior subordinated unsecured notes or loans; provided that (a) such Indebtedness otherwise constitutes Credit Agreement Refinancing Indebtedness and (b) such Indebtedness shall not be guaranteed by any Person other than the Guarantors. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code, and in respect of which any Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pre-Closing Retained Earnings Amount” shall mean $11,200,000.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or Casualty Event.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” and “Pro Forma Effect” shall mean, for any period, solely for purposes of (x) determining compliance with Section 6.07 and (y) making all pro forma calculations expressly required to be made under this Agreement, such calculations shall give pro forma effect to each issuance, incurrence, assumption or payment of Indebtedness (with any such Indebtedness issued, incurred or assumed being deemed to be amortized over such period in accordance with its terms) that has occurred during such period as if they had occurred on the first day of such period, including, in the case of any acquisition, the Consolidated EBITDA of any entity acquired by the Borrower or any of its Subsidiaries pursuant to an acquisition during such period pursuant to Section 6.03 or 6.04(a) and in the case of any disposition, the Disposed EBITDA of such entity or business so disposed during such period. In making any determination on a “Pro Forma Basis,” Consolidated Interest Expense with respect to any Indebtedness bearing floating interest rates shall be computed as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

“Pro Forma Basis Adjustment Certificate” shall mean any certificate of a Financial Officer of the Borrower delivered pursuant to Sections 5.04(c) and 5.04(i).

“Pro Forma Entity” shall have the meaning assigned to such term in the definition of “Acquired EBITDA.”

“Pro Forma Financial Statements” shall mean a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the four-quarter period ending on the last day of the most recently completed four-fiscal quarter period ending at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of the statement of income).

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Projections” shall mean the projections (including the balance sheet and statements of income and cash flows) of the Borrower and its Subsidiaries on an annual basis from December 31, 2014 to and including the year ended December 31, 2019, including assumptions used in preparing the forecast financial statements.

“Public Equity Offering” shall mean the consummation of the first SEC-registered underwritten public offering of common stock of the Borrower after the Closing Date.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Purchase Date” shall have the meaning assigned to such term in Section 2.27(c).

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“RCAP Holdings” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“RCAP Holdings Notes” shall have the meaning assigned to such term in Section 5.15.

“RCS Companies” shall mean the Borrower, RCS Management, and RCAP Holdings.

“RCS Management” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance consistent with the terms hereof and otherwise reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Loan Parties, (b) the Administrative Agent and (c) each Additional Refinancing Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.29.

“Refinancing Indebtedness” shall have the meaning provided in Section 6.01(l).

“Refinancing Revolving Credit Commitments” shall mean each Class of revolving credit commitments hereunder that results from a Refinancing Amendment.

“Refinancing Revolving Credit Loans” shall mean the Revolving Loans made pursuant to the Refinancing Revolving Credit Commitments.

“Refinancing Term Loan Commitments” shall mean each Class of term loan commitments hereunder that are established to fund Refinancing Term Loans hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a Dollar-for-Dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X (and the interpretations of the SEC thereunder) under the Securities Act.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Net Capital” shall mean, as to each Broker-Dealer, the total amount of regulatory capital as calculated pursuant to SEC Rule 15c 3-1 and the rules and regulations of, and reported to, any applicable Regulatory Supervising Organization, as adjusted pursuant to the rules and regulations of such Regulatory Supervising Organization.

“Regulatory Supervising Organization” shall mean, as applicable, FINRA, the SEC or any governmental or self-regulatory organization, exchange, clearing house or financial regulatory authority of which a Broker-Dealer is a member or to whose rules it is subject.

“Reinvestment Period” shall mean, with respect to any Asset Sale Prepayment Event or Casualty Event, the day which is 365 days after the receipt of Net Cash Proceeds by any Company from such Asset Sale Prepayment Event or Casualty Event.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.13(h).

“Related Documents” shall mean the Second Lien Loan Documents, the indenture governing the Luxor Convertible Notes, the certificate of designation in respect of the Luxor Convertible Preferred Stock and the Merger Agreement.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Indemnified Person” of an Indemnitee shall mean (1) any Controlling person or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling persons or Controlled Affiliates and (3) the respective agents of such Indemnitee or any of its Controlling persons or Controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, Controlling person or such Controlled Affiliate; provided that each reference to a Controlled Affiliate or Controlling person in this sentence pertains to a Controlled Affiliate or Controlling person involved in the negotiation or syndication of this Agreement, the Credit Facilities or any other Loan Document.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, partners, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment.

“Repayment Date” shall have the meaning assigned to such term in Section 2.11(a)(i).

“Repricing Transaction” shall mean (x) any amendment, amendment and restatement or other modification of this Agreement that has the effect of reducing the All-In Yield of any or all of the Term Loans, (y) the voluntary or mandatory prepayment of all or any portion of the Term Loans with the net cash proceeds of issuances, offerings or placement of term loans, or the refinancing substantially concurrently with the incurrence of, or conversion or exchange of Term Loans into or for, term loans that have an All-In Yield lower than the All-In Yield as of the Closing Date for the Term Loans so prepaid or (z) the requirement that a Lender must assign its Term Loans as a result of its failure to consent to an amendment, amendment and restatement or other modification of this Agreement that would have the effect of reducing the All-In Yield then in effect for the Term Loans (but excluding Repricing Transactions made in connection with a Change of Control (other than a Change of Control as a result of a “Delisting Event” (or similar term) under the Luxor Convertible Notes).

“Required Lenders” shall mean, at any time, Lenders having Loans, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Loans, L/C Exposure and unused Revolving Credit Commitments, Term Loan Commitments and outstanding Loans of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of any Company the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.06(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Company (other than dividends or distributions solely in Equity Interests (other than Disqualified Stock) of a RCS Company), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Company’s stockholders, partners or members (or the equivalent Persons thereof).

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. Unless the context shall otherwise require, the term “Revolving Credit Commitments” shall include any Incremental Revolving Credit Commitments or Refinancing Revolving Credit Commitment of any Class or tranche.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure.

“Revolving Credit Extension Request” shall have the meaning assigned to such term in Section 2.28(b).

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean the earlier of (i) April 29, 2017 or (ii) the date that the Revolving Credit Commitments have been terminated.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (ii) of Section 2.01(a). Unless the context otherwise requires, the term “Revolving Loans” shall include any Incremental Revolving Credit Loans.

“S&P” shall mean Standard & Poor’s Financial Services LLC, or any successor thereto.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Lien Administrative Agent” shall mean Bank of America, in its capacity as administrative agent under the Second Lien Documents (or any successor or replacement “Administrative Agent” thereunder).

“Second Lien Collateral Agent” shall mean Bank of America, in its capacity as administrative agent under the Second Lien Documents (or any successor or replacement “Collateral Agent” thereunder).

“Second Lien Credit Agreement” shall mean (i) that certain second lien credit agreement dated as of the date hereof among the RCS Companies, the lenders party thereto, the Second Lien Administrative Agent and the Second Lien Collateral Agent, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement and (ii) to the extent permitted by this Agreement and the Intercreditor Agreement, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, replace, restructure, renew or refinance in whole or in part the Indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent Second Lien Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a Second Lien Credit Agreement hereunder. Any reference to the Second Lien Credit Agreement hereunder shall be deemed a reference to any Second Lien Credit Agreement then in existence.

“Second Lien Documents” shall mean the Second Lien Credit Agreement and the other “loan documents” or any similar term (as defined in the Second Lien Credit Agreement), including each mortgage and other security documents, guaranties and the notes issued thereunder.

“Second Lien Loans” shall mean the principal amount of any Indebtedness under the Second Lien Credit Agreement.

“Second Lien Security Documents” shall mean the “Security Documents” as defined in the Second Lien Credit Agreement.

“Section 5.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 5.04(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 5.04(c).

“Secured Cash Management Agreement” shall mean any agreement relating to Cash Management Services that is entered into by and between any Company and a Cash Management Bank, including those in effect on the Closing Date.

“Secured Hedging Agreement” shall mean a Hedging Agreement with any Company that (i) is in effect on the Closing Date with a counterparty that is an Agent or a Lender or an Affiliate of an Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is an Agent or a Lender or an Affiliate of an Agent or a Lender at the time such Hedging Agreement is entered into. For the avoidance of doubt, Secured Hedging Agreement shall with respect any Guarantor in no event include any Excluded Swap Obligations of such Guarantor.

“Secured Leverage Ratio” shall mean, on any date, the ratio of Secured Net Debt on such date to Consolidated EBITDA for the Test Period most recently ended on or prior to such date (or such other date as otherwise specified in this Agreement).

“Secured Net Debt” shall mean, at any date of determination, (a) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries at such time of the type described in clauses (a), (b), (e) (to the extent such Guarantee relates to Indebtedness of the type referred to in clause (a), (b) or (f) of the definition of “Indebtedness”) and (f) of the definition of “Indebtedness” and secured by Liens on the Collateral minus (b) an amount not to exceed $50,000,000 of Unrestricted Cash held by the Borrower and the Subsidiary Guarantors on such date.

“Secured Parties” shall have the meaning assigned to such term in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Companies on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”

“Solvent” shall mean as of any date (a) the fair value of the assets of the Companies, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise as of such date; (b) the present fair saleable value of the property of the Companies as of such date, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured as of such date; (c) the Companies, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured as of such date; and (d) the Companies, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Equity Contribution” shall have the meaning assigned to such term in Section 6.08(a).

“Specified Representations” shall mean those representations and warranties set forth in Sections 3.01 (with respect to the Loan Parties), 3.02(a) (with respect to the Loan Documents), 3.02(b)(i), 3.02(c), 3.03 (with respect to the Loan Documents), 3.09(c), 3.09(d), 3.10, 3.11, 3.12 (only as to the second sentence of such Section), 3.18, 3.19 and 3.22 (solely with respect to the Security Documents delivered on the Closing Date and collateral the security interest in which can be perfected by the filing of a UCC financing statement, intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office on by the delivery of stock certificates). References to “Material Adverse Effect” as they relate to the Target and its Subsidiaries shall be deemed to be “Company Material Adverse Effect” (as defined in the Merger Agreement as in effect on January 16, 2014).

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Statutory Reserves” shall mean to the extent applicable to a Lender with respect to any Loan a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” shall mean Indebtedness of any Loan Party that is by its terms expressly subordinated in right of payment to the obligations of such Loan Party under this Agreement and the Guarantee Agreement, as applicable.

“Subordinated Loan Documents” shall mean each of the agreements, documents and instruments providing for or evidencing any Subordinated Indebtedness permitted to be issued or incurred under Section 6.01, as amended, supplemented or otherwise modified in accordance with Section 6.06.

“Subsidiary” or “subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary of Borrower listed on Schedule 3.08 that is identified as a “Guarantor” (and is not an Excluded Company) and each other Subsidiary of the Borrower that is or becomes a party to the Guarantee Agreement.

“Summit Acquisition” shall mean the acquisition by the Borrower of Summit Financial Services Group, Inc. (“Summit”) pursuant to that certain Agreement and Plan of Merger by and among the Borrower, Dolphin Acquisition, LLC and Summit, dated as of November 16, 2013, as amended by that First Amendment to Agreement and Plan of Merger, dated as of March 17, 2014 (as may be further amended, modified or waived in a manner that is not materially adverse to the interests of the Lenders, the “Summit Acquisition Agreement”).

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” shall mean, with respect to any person, any obligation to pay or per-form under any Swap.

“Swing Line Commitment” shall mean $3,000,000.

“Swing Line Facility” shall mean the credit facility established under Section 2.27 pursuant to the Swing Line Commitment of the Swing Line Lender.

“Swing Line Lender” shall mean Barclays Bank PLC, or any replacement or successor thereto.

“Swing Line Note” shall mean a promissory note substantially in the form of Exhibit E-2 hereto.

“Swing Loan” shall mean any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.27.

“Swing Loan Maturity Date” shall mean, with respect to any Swing Loan, the date that is five (5) Business Days prior to the Revolving Credit Maturity Date applicable to the applicable Class of Revolving Credit Commitments.

“Swing Loan Participation” shall have the meaning assigned to such term in Section 2.27(c).

“Swing Loan Participation Amount” shall have the meaning assigned to such term in Section 2.27(c).

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Company is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than any Company of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of any Company (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Target” shall mean Cetera Financial Holdings, Inc.

“Target Representations” shall mean the representations and warranties made by or with respect to the Target in the Merger Agreement that are material to the interests of the Lenders (but only to the extent that the breach of such representations and warranties would permit the Borrower not to close the Merger or to terminate the Merger Agreement).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, assessments, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Loan Commitments. The initial aggregate principal amount of all Term Loan Commitments is $575,000,000.

“Term Loan Extension Request” shall have the meaning assigned to such term in Section 2.28(a).

“Term Loan Maturity Date” shall mean April 29, 2019.

“Term Loan Repayment Dates” shall mean the Repayment Dates and the Incremental Term Loan Repayment Dates.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to clause (i) of Section 2.01(a). Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans or a Refinancing Term Loan, as applicable.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which the financial statements and certificates required by Section 5.04 shall have been required to be delivered to the Administrative Agent (or, before the first delivery of financial statements, the most recent period of four fiscal quarters at the end of which financial statements are available).

“Total Net Debt” shall mean, at any date of determination, (a) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries at such time of the type described in clauses (a), (b), (e) (to the extent such Guarantee relates to Indebtedness of the type referred to in clause (a), (b) or (f) of the definition of “Indebtedness”) and (f) of the definition of “Indebtedness,” minus (b) an amount up to $50,000,000 of Unrestricted Cash held by the Borrower and the Subsidiary Guarantors on such date.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $25,000,000.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by any RCS Company or any of their respective Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents, the Second Lien Loan Documents, the Equity/Debt Contribution and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder; (b) the entry into the Second Lien Loan Documents and the making of the Second Lien Loans on the Closing Date; (c) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Debt; (d) the Equity/Debt Contribution; (e) the Merger; and (f) the payment of the Transaction Expenses.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.02(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, (b) with respect to the Issuing Bank, the aggregate amount, if any, of participations in respect of any outstanding L/C Disbursement that shall not have been funded by the Revolving Credit Lenders in accordance with Sections 2.23(d) and 2.02(f) and (c) with respect to the Swing Line Lender, the aggregate amount, if any, of participations in respect of any outstanding Swing Loan that shall not have been funded by the Revolving Credit Lenders in accordance with Section 2.27(c).

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.20(e)(i)(C).

“Unrestricted Cash” shall mean, at any time, the aggregate amount of cash and Permitted Investments held in accounts of the Borrower and the Subsidiary Guarantors (and, for purposes of Section 3.29 only, all Loan Parties), to the extent that the use of such cash or Permitted Investments for application to the payment of the Obligations is not prohibited by law or any contract or other agreement and such cash and Permitted Investments are free and clear of all Liens (other than Liens in favor of the Collateral Agent in its capacity as such under the Loan Documents (and, to the extent such Liens are also in favor of the Collateral Agent in its capacity as such and subject to the Intercreditor Agreement (in the case of Liens in favor of the Second Lien Collateral Agent) or a Customary Intercreditor Agreement (in the case of any Credit Agreement Refinancing Indebtedness), Liens in favor of the Second Lien Collateral Agent and the collateral agent under any Credit Agreement Refinancing Indebtedness, in each case in their respective capacities as such) and Liens permitted under Section 6.02(o)).

“Upfront Fees” shall have the meaning assigned to such term in Section 2.05(d).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Lender” shall mean any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“wholly owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ and foreign national qualifying shares) or other ownership interests representing 100% of the outstanding Equity Interests are, at the time any determination is being made, owned or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, shall mean the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Differential” shall have the meaning assigned to such term in Section 2.24(b).

SECTION 1.02         Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of such Loan Document and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that (i) for purposes of determining the outstanding amount of any Indebtedness, (A) any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by the Financial Accounting Standards Board Accounting Standards Codification 825-10-25, and any statements replacing, modifying or superseding such guidance) shall be disregarded and such determination shall be made as if such election had not been made and (B) any original issue discount with respect to such Indebtedness shall not be deducted in determining the outstanding amount of such Indebtedness, and (ii) if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition, or provisions relating to Excess Cash Flow, to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant or provisions relating to Excess Cash Flow (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition, or provisions relating to Excess Cash Flow, for such purpose), then the Borrower’s compliance with such covenant or provisions relating to Excess Cash Flow shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03         Pro Forma Calculations. All pro forma calculations permitted or required to be made by any Company pursuant to this Agreement shall be made on a Pro Forma Basis. To the extent that any provision of this Agreement requires or tests compliance with (or with respect to) the covenants set forth in Section 6.07 on a Pro Forma Basis (i) prior to the date that such covenants are first tested under Section 6.07, such provision shall be deemed to refer to the first covenant level set forth in Section 6.07 and (ii) prior to the initial date upon which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and Section 5.04(c) are required to be delivered, compliance shall be calculated on a Pro Forma Basis as of the period of four consecutive fiscal quarters ending December 31, 2013.

SECTION 1.04         Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

SECTION 1.05         Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

(a)          Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (i) to make a Term Loan to the Borrower on the Closing Date in a principal amount equal to its Term Loan Commitment and (ii) to make Revolving Loans to the Borrower from time to time on or after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits set forth in clause (ii) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b)          Each Lender having a Refinancing Term Loan Commitment, Refinancing Revolving Credit Commitment, Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Assumption Agreement or Refinancing Amendment, to make Incremental Term Loans, Incremental Revolving Credit Loans, Refinancing Revolving Credit Loans or Refinancing Term Loans, as applicable, to the Borrower, in an aggregate principal amount equal to its Refinancing Term Loan Commitment, Refinancing Revolving Credit Commitment, Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable. Amounts paid or prepaid in respect of Incremental Term Loans or Refinancing Term Loans may not be reborrowed.

SECTION 2.02 Loans.

(a)          (i) Each Term Loan shall be made in Dollars as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their applicable Commitments and (ii) each Revolving Loan, at the option of the Borrower, shall be made, incurred and maintained as, or Converted into, Revolving Loans that are ABR Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Revolving Loans (i) made as part of the same Revolving Credit Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Credit Exposure of any Lender plus the principal amount of Swing Loans of any Lender would exceed such Lender’s Revolving Credit Exposure, (B) the Aggregate Revolving Credit Exposure plus the principal amount of Swing Loans would exceed the Total Revolving Credit Commitment or (C) the Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.23; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $2,000,000 (except, with respect to any Incremental Term Borrowing, to the extent otherwise provided in the related Incremental Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.

(b)          Subject to Sections 2.02(f), 2.08 and 2.15 each Borrowing shall be comprised entirely of the same Type or as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)          Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)          Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand (but without duplication) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing that is a Eurodollar Loan if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f)          If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan (except for purposes of Section 6.07) and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03 Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f) as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request in writing (i) in the case of each Borrowing of a Eurodollar Loan, prior to 12:00 noon (New York City time) at least three (3) Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of an ABR Loan (other than a Swing Loan), prior to 12:00 noon (New York City time) at least one (1) Business Day prior to the date of such Borrowing and (iii) in the case of any Borrowing under the Swing Line Facility, prior to 1:00 p.m. (New York City time) on the proposed date of such Borrowing. Each such Borrowing Request shall specify the following information: (i) the Type of Loans such Borrowing will consist of (provided that the Interest Period for any Eurodollar Borrowing of Term Loans made on the Closing Date may end on a date as may be reasonably agreed upon by the Borrower and the Administrative Agent); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02 and if such Borrowing is to be a Swing Loan, the Swing Loan Maturity Date (which shall be less than 30 days after the date of such Borrowing but at least five (5) Business Days after the date of such Borrowing); and (vi) the aggregate principal amount of the Loans to be made pursuant to such Borrowing. If no election as to the Type of Borrowing is specified in any such Borrowing Request, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such Borrowing Request, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a)          The Borrower hereby unconditionally agrees to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)          The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)          Any Lender may request that Loans made by it hereunder be evidenced by a promissory note substantially in the form of Exhibit D, Exhibit E-1 or Exhibit E-2, as applicable. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05 Fees.

(a)          The Borrower agrees to pay to each Lender (which is not a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 0.50% per annum on the daily unused amount of the Revolving Credit Commitment of such Lender (with such Lender’s Pro Rata Percentage of all Swing Loans being deemed unutilized for this purpose) during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

(b)          The Borrower agrees to pay to the Administrative Agent the fees at the times and in the amounts as set forth in any fee agreements with the Administrative Agent (“Administrative Agent Fees”).

(c)          The Borrower agrees to pay (i) to each Revolving Credit Lender (which is not a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06(b) and (ii) to the Issuing Bank with respect to each Letter of Credit, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments are terminated, a fronting fee which shall accrue at a rate equal to 0.25% per annum on the average daily amount of the L/C Exposure applicable to such Letter of Credit (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the date such Letter of Credit is issued to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any L/C Exposure with respect to such Letter of Credit, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (collectively, the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)          The Borrower agrees to pay to the Administrative Agent, (i) for the account of each Term Lender, an upfront fee (which may be reflected as original issue discount) equal to 1.0% of the aggregate amount of the Term Loans made on the Closing Date and (ii) for the account of each Revolving Credit Lender, an upfront fee equal to 1.0% of the aggregate amount of its Commitment on the Closing Date (collectively, the “Upfront Fees”). All Upfront Fees shall be payable in full on the Closing Date.

(e)          All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances, absent manifest error in the calculation of such Fees.

SECTION 2.06 Interest on Loans.

(a)          Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Loans) at all times, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)          Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)          Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(d)          The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate equal to the Alternate Base Rate plus the Applicable Margin for ABR Loans in effect from time to time. Interest in respect of any Swing Loan shall be payable on each Interest Payment Date.

SECTION 2.07 Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise or any Event of Default shall occur and be continuing under Section 7.01(g) or (h), then, until such defaulted amount shall have been paid in full, all overdue amounts shall bear interest (after as well as before judgment), payable on demand, (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days at all times) equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00% per annum.

SECTION 2.08 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)          the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower that requests the conversion of any Revolving Credit Borrowing to, or continuation of any Revolving Credit Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Credit Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.09 Termination and Reduction of Commitments.

(a)          The Term Loan Commitments (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Assumption Agreement) shall automatically terminate upon the making of the Term Loans on the Closing Date; provided that (w) if the ICH Acquisition is abandoned or terminated prior to the Closing Date, the Term Loan Commitments shall be automatically and without further action reduced by an aggregate principal amount of $15,000,000, (x) if the Hatteras Acquisition is abandoned or terminated prior to the Closing Date, the Term Loan Commitments shall be automatically and without further action reduced by an aggregate principal amount of $31,000,000 and (y) if the Summit Acquisition is abandoned or terminated prior to the Closing Date, the Term Loan Commitments shall be automatically and without further action reduced by an aggregate principal amount of $34,000,000; provided further that if any of clause (w), (x) or (y) shall apply, if both of the Joint Lead Arrangers shall agree in their sole discretion, the Borrower may propose alternative acquisitions or sources of Consolidated EBITDA to replace the Pending Acquisition which is not to occur, and both the Joint Lead Arrangers, in their sole discretion, may determine not to so reduce the Term Loan Commitments if they are satisfied (in their sole discretion) with such alternatives (it being understood and agreed that the Joint Lead Arrangers shall not be required to (A) agree to any such alternative sources of Consolidated EBITDA or (B) agree to not so reduce the Term Loan Commitments). The Revolving Credit Commitments shall automatically terminate on the Revolving Credit Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date 30 days prior to the Revolving Credit Maturity Date.

(b)          Upon at least three Business Days’ prior written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time. Each notice delivered by the Borrower pursuant to this Section 2.09(b) shall be irrevocable; provided that a notice of termination or reduction of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or Equity Interests or the consummation of a Change of Control, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)          Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay (or cause to be paid) to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10 Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 noon, New York City time, three Business Days prior to the day of a proposed conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 noon, New York City time, three Business Days prior to conversion or continuation, to Convert all or a portion of the outstanding principal amount of Borrowings of one Type made to it into a Borrowing or Borrowings of another Type that can be made to it pursuant to this Agreement or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 12:00 noon, New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)          each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)         if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii)        each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv)        if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay (or cause to be paid), upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v)         any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi)        any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii)       no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

(viii)      upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each Borrowing Request pursuant to this Section 2.10 shall be in writing and irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such Borrowing Request with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any Borrowing Request given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower or any applicable Borrower shall not have given a Borrowing Request in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), be made or continued as the same Type of Loan, which if a Eurodollar Loan, shall have a one-month Interest Period.

SECTION 2.11 Repayment of Term Borrowings.

(a)          (i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the last Business Day of each March, June, September and December prior to the Term Loan Maturity Date beginning on September 30, 2014, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), equal quarterly installments of principal equal to (i) in the first year after the Closing Date, 1.25%, (ii) in the second and third years after the Closing Date, 2.5% and (iii) in the fourth and fifth years after the Closing Date, 3.75%, in each case, of the original principal amount of the Term Loans other than Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(g), 2.24(c) and 2.25(c)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(iv)        The Borrower shall pay to the Administrative Agent, for the account of the Incremental Term Lenders, on each Incremental Term Loan Repayment Date, the principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(h)) equal to the amount set forth for such date in the applicable Incremental Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(v)         In the event any Extended Term Loans are made, such Extended Term Loans shall be repaid by the Borrower in the amounts and on the dates set forth in the Additional Credit Extension Amendment with respect thereto and on the applicable maturity date thereof.

(b)          In the event and on each occasion that the Term Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Repayment Date with regard to such Term Loan shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination, except as otherwise provided herein.

(c)          To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the Term Loan Maturity Date and the Incremental Term Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d)          All repayments pursuant to this Section 2.11 shall be subject to Sections 2.11(e) and 2.16, but shall otherwise be without premium or penalty.

(e)          Notwithstanding any provision to the contrary herein, in the event that, on or prior to the second anniversary of the Closing Date, the Borrower (x) makes any prepayment, exchange or conversion of Term Loans in connection with any Repricing Transaction pursuant to Section 2.12 or 2.13 or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Term Lender (other than, for the avoidance of doubt, any new Lender that, pursuant to Section 2.21(a), is replacing a Lender that is refusing to consent to an amendment, waiver or other modification with respect to a Repricing Transaction), (I) in the case of clause (x), a prepayment premium of (A) if such Repricing Transaction occurs prior to the first anniversary of the Closing Date, 2.00% and (B) if such Repricing Transaction occurs on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 1.00%, in each case, of the amount of the Term Loans being prepaid, exchanged or converted and (II) in the case of clause (y), a payment equal to (A) if such Repricing Transaction occurs prior to the first anniversary of the Closing Date, 2.00% and (B) if such Repricing Transaction occurs on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 1.00%, in each case, of the aggregate amount of the Term Loans outstanding immediately prior to such amendment that are the subject of such Repricing Transaction. Such fees shall be earned, due and payable upon the date of such prepayment, repayment or the effectiveness of such Repricing Transaction, as the case may be.

SECTION 2.12 Voluntary Prepayment.

(a)          Subject to Section 2.11(e), the Borrower shall have the right at any time and from time to time to prepay (or cause to be prepaid) any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice in the case of Eurodollar Loans, or upon at least one Business Day’s prior written or fax notice in the case of ABR Loans, to the Administrative Agent before 12:00 noon, New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (ii) at the applicable Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 2.12(a), such prepayment shall not, so long as no Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.

(b)          Voluntary prepayments of Term Loans of any Class shall be applied as directed by the Borrower in the notice described in clause (a) above (and absent such direction, pro rata among Classes in direct order of maturity).

(c)          Each notice of prepayment shall be substantially in the form of Exhibit K to this Agreement (or such other form as agreed to by the Administrative Agent) and shall specify the prepayment date, the principal amount of each Borrowing (or portion thereof) to be prepaid and application of the prepayment to the remaining scheduled amortization payments and may be revoked or extended (provided that the provisions of Section 2.16 shall apply with respect to any such revocation or extension). All prepayments under this Section 2.12 shall be subject to Sections 2.11(e) and 2.16, but otherwise without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13 Mandatory Prepayments.

(a)          In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay (or cause to be repaid or prepaid) all of its outstanding Revolving Credit Borrowings and replace or cause to be canceled (or make other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings and, after the Revolving Credit Borrowings shall have been repaid or prepaid in full, Cash Collateralize or provide a backstop letter of credit with respect to such excess.

(b)          Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) of any property or asset of any Company (including the sale, transfer or other disposition of Equity Interests of any such Company), other than Asset Sales permitted by clauses (ii) through (vii) of Section 6.04(b), the Borrower shall apply or cause to be applied 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(g).

(c)          Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Casualty Event in respect of property with a fair market value immediately prior to such event equal to or greater than $2,500,000, the Borrower shall apply (or cause to be applied) 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(g).

(d)          No later than 100 days after the end of each Excess Cash Flow Period, the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(h) in an aggregate principal amount equal to (x) 50% of Excess Cash Flow for the Excess Cash Flow Period then ended minus (y) to the extent not deducted in the calculation of Excess Cash Flow, voluntary prepayments of Term Loans and Revolving Loans in each case under Section 2.12 during such Excess Cash Flow Period (or, with respect to Term Loans, after the end of such Excess Cash Flow Period and prior to the date of such payment, so long as such Term Loans so prepaid after the end of such Excess Cash Flow Period do not again operate to reduce the amount of the prepayment required by this Section 2.13(d) in respect of a future Excess Cash Flow Period), but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness; provided that the percentage set forth in clause (x) above shall be (A) 25%, if the First Lien Leverage Ratio is less than 1.25:1.00 as of the last day of such Excess Cash Flow Period and (B) 0%, if the First Lien Leverage Ratio is less than 1.00:1.00 as of the last day of such Excess Cash Flow Period.

(e)          Subject to Section 2.11(e), not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Debt Incurrence Prepayment Event, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(g).

(f)          In the event that any of the Pending Acquisitions is abandoned or terminated, the Borrower shall, no later than the third Business Day following such abandonment or termination, repay or prepay outstanding Term Loans in accordance with Section 2.13(g), which repayment or prepayment shall not be funded with the proceeds of Revolving Credit Borrowings, an amount equal to (x) $15,000,000 if the ICH Acquisition is abandoned or terminated, (y) $31,000,000 if the Hatteras Acquisition is abandoned or terminated and (z) $34,000,000 if the Summit Acquisition is abandoned or terminated.

(g)          Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata between the Term Loans and the Other Term Loans and applied in the direct order of maturity against the next eight scheduled installments of principal due in respect of the Term Loans and the Other Term Loans under Sections 2.11(a)(i) and (ii) and thereafter pro rata to the remaining scheduled amortization payments and the payment on the Term Loan Maturity Date.

(h)          The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least two Business Days’ prior written notice of such prepayment. Each notice of prepayment shall be substantially in the form of Exhibit K to this Agreement (or such other form as agreed to by the Administrative Agent) and shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. Following receipt of such certificate, the Administrative Agent will promptly notify each Lender holding Term Loans of the contents thereof and of such Lender’s pro rata share of the prepayment. Each Term Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment other than any such mandatory prepayment with respect to a mandatory prepayment pursuant to clause (e) or (f) above (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to this Section 2.13 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining thereafter shall be retained by the Borrower and may be used for other purposes not prohibited under this Agreement, including repayment of the Second Lien Loans to the extent required under the Second Lien Credit Agreement.

(i)          Notwithstanding any other provisions of this Section 2.13, so long as no Default or Event of Default shall have occurred or be continuing, if any prepayment would otherwise be required to be made pursuant to clause (b), (c) or (d) of this Section 2.13, (A) if the aggregate amount required by such clause to be applied to prepay Loans on such date is less than or equal to $1,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (b), (c) or (d) of this Section 2.13 to be applied to prepay Loans exceeds $1,000,000 and (B) solely as it relates to the portion of such Net Cash Proceeds or Excess Cash Flow generated by Foreign Companies, so long as (x) the applicable local law will not permit repatriation of such Net Cash Proceeds or Excess Cash Flow to the United States or (y) material adverse tax cost consequences to the Companies would result from such repatriation, such Net Cash Proceeds or Excess Cash Flow of such Foreign Companies so affected shall not be required to be included in the mandatory prepayments referred to in such clause (b), (c) or (d).

SECTION 2.14 Reserve Requirements; Change in Circumstances.

(a)          Notwithstanding any other provision of this Agreement, if any Change in Law (i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), (ii) shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (other than Taxes) or (iii) shall subject any Lender or Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loans made by it or any Letter of Credit or participation therein, or change the basis of taxation of payment to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.20 or any Excluded Taxes), and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender or any Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender or the Issuing Bank to be material, then from time to time as specified in clause (c) below, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)          If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time as specified in clause (c) below, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)          A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts (and the basis thereof) necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)          Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.14(d) shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(e)          In the event any Lender or Issuing Bank seeks compensation pursuant to this Section 2.14 that it would not have otherwise been entitled to seek except pursuant to the operation of the proviso in the definition of “Change in Law,” such Lender or Issuing Bank shall provide a certificate to the Borrower that it is generally also seeking such compensation from similarly situated borrowers under syndicated loan facilities similar to the facilities set forth herein.

SECTION 2.15 Change in Legality.

(a)          Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)          such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn (and each Lender shall promptly withdraw such declaration when such Lender determines that the circumstances giving rise thereto no longer exist); and

(ii)         such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (a)(i) or (a)(ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)          For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16 Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period (in each case, excluding the impact of the proviso to the definition of Adjusted LIBO Rate). A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 (and setting forth in reasonable detail the calculations thereof and the basis therefor) shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17 Pro Rata Treatment. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing (except pursuant to a Discounted Prepayment Offer in accordance with the terms hereof or as expressly provided in Section 2.25), each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the applicable Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans); it being acknowledged that this Section 2.17 shall not apply to any payment obtained by any Lender as consideration for the assignment or participation in any Loan to any assignee or participant in accordance with this Agreement. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower (including a Discounted Prepayment Offer payment made by the Borrower pursuant to Section 2.25) pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates and (iii) no amounts set off with respect to any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19 Payments.

(a)          The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the Issuing Bank) shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at its offices as notified to the Borrower from time to time. The Administrative Agent shall promptly distribute to each applicable Lender its applicable share of any payments received by the Administrative Agent on behalf of such Lender.

(b)          Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20 Taxes.

(a)          Except to the extent required by applicable law (as determined in good faith by the applicable withholding agent), any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes. If the Administrative Agent, any Loan Party or any other applicable withholding agent is required by law to deduct any Taxes from or in respect of any sum paid or payable by any Loan Party under any Loan Document, then the applicable withholding agent shall make such deduction and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If any such Taxes are Indemnified Taxes or Other Taxes, then the sum payable shall be increased as necessary so that after all such required deductions of Indemnified Taxes or Other Taxes have been made (including deductions applicable to additional sums payable under this Section 2.20), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b)          In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document, and any Other Taxes paid or payable by the Administrative Agent or such Lender (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and the calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement or under any other Loan Document shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required in this Section 2.20(e)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Without limiting the generality of the foregoing:

(i)          each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a party to this Agreement, whichever of the following is applicable:

(A)         Two (2) duly completed, executed, original copies of IRS Form W-8BEN (or successor forms) establishing eligibility for benefits of an income tax treaty to which the United States is a party,

(B)         Two (2) duly completed, executed, original copies of IRS Form W-8ECI (or successor forms),

(C)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two (2) duly completed, executed, original copies of IRS Form W-8BEN (or successor forms), and (y) a certificate substantially in the form of Exhibit I (a “United States Tax Compliance Certificate”) certifying that such Foreign Lender is not (A) a “bank” as such term is used in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, and that no payments in connection with any Loan Document are effectively connected with such Foreign Lender’s conduct of a United States trade or business.

(D)         to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two (2) duly completed, executed, original copies of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.20(e) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partners), or

(E)         two (2) duly completed, executed, original copies of any other form prescribed by applicable U.S. federal income tax laws (including the regulations thereunder) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(ii)         each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such U.S. Lender becomes a party to this Agreement, two (2) duly completed, executed, original copies of IRS Form W-9 (or successor forms) certifying that such U.S. Lender is not subject to U.S. federal backup withholding.

(iii)        If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 2.20(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f)          If the Administrative Agent or any Lender determines, in its good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified or received additional amounts pursuant to this Section 2.20, it shall pay over such refund to the relevant Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent or such Lender (including any Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest, additions to tax or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.20(f) shall not be construed to require the Administrative Agent or any Lender to take any action to obtain any refund that would be, in the sole and reasonable judgment of the Administrative Agent or any Lender, legally or commercially or otherwise disadvantageous to a Lender in any material respect or to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person. Any resulting refund shall be governed by Section 2.20(f).

(g)          If any Loan Party determines in good faith that a reasonable basis exists for contesting an Indemnified Tax or Other Tax with respect to which such Loan Party has paid an additional amount or an indemnity payment under this Section 2.20, the relevant Lender or Administrative Agent, as applicable, shall cooperate with such Loan Party (but shall have no obligation to disclose any information that it deems confidential) in challenging such Indemnified Tax or Other Tax at such Loan Party’s sole expense, unless in the reasonable judgment of such Lender or the Administrative Agent, such cooperation shall subject such Lender or the Administrative Agent to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to such Lender or the Administrative Agent (it being understood and agreed that none of the Administrative Agent, any Lender or any Loan Party shall have any obligation to contest, or any responsibility for contesting, any Tax). Any resulting refund shall be governed by Section 2.20(f).

(h)          For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.20 (including any related definitions), include any Issuing Bank or any Swing Line Lender.

SECTION 2.21 Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a)          In the event:

(i)          any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14,

(ii)         any Lender or the Issuing Bank delivers a notice described in Section 2.15,

(iii)        any Loan Party is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20,

(iv)        any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, or

(v)         any Revolving Credit Lender that becomes a Defaulting Lender.

then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (x) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank), which consents shall not unreasonably be withheld, conditioned or delayed, (y) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16) and (z) if such assignment is in connection with a Lender that refuses to consent to an amendment, waiver or other modification with respect to a Repricing Transaction, the Borrower shall pay to such Lender the premium or fee (if any) set forth in Section 2.11(e) on or prior to the date of the consummation of such assignment; provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and the Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or the Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b)          If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) any Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden reasonably deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22  [Reserved].

SECTION 2.23 Letters of Credit.

(a)          General. The Borrower may request the issuance of a Letter of Credit denominated in Dollars for its own account or for the account of any Subsidiary (in which case the Borrower and such Subsidiary shall be co-applicants with respect to such Letter of Credit), in form and substance reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect as set forth in Section 2.09(a) in an aggregate amount not to exceed the L/C Sublimit; provided that with respect to Letters of Credit issued for the account of Subsidiaries that are not Loan Parties, each such Subsidiary shall contemporaneously enter into a reimbursement agreement with the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Subsidiary shall agree to reimburse the Borrower for any reimbursement obligations incurred by the Borrower as a result of a drawing under such Letter of Credit by the time the Borrower is required to reimburse the Issuing Bank as a result of a drawing under such Letter of Credit. This Section 2.23 shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Section 2.23 or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by (i) reallocating all or any part of such Defaulting Lenders’ participation in Letters of Credit among the Non-Defaulting Lenders in accordance with Section 2.23(j) and/or (ii) Cash Collateralizing such Defaulting Lenders’ Pro Rata Percentage of each L/C Disbursement in accordance with Section 2.23(k).

(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver, fax or transmit by electronic communication (if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank and the Administrative Agent prior to 12:00 noon, New York City time, at least five (5) Business Days (or such shorter period as may be acceptable to the relevant Issuing Bank) prior to the proposed date of issuance, amendment, renewal or extension (which shall be a Business Day), a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended in a form reasonably acceptable to the Issuing Bank in its sole discretion. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed the L/C Sublimit and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment; provided that if at any time following such issuance, amendment, renewal or extension, the Borrower or the issuance, amendment, renewal or extension of a Letter of Credit would cause the L/C Exposure or Aggregate Revolving Credit Exposure to exceed the amounts set forth in clauses (i) and (ii) above, respectively, then (x) within two Business Days of notice thereof from the Administrative Agent, or (y) if any Event of Default has occurred and is continuing, in each case, the Borrower shall immediately (A) make the necessary payments or repayments to reduce the applicable Obligations to an amount necessary to eliminate such excess or (B) Cash Collateralize Letters of Credit in accordance with Section 2.23(k) to the extent necessary to eliminate such excess.

(c)          Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date, provided that any Letter of Credit may extend beyond such date with the consent of the Issuing Bank to the extent such Letter of Credit is Cash Collateralized or back-stopped in accordance with the procedures set forth in Section 2.23(k)) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)          Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit and delivers notice to the Borrower of such L/C Disbursement by 10:00 a.m., New York City time, on any Business Day, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement in the same currency as the L/C Disbursement on the immediately following Business Day.

(f)          Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i)          any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)         any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)        the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)        any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)         payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi)        any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.23, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law). It is further understood and agreed that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Bank.

(g)          Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall, as promptly as possible, give written (including electronic) notification, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h)          Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum then applicable to ABR Revolving Loans.

(i)          Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender with the consent of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld, conditioned or delayed) that shall agree to serve as the successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j)          Reallocation of Participations to Reduce Fronting Exposure. All or any part of any Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the Aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If the reallocation described in this Section 2.23(j) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.23(k).

(k)          Cash Collateralization. (i) Defaulting Lenders. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(j) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii)         Event of Default. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, Cash Collateralize the L/C Exposure in an amount in cash equal to 103% of the L/C Exposure as of such date; provided that the obligation to Cash Collateralize will become effective immediately, and such Cash Collateral will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in Section 7.01(g) or (h).

(iii)        Grant of Security Interest. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Borrower’s obligation to reimburse the Administrative Agent pursuant to Section 2.23(e) and/or the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, in each case to be applied pursuant to clause (iv) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount or the amount required pursuant to clause (ii) above, as applicable, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(iv)        Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.23 in respect of Letters of Credit shall be applied (x) to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit for which the Cash Collateral was so provided and (y) as set forth in clause (ii) above in connection with an Event of Default, in each case, prior to any other application of such property as may otherwise be provided for herein. Other than any interest earned on the investment of Cash Collateral in Permitted Investments, which investments shall be made at the option and sole discretion of the Administrative Agent, Cash Collateral deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Such deposits shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed and (ii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations.

(v)         Termination of Requirement. If the Borrower is required to provide Cash Collateral hereunder as a result of a Defaulting Lender, Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.23(k) following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that the Borrower and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided, further, that such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents. If the Borrower is required to provide Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.24 Incremental Term Loans and Incremental Revolving Credit Commitments.

(a)          The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments or an increase in the aggregate amount of the Revolving Credit Commitments (each such increase, an “Incremental Revolving Credit Commitment”), as applicable, in an aggregate amount for all such Incremental Term Loan Commitments and Incremental Revolving Credit Commitments not to exceed the Incremental Facility Amount, from one or more Incremental Term Lenders and/or Incremental Revolving Credit Lenders, all of which must be Eligible Assignees. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000 or such lesser amount equal to the amount remaining under the Incremental Facility Amount), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments are requested to become effective (which shall not be earlier than 5 Business Days (or such later date as may be acceptable to the Administrative Agent) from the date of such notice) and (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are commitments to make additional Term Loans (“Additional Term Loans”) or commitments to make term loans with terms different from the Term Loans (“Other Term Loans” and, together with Additional Term Loans, “Incremental Term Loans”).

(b)          Each Person that provides (i) any Incremental Term Loan Commitments (other than a Person that is a Lender, an Affiliate of a Lender or a Related Fund of a Lender) shall be approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) prior to such Incremental Term Loan Commitments becoming effective and (ii) any Incremental Revolving Credit Commitment shall be approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) and the Issuing Bank and the Swing Line Lender (in each case, such approval not to be unreasonably withheld, conditioned or delayed), in all cases prior to such Incremental Revolving Credit Commitments becoming effective; provided that in no event will (i) any Lender be required to provide any Incremental Term Loan Commitments or any Incremental Revolving Credit Commitments without its consent (which it may grant or withhold in its sole discretion) and (ii) the aggregate principal amount of Swing Loans or aggregate amount of Letters of Credit that are available to be borrowed or issued hereunder be increased or the latest maturity or expiry date of any Swing Loan or Letter of Credit be extended without the consent of the Swing Line Lender or Issuing Bank, as applicable. The Borrower and each Incremental Term Lender and/or Incremental Revolving Credit Lender, as applicable, shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment and/or Incremental Revolving Credit Commitment of such Person and the Borrower shall deliver such customary opinions and certificates and other documentation as shall be reasonably requested by the Administrative Agent in connection with the establishment of such Incremental Term Loan Commitment and/or Incremental Revolving Credit Commitment. The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans except with respect to Other Term Loans, to the extent reasonably satisfactory to the Administrative Agent, as otherwise set forth herein or in the Incremental Assumption Agreement. The terms and provisions of the Incremental Revolving Credit Commitments shall be identical to those of the Revolving Credit Commitments. The Incremental Term Loans and Incremental Revolving Credit Commitments shall rank pari passu in right of payment and security with the Term Loans and Revolving Credit Commitments. Without the prior written consent of the Required Lenders, (i) (A) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date and (B) the final maturity date of any Incremental Revolving Credit Commitment shall be the Revolving Credit Maturity Date, and (ii) the Weighted Average Life to Maturity of the Other Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans. If the All-In Yield on any Incremental Term Loans exceeds the All-In Yield on the Term Loans then in effect by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Incremental Term Loans; provided that, if any Incremental Term Loans include an Adjusted LIBO Rate floor or Alternate Base Rate floor that is greater than the Adjusted LIBO Rate floor or Alternate Base Rate floor applicable to the Term Loans, such differential between interest rate floors shall be included in the calculation of All-In Yield for purposes of this sentence but only to the extent an increase in the Adjusted LIBO Rate floor or Alternate Base Rate floor applicable to the Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Adjusted LIBO Rate floor and Alternate Base Rate floor (solely with respect to such differential and not with respect to any other adjustment to the Applicable Margins of the Term Loans required by this sentence, which shall still otherwise be made) applicable to the Term Loans shall be increased to the extent of such differential between interest rate floors. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments and the Incremental Term Loans and/or Incremental Revolving Credit Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c)          Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.24 unless (i) on the date of such effectiveness, (A) the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied or (B) in the event such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments are used to finance a Permitted Acquisition (other than a Pending Acquisition), no Event of Default under paragraphs (b), (c), (g) or (h) of Section 7.01 shall have occurred and be continuing or would result therefrom and the only representations and warranties required to be made upon the initial borrowing date thereof shall be the Specified Representations, and with respect to the assets or person so acquired, the Future Target Representations and the Administrative Agent shall have received, in each case, a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) except as otherwise specified in the applicable Incremental Assumption Agreement, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02, (iii) on a Pro Forma Basis for the most recent Test Period, after giving effect to such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments (and assuming any Incremental Revolving Credit Commitments are fully drawn and no proceeds of any Incremental Term Loans or any Loans made under Incremental Revolving Credit Commitments are netted against Indebtedness) (A) the Secured Leverage Ratio of the Companies on a consolidated basis would be no greater than 2.50:1.00 and (B) the Companies will be in compliance with the covenants set forth in Section 6.07, (iv) all fees and expenses owing in respect of such Incremental Term Loan Commitment to the Administrative Agent and the Lenders shall have been paid in full and (v) to the extent not consistent with this Agreement, the other terms and documentation in respect of the Other Term Loans shall otherwise be reasonably satisfactory to the Administrative Agent.

(d)          Incremental Term Loans may be made on a delayed draw basis pursuant to procedures and documentation agreed by the Borrower and the Administrative Agent.

SECTION 2.25 Discounted Voluntary Prepayments.

(a)          Notwithstanding anything to the contrary contained in Section 2.12 or any other provision of this Agreement, subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, offer to prepay Term Loans at less than par value thereof (each, a “Discounted Prepayment Offer”), each such Discounted Prepayment Offer to be managed exclusively by the Auction Manager, so long as the following conditions are satisfied:

(i)          each Discounted Prepayment Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures;

(ii)         no Default or Event of Default shall have occurred and be continuing on the date of the delivery of any Auction Notice and at the time of prepayment of any Term Loans in connection with any Discounted Prepayment Offer;

(iii)        the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower shall offer to prepay in any such Discounted Prepayment Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv)        all Term Loans so prepaid by the Borrower shall automatically be cancelled and retired by the Borrower on the applicable settlement date (and, for the avoidance of doubt, may not be reborrowed); and

(v)         no more than one Discounted Prepayment Offer may be ongoing at any one time and no more than four Discounted Prepayment Offers may be made in any four-quarter period of the Borrower.

(b)          The Borrower must terminate any Discounted Prepayment Offer if it fails to satisfy one or more of the conditions set forth above which are required to be satisfied at the time at which the Term Loans would have been prepaid pursuant to such Discounted Prepayment Offer. If the Borrower commences any Discounted Prepayment Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Discounted Prepayment Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Discounted Prepayment Offer shall be satisfied, then the Borrower shall have no liability to any Term Lender or any other Person for any termination of such Discounted Prepayment Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be satisfied at the time which otherwise would have been the time of consummation of such Discounted Prepayment Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all prepayments of Term Loans made by the Borrower pursuant to this Section 2.25, the Borrower shall pay on the settlement date of each such prepayment all accrued and unpaid interest (except to the extent otherwise set forth in the relevant Auction Procedures), if any, on the prepaid Term Loans up to the settlement date of such prepayment.

(c)          All loan prepayments conducted pursuant to Discounted Prepayment Offers shall not constitute voluntary or mandatory prepayments for purposes of Sections 2.12 and 2.13 hereof, but the face amount of the Term Loans prepaid pursuant to this Section 2.25 shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans.

(d)          Immediately upon a prepayment of the Term Loans pursuant to this Section 2.25 (x) such Term Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such payment and (y) the Borrower shall take all actions necessary to cause such Term Loans to be extinguished or otherwise cancelled in its books and records in accordance with GAAP.

(e)          The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.05 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Discounted Prepayment Offer.

(f)          No Lender shall be obligated or required to participate in any Discounted Prepayment Offer.

(g)          Proceeds of Revolving Loans and Swing Loans may not be used to consummate any purchase of Term Loans through a Discounted Prepayment Offer.

SECTION 2.26 Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.23(k); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.23(k); sixth, to the payment of any amounts owing to the Lenders, the Swing Line Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 2.23(j). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)         No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)         Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C)         With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.23(j), (y) pay to each Issuing Bank and Swing Line Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b)          Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Swing Line Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit or Swing Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.23(j)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to actions taken by the Required Lenders (including approval of amendments, waivers and similar actions) and fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.27 Swing Line Facility.

(a)          Swing Loans. Prior to the termination of the Revolving Credit Commitments, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to the Borrower from time to time, which Swing Loans: (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made in Dollars and shall be ABR Loans; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, and (B) the Aggregate Revolving Credit Exposure plus the principal amount of Swing Loans would not exceed the Total Revolving Credit Commitment; (v) shall not be made if, after giving effect thereto, the Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.23(k) hereof; and (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan.

(b)          Swing Loan Refunding. The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Credit Commitments and, unless an Event of Default specified in paragraphs (g) or (h) of Section 7.01 in respect of the Borrower has occurred, the Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower of a Borrowing Request requesting Revolving Loans consisting of ABR Loans in the amount of the Swing Loans to which it relates notwithstanding (i) that the Notice of Swing Loan Refunding may not comply with the requirements specified in Section 2.03, (ii) whether any conditions specified in Section 4.01 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Notice of Swing Loan Refunding or (v) any reduction in the Total Revolving Credit Commitment after any such Swing Loans were made. Each Lender with a Revolving Credit Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.01 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrower in the amount of such Lender’s Pro Rata Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the office at the address set forth in Section 9.01 not later than 4:00 p.m. (New York City time at the office at the address set forth in Section 9.01), if such notice is received by such Lender prior to 12:00 noon (New York City time at its office at the address set forth in Section 9.01), or not later than 1:00 p.m. (New York City time at its office at the address set forth in Section 9.01) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c)          Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in paragraphs (g) or (h) of Section 7.01 shall have occurred in respect of the Borrower, each Lender (other than the Swing Line Lender) shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), subject to the provisions of Section 2.27(d), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Pro Rata Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Pro Rata Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d)          Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to Section 2.27(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender or the Administrative Agent that a Default or Event of Default had occurred and was continuing (or any other applicable funding condition under Section 4.02 was not satisfied), but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Loan Party, or any other Person, or any Loan Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

(e)          Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring maturity date such Swing Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swing Loans may be reduced as agreed between the Swing Line Lender and the Borrower, without the consent of any other Person.

(f)          Resignation/Replacement of Swing Line Lender. Notwithstanding anything to the contrary contained herein, any Swing Line Lender may, upon 60 days’ notice to the Borrower and the Revolving Credit Lenders, resign as a Swing Line Lender, respectively; provided that on or prior to the expiration of such 60-day period with respect to such resignation, the Swing Line Lender shall have identified a successor Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor Swing Line Lender, as applicable. In the event of any such resignation of a Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant Swing Line Lender, as the case may be, except as expressly provided above. If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Loans.

(g)          Reallocation of Participations to Reduce Fronting Exposure. All or any part of any Defaulting Lender’s participation in Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the Aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If the reallocation described in this Section 2.27(g) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay such Swing Loans.

(h)          Swing Line Lender Not Required to Fund. So long as any such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Loan, unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and participating interests in any newly made Swing Loan shall be allocated among the non-Defaulting Lenders in a manner consistent with Section 2.27(g) (and such Defaulting Lender shall not participate therein).

SECTION 2.28 Extended Term Loans and Extended Revolving Credit Commitments.

(a)          The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (the Loans of such applicable Class, the “Existing Term Loans”) be converted into a new Class of Term Loans (the Loans of such applicable Class, the “Extended Term Loans”) with terms consistent with this Section 2.28. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to those applicable to the Existing Term Loans from which such Extended Term Loans are to be converted, except that:

(i)          the maturity date of the Extended Term Loans shall be later than the maturity date of the Existing Term Loans;

(ii)         all or any of the scheduled amortization payments of principal of the Extended Term Loans shall be delayed to later dates than the scheduled amortization payments of principal of the Existing Term Loans such that the amortization payments of principal with respect to such Extended Term Loans for the period prior to the maturity date of the Existing Term Loans is no greater than the amounts due immediately prior to such extension;

(iii)        (A) the Applicable Margins, index rate floors, upfront fees, funding discounts, original issue discounts and premiums (in each case to the extent applicable) with respect to the Extended Term Loans may be different than those for the Existing Term Loans and (B) additional fees and/or premiums may be payable to the Extending Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A);

(iv)        the Extended Term Loans may have optional prepayment terms (including call protection and prepayment premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Extending Lenders;

(v)         the Loan Parties may be subject to covenants and other terms for the benefit of the Extending Lenders that apply only after the latest maturity date then in effect for the Existing Term Loans (before giving effect to the Extended Term Loans); and

(vi)        no existing Lender shall be required to provide, consent to or convert into any Extended Term Loans and no Loans of such Lenders will be converted without such party’s affirmative consent thereto.

(b)          The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class (the Commitments of such applicable Class, the “Existing Revolving Commitments”) be converted into a new Class of Revolving Credit Commitments (the Commitments of such applicable Class, the “Extended Revolving Credit Commitments”) with terms consistent with this Section 2.28. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which terms shall be identical to those applicable to the Existing Revolving Commitments, except that:

(i)          the maturity date of the Extended Revolving Credit Commitments shall be later than the maturity date of the Existing Revolving Commitments;

(ii)         (A) the Applicable Margins, index rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Commitments and/or (B) additional fees and/or premiums (in each case to the extent applicable) may be payable to the Extending Lenders in addition to or in lieu of any of the items contemplated by the preceding clause (A) and/or (C) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Commitments;

(iii)        the Loan Parties may be subject to covenants and other terms for the benefit of the Extending Lenders that apply only after the latest maturity date then in effect for the Existing Revolving Commitments (before giving effect to the Extended Revolving Credit Commitments); and

(iv)        no existing Lender shall be required to provide any Extended Revolving Credit Commitments and no Existing Revolving Commitments will become Extended Revolving Credit Commitments without such party’s affirmative consent thereto.

(c)          Each Extension Request shall specify the date (the “Extension Effective Date”) on which the Borrower proposes that the conversion of an Existing Class into an Extended Class shall be effective, which shall be a date reasonably satisfactory to the Administrative Agent. Each Lender of an Existing Class that is requested to be extended shall be offered the opportunity to convert its Existing Class into the Extended Class on the same basis as each other Lender of such Existing Class. Any Lender (to the extent applicable, an “Extending Lender”) wishing to have all or a portion of its Existing Class subject to such Extension Request converted into an Extended Class shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Class subject to such Extension Request that it has elected to convert into an Extended Class. In the event that the aggregate portion of the Existing Class subject to Extension Elections exceeds the amount of the Extended Class requested pursuant to the Extension Request, the portion of the Existing Class converted shall be allocated on a pro rata basis based on the amount of the Existing Class included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically with all Existing Revolving Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Swing Loans under Section 2.27 and Letters of Credit under Section 2.23, except that the applicable Additional Credit Extension Amendment may provide that the maturity date for Swing Loans and/or the Letters of Credit may be extended and the related obligations to make Swing Loans and issue, amend or extend Letters of Credit may be continued so long as the Swing Line Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender (other than the Extending Lenders) shall be required in connection with any such extension). For the avoidance of doubt, the aggregate principal amount of Swing Loans or aggregate amount of Letters of Credit that are available to be borrowed or issued hereunder may not be increased or the latest maturity or expiry date of any Swing Loan or Letter of Credit may not be extended without the consent of the Swing Line Lender or Issuing Bank, as applicable.

(d)          An Extended Class shall be established pursuant to an Additional Credit Extension Amendment executed by the Extending Lenders (and the other Persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender). No Additional Credit Extension Amendment shall provide for any Class of (x) Extended Term Loans in an aggregate principal amount that is less than $10,000,000 or (y) Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000. In addition to any terms and changes required or permitted by Section 2.28(a), the Additional Credit Extension Amendment may amend the scheduled amortization payments pursuant to Section 2.11 with respect to the Existing Term Loans from which the Extended Term Loans were converted to reduce each scheduled principal repayment amounts for the Existing Term Loans in the same proportion as the amount of Existing Term Loans to be converted pursuant to such Additional Credit Extension Amendment.

(e)          Notwithstanding anything to the contrary contained in this Agreement, on the Extension Effective Date, (i) the principal amount of each Existing Term Loan shall be deemed reduced by an amount equal to the principal amount converted into an Extended Term Loan, (ii) the amount of each Existing Revolving Commitment shall be deemed reduced by an amount equal to the amount converted into an Extended Revolving Credit Commitment and (iii) if, on any Extension Effective Date, any Loans of any Extending Lender are outstanding under the applicable Existing Revolving Commitments, such Loans (and any related participations) shall be deemed to be converted into Loans (and related participations) made pursuant to the Extended Revolving Credit Commitments in the same proportion as such Extending Lender’s Existing Revolving Commitments are converted to Extended Revolving Credit Commitments.

(f)          This Section 2.28 shall supersede any provisions in Sections 2.17, 2.18, 2.19 or Section 9.08 to the contrary. Each Extended Class shall be documented by an Additional Credit Extension Amendment executed by the Extending Lenders providing such Extended Class (and the other persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.28. The Borrower shall provide such customary opinions, certificates and other similar documentation reasonably requested by the Administrative Agent in connection with the consummation of any extension pursuant to this Section 2.28.

SECTION 2.29 Refinancing Amendments.

(a)          The Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans, Refinancing Term Loan Commitments, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.29 (each, an “Additional Refinancing Lender”) (provided that (i) the Administrative Agent, each Swing Line Lender and each Issuing Bank shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments to the extent such consent, if any, would be required under the definition of “Eligible Assignee” for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Refinancing Lender, (ii) with respect to Refinancing Term Loans, any Additional Refinancing Lender providing Refinancing Term Loans shall be subject to the same restrictions set forth in Section 9.04 as they would otherwise be subject to with respect to any purchase by or assignment to such Permitted Investor of Term Loans and (iii) Permitted Investors may not provide Refinancing Revolving Credit Commitments), Credit Agreement Refinancing Indebtedness in the form of (i) Refinancing Term Loans or Refinancing Term Loan Commitments in respect of all or any portion of any Class of Term Loans or Revolving Loans (and the unused Revolving Credit Commitments with respect to such Class of Revolving Loans) then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Refinancing Term Loans, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans) or (ii) Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments in respect of all or any portion of any Class of Revolving Loans (and the unused Revolving Credit Commitments with respect to such Class of Revolving Loans) then outstanding under this Agreement (which for purposes of this clause (ii) will be deemed to include any then outstanding Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans), in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (A) will rank pari passu in right of payment and security with the other Loans and Commitments hereunder, (B) will have such pricing (including interest rates, rate floors, fees, original issue discounts, premiums) and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (C) will have terms and conditions that are otherwise consistent with the applicable requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness” and (D) with respect to any Refinancing Amendment that has the effect of extending the maturity date of any Swing Loan or Letter of Credit or increasing the sublimit for Letters of Credit or Swing Line Loans, will have received the consent of each Swing Line Lender and each Issuing Bank.

(b)          Notwithstanding anything to the contrary in this Section 2.29 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.27(e) and Section 2.23(b) to the extent dealing with Swing Loans and Letters of Credit which mature or expire after a maturity date when there exist Refinancing Revolving Credit Commitments with a longer maturity date, all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.27(e) and Section 2.23(b), without giving effect to changes thereto on an earlier maturity date with respect to Swing Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a no better than pro rata basis with all other Revolving Credit Commitments and (4) assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Loans.

(c)          Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.29 shall be in an aggregate principal amount that is not less than (x) $10,000,000 in the case of Refinancing Term Loans an integral multiple of $1,000,000 in excess thereof and (y) $3,000,000 in the case of Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans and an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swing Loans, pursuant to any Refinancing Revolving Credit Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Loans under the Class of Revolving Credit Commitments to be refinanced; provided that terms relating to pricing, fees or premiums may vary to extent otherwise permitted by this Section 2.29 and set forth in such Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of the following conditions: receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.

(d)          Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans, Refinancing Revolving Credit Loans, Refinancing Revolving Credit Commitments and/or Refinancing Term Loan Commitments), (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 9.08, and (iii) effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.29, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)          This Section 2.29 shall supersede any provisions in Section 2.19 or 9.08 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.29 may be amended with the consent of the Required Lenders. For the avoidance of doubt, no Refinancing Amendment shall effect any amendments that would require the consent of all Lenders pursuant to Section 9.08(b)(iv), unless each such Lender has, or all such Lenders have, as the case may be, given its or their consent to such amendment. No Lender, Swing Line Lender or Issuing Bank shall be under any obligation to provide any Refinancing Term Loan Commitment or Refinancing Revolving Credit Commitment unless such Lender executes a Refinancing Amendment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each RCS Company represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01 Organization; Powers. Each Company (a) is duly organized or incorporated, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such jurisdiction provides for the designation of entities organized or incorporated thereunder as existing in good standing); except, where failure to do so, in the case of any Company that is a Non-Loan Party, would not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in every jurisdiction where such qualification is required, except in the case of clause (b) or (c) where the failure so to qualify would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02 Authorization. The Transactions (a) have been duly authorized by all requisite corporate or limited liability company (or other organizational form), and, if required by Applicable Law, stockholder or member action, as applicable, of each Loan Party, (b) will not (i) violate (A) any provision of law, statute, rule or regulation or (B) any order of any Governmental Authority, except, in the case of this clause (i), such violation as could not reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except such consequences as could not reasonably be expected to have a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Company (other than any Lien created hereunder or under the Security Documents or the Second Lien Security Documents) and (c) will not violate any provision of the certificate or articles of incorporation or certificate of formation or other constitutive documents or by-laws or limited liability company agreement or memorandum or articles of association of any Company.

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by the RCS Companies and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity and an implied covenant of good faith and fair dealing.

SECTION 3.04 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Loan Party of any Loan Document to which it is a party or any of its obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Loan Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents or where the failure to obtain such order, consent, approval, license, authorization, validation, filing recording, registration or exemption would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 Financial Statements.

(a)          The Historical Financial Statements present fairly in all material respects the financial condition and results of operations and cash flows of each entity listed in the definition of “Historical Financial Statements” and their respective consolidated Subsidiaries as of the respective dates of such statements and for the respective periods covered thereby; provided that, in the case of the Historical Financials in clauses (e)-(k) of the definition thereof, such representation is being made to the knowledge of a Responsible Officer of the Borrower. As of the Closing Date, no Company has any material guarantee obligations or contingent liabilities, in each case, that are not reflected in the most recent Historical Financial Statements, except as would not reasonably be expected to result in a Material Adverse Effect. The Historical Financial Statements (in the case of clauses (e)-(k) of the definition thereof, to the knowledge of a Responsible Officer of the Borrower) were prepared in accordance with GAAP applied on a consistent basis except as otherwise noted therein, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b)          The Pro Forma Financial Statements, copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transactions. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the RCS Companies to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Companies as of and for the period ended December 31, 2013 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

SECTION 3.06 No Material Adverse Change. Since December 31, 2013, there have been no events or developments that have had or would reasonably be expected to have a Material Adverse Effect; provided that the foregoing representation shall not be made on the Closing Date.

SECTION 3.07 Title to Properties; Possession Under Leases.

(a)          Each Company has good and marketable title to, or valid leasehold interests in, or valid license to use, all properties that are necessary for the operation of their respective businesses as currently conducted (including each Mortgaged Property, if any), except where the failure to have such good title, interest or license would not reasonably be expected to result in a Material Adverse Effect. All such properties and assets are free and clear of Liens other than Permitted Liens and minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

(b)          Each Company has complied in all respects with all obligations under all material leases and licenses to which it is a party, except where non-compliance would not reasonably be expected to result in a Material Adverse Effect.

(c)          Schedule 1.01(d) sets forth each real property owned in fee by any Loan Party as of the Closing Date.

SECTION 3.08 Companies. Schedule 3.08 sets forth as of the Closing Date a list of all of the Companies and the percentage ownership interest of such Company by one or more RCS Companies and the designation of such Company as a Guarantor or a Material Company.

SECTION 3.09 Litigation; Compliance with Laws; Anti-Money Laundering.

(a)          Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of the RCS Companies, threatened against any Company or any business, property or rights of any such Person (i) that involve any Loan Document or (ii) as to which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

(b)          No Company or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.

(c)          No Company nor any director or officer, to the knowledge of any Company, any agent, employee or Affiliate of any Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person or country for the purpose of funding any operations in, financing any investments or activities in, or making any payments to any person or country subject to any U.S. sanctions administered by OFAC.

(d)          Each Company is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act and (iii) applicable anti-money laundering laws.

(e)          No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.10 Federal Reserve Regulations. No Company is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board) and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

SECTION 3.11 Investment Company Act. No Company is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

SECTION 3.12 Use of Proceeds. The proceeds of the Term Loans, when taken together with cash proceeds from the Second Lien Loans the Equity/Debt Contribution and cash on hand at the RCS Companies, will be used to fund the Merger, the refinancing and any fees and expenses in connection therewith and the working capital requirements of the Companies after consummation of the Merger. Revolving Loans will be used following the Closing Date for Capital Expenditures, Permitted Acquisitions and Pending Acquisitions, to provide for the ongoing working capital requirements of the Borrower and its Subsidiaries following the Merger and for general corporate purposes.

SECTION 3.13 Tax Returns; Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each of the Companies has filed or caused to be filed all Tax returns required to have been filed by it and has paid or caused to be paid all Taxes (whether or not shown on a Tax return and including in the capacity as withholding agent) due and payable by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company shall have set aside on its books adequate reserves in accordance with GAAP. There is no current or proposed Tax assessment, deficiency or other claim against any of the Companies that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.14 No Material Misstatements. As of the Closing Date, none of (a) the Confidential Information Memorandum or (b) any other written information, report, financial statement, exhibit or schedule (other than general market data not prepared by or specific to the Companies) furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and upon assumptions believed by management of the Borrower to be reasonable at the time delivered.

SECTION 3.15 Employee Benefit Plans. The Companies and their respective ERISA Affiliates are in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder other than noncompliance which would not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of the Financial Accounting Standards Board Accounting Standards Codification 715 – Compensation – Retirement Benefits) did not, as of the last annual valuation date prior to the date of this Agreement, exceed the fair market value of the assets of all such underfunded Plans.

SECTION 3.16 Environmental Matters. Except as set forth on Schedule 3.16 or except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Companies, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of the Companies, any basis to reasonably expect to become subject to any Environmental Liability.

SECTION 3.17 Labor Matters. Except as would not reasonably be expected to result in a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Company pending or, to the knowledge of any Company, overtly threatened in writing and (b) no Company has been in material violation of the Fair Labor Standards Act or any other Applicable Laws dealing with wage and hour matters.

SECTION 3.18 Solvency. On the Closing Date, immediately after giving effect to the consummation of the Transactions and to the extent consummated on or prior to the Closing Date, after giving effect to each of the Pending Acquisitions, the Companies, taken as a whole, are Solvent.

SECTION 3.19 Senior Indebtedness. To the extent any Subordinated Indebtedness is outstanding, the Obligations constitute “senior indebtedness,” “designated senior indebtedness” or any other such comparable term under, and as defined in, the Subordinated Loan Documents related thereto.

SECTION 3.20 Intellectual Property. Each of the Companies that is a Loan Party owns or has a license or other right to use all Intellectual Property necessary for the present conduct of its business, and operates its respective businesses without any known infringement or violation with the Intellectual Property rights of others, except for such Intellectual Property, licenses and rights, the loss of which, and such infringements, violations or conflicts that, in any such case, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.21 Broker-Dealer and Investment Advisory Companies.

(a)          The Loan Parties are not required to be registered with the SEC or any other governmental entity as a broker or dealer. Each Broker-Dealer which is required to be registered as a broker or dealer with the SEC under the Exchange Act is duly so registered, is a member of FINRA or another self-regulatory organization of which it is required to be a member, and is duly registered and licensed under any applicable state laws, is in compliance in all material respects with the applicable provisions of the Exchange Act, and is in compliance in all material respects with all applicable rules of FINRA except as would not reasonably be expected to have a Material Adverse Effect. Each Broker-Dealer is duly registered as a broker or dealer under, and in compliance in all material respects with the laws of all jurisdictions in which it is required to be so registered. All Persons associated with any Broker-Dealer required to be registered or licensed with FINRA or with any other self-regulatory organization or other governmental entity are duly registered or licensed except where any failure to be so registered or licensed individually, or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Investment Adviser Company which is required to be registered as an investment adviser with the SEC under the Investment Advisers Act is duly so registered. No proceeding is pending or threatened with respect to the suspension, revocation, or termination of any such registrations and the termination or withdrawal of any such registrations is not contemplated by the Loan Parties.

(b)          To the knowledge of the Loan Parties, no Broker-Dealer or its “associated persons” (as defined in the Exchange Act) is currently ineligible or disqualified pursuant to Section 15, Section 15B or Section 15C of the Exchange Act to serve as a broker or dealer or “associated person” of a broker or dealer except as would not reasonably be expected to have a Material Adverse Effect. There are no proceedings or investigations pending by any governmental entity or self-regulatory organization that could likely result in ineligibility or statutory disqualification except as would not otherwise have a Material Adverse Effect.

(c)          Each Broker-Dealer has maintained net capital (as such term is defined in Rule 15c3-1 under the Exchange Act) in excess of the minimum level of net capital required by the SEC or other applicable governmental entity or self-regulatory organization sufficient to permit each such Broker-Dealer to operate its business under FINRA rules.

(d)          The Loan Parties have delivered or made available to all Lenders a true and correct copy of the currently effective Broker-Dealer Form BD and any amendments thereto filed with the SEC and FINRA by each Broker-Dealer. The information contained in such forms and reports and the information contained in the Investment Adviser Companies’ Forms ADV as on file with the Investment Adviser Registration Depository, was, at the time of filing, complete and accurate in all material respects. Each Broker-Dealer has made available to the Administrative Agent a true, correct and complete copy of such entity's currently effective FINRA Membership Agreement. Each Broker-Dealer has not exceeded in any material way with respect to its business, the business activities enumerated in its FINRA Membership Agreement or any other applicable restriction agreement or other limitations imposed in connection with its FINRA or state registrations or licenses with any other self-regulatory organization or governmental authority.

(e)          As of the date hereof, no Broker-Dealer has received notice that it is the subject of a disciplinary action by a governmental entity or self-regulatory organization alleging that the Broker-Dealer's written supervisory procedures with respect to insider trading, privacy policies, business continuity plans, and anti-money laundering are inadequate.

(f)          As of the date hereof, no Investment Adviser Company has received notice that it is the subject of a disciplinary action by a governmental entity alleging that the Investment Adviser Company’s code of ethics or compliance procedures with respect to insider trading, privacy policies and business continuity plans are inadequate.

(g)          As of the date hereof, no Broker-Dealer or Investment Adviser Company has received notice that it is the subject of a disciplinary action by a governmental entity or self-regulatory organization alleging violation of privacy protection laws and regulations.

(h)          No Broker-Dealer or Investment Adviser Company has received a notice from the SEC, FINRA, or any other government authority, self-regulatory organization or securities exchange of any alleged rule violation or other circumstance which could reasonably be expected to have a Material Adverse Effect.

(i)          No governmental authorization, and no notice to or filing with, any governmental authority or any other third party is required for the exercise by any Lender of its rights under the Loan Documents, except with respect to the exercise of any remedies with respect to, or any other transfer of, the equity interests of any Broker-Dealer, giving all necessary notices to third parties and obtaining all necessary governmental authorizations in connection with such exercise of remedies or transfer including, without limitation, to the extent required under the FINRA’s NASD Rule 1017, except, in each case, as would not otherwise be expected to have a Material Adverse Effect.

SECTION 3.22 Security Documents. The Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable first priority Liens on, and security interests in, the Collateral and, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Security Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Liens permitted under the Loan Documents and any Liens and privileges arising mandatorily by Law.

SECTION 3.23 Projections. The Projections have been prepared in good faith, based upon assumptions believed by the Borrower to be reasonable at the time made in light of the conditions existing at the time of preparation thereof and represented, at the time of preparation, the Borrower’s reasonable estimate of its future financial performance; it being understood that (i) the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of any Company, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) no representation is made with respect to other forward looking information or information of a general economic or general industry nature.

SECTION 3.24 Certain Fees. No broker’s or finder’s fee or commission will be payable by any Loan Party with respect hereto or to any of the transactions contemplated by the Loan Documents, except as payable to the Agents, Joint Lead Arrangers and the Lenders pursuant to the Loan Documents.

SECTION 3.25 No Defaults. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.26 Material Contracts. As of the Closing Date, each Material Contract of each Company is in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, each Company has delivered to the Administrative Agent a true and complete copy of each such Material Contract. As of the Closing Date, no Company (nor, to its knowledge, any other party thereto) is in breach of or in default under any such Material Contract, except where such breach or default has not and would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.27 Related Documents. The Lenders have been furnished true and complete copies of each Related Document to the extent executed and delivered on or prior to the Closing Date.

SECTION 3.28 Insurance. The properties of the Companies are insured with financially sound and reputable insurers (after giving effect to self-insurance), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Company operates.

SECTION 3.29 Minimum Cash. On the Closing Date after giving Pro Forma Effect to the consummation of the Transactions and, to the extent consummated on or prior to the Closing Date, the Pending Acquisitions, the Loan Parties will hold at least $10,000,000 of Unrestricted Cash.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01 All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) and on the date of each issuance, increase, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”), other than, with respect to paragraphs (b) and (c) of this Section 4.01, the initial Borrowing hereunder on the Closing Date:

(a)          The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, extension or renewal of such Letter of Credit as required by Section 2.23(b).

(b)          The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (and in all respects with respect to representations qualified by materiality) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects with respect to representations qualified by materiality) as of such earlier date.

(c)          At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the RCS Companies on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02 Initial Credit Event. On the Closing Date:

(a)          The Administrative Agent shall have received an opinion of Proskauer Rose LLP, counsel for the RCS Companies (i) dated the Closing Date, (ii) addressed to the Issuing Bank, the Administrative Agent, the Collateral Agent and the Lenders on the Closing Date, and (iii) covering customary matters relating to the Loan Documents and the Transactions.

(b)          This Agreement, the Guarantee Agreement and the Security Documents listed on Schedule 4.02(b) or counterparts hereof and thereof shall have been duly executed by the applicable Loan Parties and delivered to the Administrative Agent, the Collateral Agent and the Lenders.

(c)          The Administrative Agent shall have received a certificate of each Loan Party substantially in the form of Exhibit H, with appropriate insertions, including such Loan Party’s organizational or constitutional documents and resolutions (including, if applicable, shareholder resolutions) or board minutes authorizing the execution, delivery and performance of its obligations under the Loan Documents and, in the case of the Borrower, the borrowings hereunder.

(d)          The Target Representations and the Specified Representations shall be true and correct in all material respects (and in all respects with respect to representations qualified by materiality) on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects with respect to representations qualified by materiality) as of such earlier date and the Administrative Agent shall have received a customary officer’s certificate to that effect, duly executed by a Responsible Officer of the RCS Companies.

(e)          The Administrative Agent and Joint Lead Arrangers shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Companies on the Closing Date.

(f)          The Collateral Agent shall have received (i) all Pledged Securities (such term (or similar term) as defined in the Collateral Agreement), if any, required to be delivered to the Collateral Agent on the Closing Date pursuant to the Collateral Agreement, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Collateral Agent, (ii) evidence that all Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording or take any other actions reasonably required to be taken by the Administrative Agent under the Loan Documents and (iii) a certificate from the applicable Loan Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.02 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.02; provided that to extent that the Loan Parties are unable to perfect the security interests granted pursuant to the Security Documents on the Closing Date after their use of commercially reasonable efforts to do so, such security interests (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, by intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office or by delivery of stock certificates) may be perfected within 90 days after the Closing Date (or such later date as the Administrative Agent may agree).

(g)          The Collateral Agent shall have received a Perfection Certificate dated the Closing Date and duly executed by a Responsible Officer of each of the Loan Parties.

(h)          Substantially concurrently with the initial funding of the Loans on the Closing Date, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Debt shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(i)          The Lenders shall have received the Historical Financial Statements and the Pro Forma Financial Statements.

(j)          The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower.

(k)          The Administrative Agent shall have received at least 5 days prior to the Closing Date, to the extent reasonably requested at least 10 days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(l)          Since January 16, 2014, there has been no event, change, effect or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect (as defined in the Merger Agreement) and the Administrative Agent shall have received a customary officer’s certificate to that effect, duly executed by a Responsible Officer of the Borrower.

(m)          The Administrative Agent or Collateral Agent, as applicable, shall have received copies of a good standing certificate or certificate of status, as applicable and bring down good-standings for each Loan Party in its jurisdiction of organization.

(n)          The Management Agreement shall be in full force and effect as certified by a Responsible Officer of the Borrower and shall not have been amended to increase any of the fees payable to the manager thereunder without the consent of the Joint Lead Arrangers.

(o)          The Merger shall have been consummated or will be consummated concurrently with the initial Credit Event on the Closing Date in accordance with the Merger Agreement; provided that no amendment, modification, waiver or consent with respect to any term thereof or any condition to the Borrower’s obligation to consummate the Merger thereunder (other than any such amendment, modification, waiver or consent that is not materially adverse to the interests of the Lenders or the Joint Lead Arrangers) shall be made or granted, as the case may be, without the prior written consent of the Joint Lead Arrangers (it being understood that (i) any price decrease of the Merger of less than 10% shall not, in and of itself, be deemed to be materially adverse to the interests of the Lenders and Commitment Parties to the extent such reduction is applied to reduce the commitments in respect of the Term Loans and the Equity/Debt Contribution, on a pro rata basis, (ii) any increase in purchase price shall not be materially adverse to the interests of the Lenders and Joint Lead Arrangers to the extent such increase is funded by an increase in the Equity/Debt Contribution (other than an increase in any portion of the Equity/Debt Contribution referred to in clause (y) of the definition thereof) and (iii) any change to the definition of Company Material Adverse Effect shall be deemed materially adverse to the interests of the Lenders) and the Administrative Agent shall have received a customary officer’s certificate to that effect, duly executed by a Responsible Officer of the Borrower.

(p)          The Equity/Debt Contribution shall have been made.

(q)          Other than (A) the Term Loans, (B) the Second Lien Loans in an aggregate principal amount not to exceed $150,000,000, (C) the Equity/Debt Contribution and (D) Indebtedness listed on Schedule 6.01 hereto, none of the Companies would have any indebtedness or preferred stock as of the Closing Date outstanding after giving Pro Forma Effect to the Transactions and, to the extent consummated on or prior to the Closing Date, any Pending Acquisitions.

ARTICLE V

AFFIRMATIVE COVENANTS

Each RCS Company covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments and all Letters of Credit (other than those collateralized or back-stopped on terms reasonably satisfactory to the applicable Issuing Bank) have been terminated and the principal of and interest on each Loan, all Fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements and indemnification and other contingent obligations, in each case, not then due and owing) then payable under any Loan Document shall have been paid in full, each of the RCS Companies will, and will cause each of their respective Subsidiaries to:

SECTION 5.01 Existence; Compliance with Laws; Businesses and Properties.

(a)          Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) other than with respect to the Borrower, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect or (ii) as otherwise expressly permitted under Section 6.04.

(b)          (i) Comply with all Requirements of Law except for such non-compliance that would not reasonably be expected to result in a Material Adverse Effect, and (ii) maintain property used or useful to the conduct of its business in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in each case to the extent the failure to do so would not be reasonably expected to result in a Material Adverse Effect.

SECTION 5.02 Insurance.

(a)          Keep its insurable properties insured at all times by financially sound and reputable insurers on customary terms for similar businesses; maintain such other insurance as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including hazard and business interruption insurance, public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b)          Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender's loss payable or mortgage endorsement, as applicable, and name the Collateral Agent as an additional insured, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent in each case as of the Closing Date in the case of such policies existing on the Closing Date and, in the case of such policies issued after the Closing Date, within thirty days of issuance of such policy (or such later date as the Administrative Agent may agree); at the Administrative Agent's request, deliver certified copies of all such policies to the Collateral Agent; and use commercially reasonable efforts to cause each such policy to contain a non-cancellation endorsement (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice (as such period may be extended by the Administrative Agent) by the insurer to the Administrative Agent or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent (or such later date as the Administrative Agent may agree).

(c)          If at any time the area in which any Improvements (as defined in the Mortgages) are located is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), (i) obtain flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to applicable Flood Insurance Laws and (ii) deliver to the Administrative Agent customary evidence of such insurance.

SECTION 5.03 Taxes. Pay and discharge promptly when due all material Taxes (whether or not shown on a Tax return and including in its capacity as a withholding agent) imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, so long as (x) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and (y) the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.04 Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a)          within 90 days after the end of each fiscal year (including, if not provided to the Joint Lead Arrangers prior to the Closing Date, the fiscal year ended December 31, 2013), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, and a written statement of the Borrower’s management setting forth a discussion of the Borrower’s financial condition and results of operations, in each case, for the fiscal year then ended, including the notes thereto, all in reasonable detail, setting forth comparative figures for the immediately preceding fiscal year, and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.

Such financial statements shall be audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to the scope of such audit or as to the status of the Borrower and its Subsidiaries as a going concern (other than solely with respect to, or resulting solely from, an upcoming maturity date under the Revolving Loans occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as otherwise disclosed therein) applied;

(b)          within 45 days after the end of each of the first three fiscal quarters of each fiscal year (including, to the extent not delivered to the Joint Lead Arrangers prior to the Closing Date, the fiscal quarters ended March 31, 2014 and June 30, 2014), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and a written statement of the Borrower’s management setting forth a discussion of the Borrower’s financial condition and results of operations, in each case, for the fiscal quarter then ended and the then elapsed portion of the fiscal year, all in reasonable detail setting forth, other than with respect to quarterly reports during the remainder of the first fiscal year and the first fiscal quarter of the following year after the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as otherwise disclosed therein) applied, subject to normal year-end audit adjustments and the absence of required footnote disclosures;

(c)          concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer substantially in the form of Exhibit F (“Compliance Certificate”) (i) certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail demonstrating compliance with the covenants contained in Section 6.07 and (iii) the amount of any Pro Forma Basis calculation not previously set forth in any Pro Forma Basis Adjustment Certificate or any change in the amount of any such Pro Forma Basis calculation set forth in any Pro Forma Basis Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor;

(d)          within 60 days after the beginning of each fiscal year of the Borrower, beginning with the fiscal year starting January 1, 2015, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(e)          the Borrower shall, (i) on a date (which shall be a Business Day) following each of its fiscal years (which date will be specified by Borrower to the Administrative Agent in writing at least 10 days prior to such date and which date shall be no later than 120 days following the end of each such fiscal year), hold a meeting (which may be telephonic) and (ii) upon the reasonable request of the Administrative Agent, on a date (which shall be a Business Day) following the end of each of the first three fiscal quarters of each fiscal year (which date will be specified by Borrower to the Administrative Agent in writing at least 7 days prior to such date and which date shall be no later than 60 days following the end of each such fiscal year), participate in a conference call, in each case, with the Administrative Agent and the Lenders that choose to attend, to discuss the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for such fiscal year or such fiscal quarter (and for the period from the beginning of the current fiscal year to the end of such fiscal quarter), as the case may be;

(f)          promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by any Company (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that any Company shall send to the holders of any publicly issued debt of any Company, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement);

(g)          promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h)          promptly, from time to time, and subject to the limitations set forth in the last sentence of Section 5.07(a), such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;

(i)          concurrently with any delivery of financial statements under paragraph (a) or (b) above, (i) Financial and Operational Combined Uniform Single Reports prepared with respect to each Broker-Dealer; and (ii) to the extent permitted to be disclosed by the applicable Regulatory Supervising Organization or any governmental authority, audit reports (other than those described in the preceding clause (i)) that have been prepared by or for any Regulatory Supervising Organization or any governmental authority, including without limitation FINRA and comparable organizations in foreign jurisdictions, to the extent any such report described in this paragraph discloses any violation of applicable rules or regulations which would reasonably be expected to have a Material Adverse Effect; and

(j)          concurrently with any delivery of financial statements under paragraph (a) above as of and for the period ending December 31, 2013 and December 31, 2014, a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Companies as of and for such periods, in each case, to the extent required to be filed by the Borrower in its public filings and in each case, prepared after giving effect to any Pending Acquisition consummated at least 30 days prior to such date, as if the Pending Acquisitions consummated during such period had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).

To the extent any document required to be delivered pursuant to this Section 5.04 is filed with the SEC electronically and is fully available to the public generally at or prior to the time such document is required to be delivered pursuant to this Section 5.04, such document shall be deemed to have been delivered on the date on which such document is filed and posted unless the Borrower provides the Administrative Agent with prior written notice that such filing is not intended to satisfy any delivery requirement hereunder.

SECTION 5.05 Litigation and Other Notices. Furnish to the Administrative Agent prompt written notice of any of the following:

(a)          any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)          the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Company that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(c)          the occurrence or reasonable expectation of an occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, or is reasonably expected to occur, would reasonably be expected to result in the imposition of a Lien on any Company or liability of any Company in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect; and

(d)          any development that has resulted in a Material Adverse Effect.

SECTION 5.06 Information Regarding Collateral.

(a)          Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s form of corporate organization, (iv) in any Loan Party’s chief executive office or (v) in any Loan Party’s organizational identification number, if any. The Companies also agree to promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)          Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06, or if there are changes, setting forth the information required pursuant to Sections 1(a) and 2 of the Perfection Certificate.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.

(a)          Keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP are made of all material financial dealings and transactions in relation to its business and activities. Each RCS Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or the Required Lenders to, upon written notice to the Borrower and at the Borrower’s expense, visit and inspect the financial records and the properties of such Person at reasonable times and frequency and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or the Required Lenders to discuss the affairs, finances and condition of such Person with the officers thereof and (provided that a representative of the Borrower is given the opportunity to be present) independent accountants therefor; provided that, so long as no Event of Default has occurred and is continuing, (i) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Required Lenders under this Section 5.07, (ii) any such visit and inspection by the Administrative Agent in excess of one per calendar year shall be at the expense of the Administrative Agent. Notwithstanding anything to the contrary in Section 5.04(h) or this Section 5.07, no Company shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)          The Borrower shall use commercially reasonable efforts to maintain a public corporate credit rating (but no particular rating) from S&P and a public corporate family rating (but no particular rating) from Moody’s and a public rating (but no particular rating) of the Credit Facilities by each of S&P and Moody’s.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans and Incremental Loans and request the issuance, amendment or extension of Letters of Credit only for the purposes specified in Section 3.12 and the escrow arrangements established pursuant to Section 5.15 shall remain in full force and effect with the amount necessary to fund such redemption until the RCAP Holdings Notes shall have been repaid in full.

SECTION 5.09 Compliance with Environmental Laws. Except as would not reasonably be expected to result in a Material Adverse Effect, comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action required by Environmental Law in accordance in all material respects with Environmental Laws; provided, however, that no Company shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.10 Further Assurances; Additional Guarantors; Pledge of Additional Stock.

(a)          Subject to any applicable limitations set forth in the Security Documents, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents (with the priority required by the Intercreditor Agreement and any Customary Intercreditor Agreement then in effect). Subject to any applicable limitations set forth in the Security Documents, the RCS Companies will cause each of their respective direct or indirect Subsidiaries (other than any Excluded Company) formed or otherwise purchased or acquired after the Closing Date (including pursuant to the Merger, if applicable, or a Permitted Acquisition or Pending Acquisition), and each other wholly owned direct or indirect Subsidiary of an RCS Company that ceases to constitute an Excluded Company, within 60 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), and any RCS Company may at its option cause any Domestic Company, to execute a supplement to each of the Guarantee Agreement and any applicable Security Document in order to become a Guarantor under the Guarantee Agreement and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to such Collateral Agent, will cause the certificates, if any, representing the Capital Stock of such Subsidiary of such RCS Company and intercompany notes owing from such Subsidiary of such RCS Company to any Loan Party to be delivered to the Collateral Agent to the extent required by the applicable Security Documents, together with stock powers or other appropriate instruments of transfer duly endorsed in blank, and will cause such Subsidiary of such RCS Company to take all other action reasonably requested by the Collateral Agent to grant a perfected Lien on and security interest in its assets to substantially the same extent as created by the Loan Parties on the Closing Date.

Subject to any applicable limitations set forth in the Security Documents, if any assets are acquired by the Borrower or another Loan Party after the Closing Date (other than assets (i) with a fair market value (determined at the time of acquisition of such assets) less than $2,500,000 (as such fair market value is reasonably determined by the Borrower in good faith), (ii) constituting Excluded Collateral and (iii) constituting Collateral under the applicable Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof), the RCS Companies will within 60 days of the acquisition thereof (or such longer period as the Administrative Agent may agree in its reasonable discretion) notify the Collateral Agent thereof and will within 60 days of the acquisition thereof (or such longer period as the Administrative Agent may agree in its reasonable discretion) cause such assets to be subjected to valid and enforceable Liens securing the Obligations and will take, and cause the applicable Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens in accordance with all requirements of applicable law consistent with the applicable requirements of the Security Documents.

Such security interests and Liens will be created under and as required by the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Administrative Agent or Collateral Agent all such instruments and documents (including the Flood Documentation, legal opinions, title insurance policies, surveys and lien searches) as the Collateral Agent shall reasonably request in connection therewith.

(b)          Subject to any applicable limitations set forth in the Security Documents, the RCS Companies will cause all certificates representing Equity Interests and Stock Equivalents of any Company (other than any Excluded Equity Interests) held directly by a Loan Party, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank under the Security Documents.

SECTION 5.11 Registration Status. The RCS Companies shall maintain the Investment Adviser Companies’ status as registered “investment advisers” under the Investment Advisers Act, except where the failure to maintain such registration would not be reasonably likely to have a Material Adverse Effect. The Loan Parties shall maintain the Broker-Dealer’ (i) registration as registered “broker-dealers” under the Exchange Act and under the laws of each state in which such registration is required in connection and where a failure to obtain such registration would be likely to have a Material Adverse Effect, and (ii) to maintain its membership in FINRA, except where the failure to maintain such registration would not be reasonably likely to have a Material Adverse Effect.

SECTION 5.12         Regulatory Matters. Each RCS Company shall cause (a) (i) the Broker-Dealers to take all reasonable action to maintain all rights, privileges, broker-dealer licenses and memberships, broker-dealer registrations necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) all Broker-Dealers to comply with all material rules and regulations of the SEC and FINRA applicable to it (including such rules and regulations dealing with net capital requirements) and, to the extent applicable to any Broker-Dealer, all similar, equivalent or comparable foreign statutes, rules, regulations and other regulatory requirements, except, in each case, where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, (iii) all Broker-Dealers to deliver after the end of each fiscal quarter of each fiscal year of the Borrower or soon after the date such information is filed with the SEC, a copy of each Broker-Dealer's Financial and Operational Combined Uniform Single Report filed with the SEC for such fiscal quarter and (iv) all Broker-Dealers to promptly deliver copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Company, in each case which are reasonably likely to be determined adversely and which if determined adversely, would reasonably be expected to have a Material Adverse Effect, and (b) (i) all of its Investment Adviser Companies to take all reasonable action to maintain all rights, privileges and investment adviser registrations necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) all of its Investment Adviser Companies to comply with all material rules and regulations of the SEC applicable to it and, to the extent applicable to any Investment Adviser Company, all similar, equivalent or comparable foreign statutes, rules, regulations, and other regulatory requirements, except, in each case, where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, (iii) all of its Investment Adviser Companies to promptly deliver copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Investment Adviser Company, in each case which are reasonably likely to be determined adversely and which if determined adversely, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.13         Compliance with Contracts. Perform and observe all material terms and provisions of each material contract to be performed or observed by it, maintain each such material contract to which it is a party in full force and effect, enforce each such material contract in accordance with its material terms except where the failure to do so, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect (after giving effect to any replacement or substitute agreements entered into in accordance with the terms of the Loan Documents).

SECTION 5.14         OFAC. Comply in all respects with all applicable laws, rules, regulations, and orders of or administered by OFAC.

SECTION 5.15         Post-Closing Actions.

(a)          No later than 90 days following the Closing Date (or such later time as agreed to in writing by the Administrative Agent in its sole discretion) each Loan Party shall deliver or cause to be delivered to the Administrative Agent an executed control agreement in accordance with Sections 4.03(f) and 4.03(g) of the Collateral Agreement with respect to each Deposit Account, Securities Account or Commodity Account (in each case, as defined in the Collateral Agreement) in existence on the Closing Date (other than any such accounts not required to be subject to Control (as defined in the Collateral Agreement) pursuant to the Collateral Agreement).

(b)          On the earlier of (x) the date on which the Public Equity Offering is consummated or (y) 120 days after the Closing Date, an amount necessary to repay all amounts outstanding under the notes listed under RCAP Holdings on Schedule 1.01(b) (the “RCAP Holdings Notes”) shall be placed into escrow on terms reasonably satisfactory to the Joint Lead Arrangers for repayment of such amounts.

(c)          No later than 90 days following the Closing Date, the First Allied Repayment shall have occurred, and the Administrative Agent shall have received reasonably satisfactory evidence thereof (including customary pay-off letters and lien release documentation).

ARTICLE VI

NEGATIVE COVENANTS

Each RCS Company covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments and all Letters of Credit (other than those collateralized or back-stopped on terms reasonably satisfactory to the applicable Issuing Bank) have been terminated and the principal of and interest on each Loan, all Fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements and indemnification and other contingent obligations, in each case, not then due and owing) then payable under any Loan Document have been paid in full, no RCS Company will, nor will any RCS Company cause or permit any of its Subsidiaries to:

SECTION 6.01         Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)          Indebtedness arising under the Loan Documents (including any Incremental Term Loans and any Incremental Revolving Credit Loans) and any Credit Agreement Refinancing Indebtedness;

(b)          Indebtedness outstanding on the Closing Date listed on Schedule 6.01;

(c)          Indebtedness (including Capital Lease Obligations, Synthetic Lease Obligations, and mortgage financings as purchase money obligations) and Disqualified Stock incurred by any Company to finance the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment, whether through the purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of any Company under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of such Company, and all Refinancing Indebtedness incurred to refinance any Indebtedness and Disqualified Stock incurred pursuant to this clause (c); provided that at the time of issuance or incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness and the aggregate outstanding liquidation preference of Disqualified Stock outstanding under this Section 6.01(c) when aggregated with the amount of Refinancing Indebtedness outstanding pursuant to Section 6.01(l) in respect of Indebtedness originally incurred pursuant to this Section 6.01(c), shall not exceed $15,000,000; provided further that such Indebtedness is incurred prior to or within 270 days after such purchase, lease, construction, installation, repair or improvement of such property, plant or equipment;

(d)          Indebtedness incurred by any Company constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(e)          Indebtedness arising from agreements of any Company providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of such Company and the deferred purchase price of assets, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets of a Company for the purpose of financing such acquisition;

(f)          Indebtedness of a Loan Party owing to a Company; provided that any such Indebtedness owing to a Non-Loan Party is subordinated in right of payment to the Obligations; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Company ceasing to be a Company or any other subsequent transfer of any such Indebtedness (except to a Company) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(g)          to the extent permitted by Section 6.03, Indebtedness of a Non-Loan Party owing to a Company; provided that any subsequent transfer of any such Indebtedness (except to a Company) shall be deemed to be an incurrence of such Indebtedness not permitted by this clause;

(h)         (A) shares of Disqualified Stock of a Loan Party issued to a Company; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Company ceasing to be a Company or any other subsequent transfer of any such shares of Disqualified Stock (except to a Company) shall be deemed in each case to be an issuance of such shares of Disqualified Stock not permitted by this clause (h)(A) and (B) to the extent permitted by Section 6.03, shares of Disqualified Stock of a Non-Loan Party issued to any Company; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Company ceasing to be a Company or any other subsequent transfer of any such shares of Disqualified Stock (except to any Company) shall be deemed in each case to be an issuance of such shares of Disqualified Stock not permitted by this clause (h)(B);

(i)           Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Agreement, exchange rate risk or commodity pricing risk;

(j)           obligations in respect of self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by any Company or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(k)          other Indebtedness of any Company not otherwise permitted hereunder in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate outstanding principal amount of Indebtedness incurred or guaranteed by Non-Loan Parties in reliance on this clause (k) shall not exceed, when taken together with Indebtedness referred to in Sections 6.01(m)(iii) and 6.01(q), exceed $10,000,000;

(l)          the incurrence or issuance by any Company of Indebtedness or Disqualified Stock which serves to refinance any Indebtedness or Disqualified Stock incurred as permitted under clause (c) above and this clause (l) and clauses (m) and (u) below or any Indebtedness or Disqualified Stock issued to so refinance such Indebtedness or Disqualified Stock including additional Indebtedness or Disqualified Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness (1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock being refinanced, (2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations or (ii) Disqualified Stock, such Refinancing Indebtedness must be Disqualified Stock, (3) shall not include Indebtedness or Disqualified Stock of a Non-Loan Party that refinances Indebtedness or Disqualified Stock of any Loan Party and (4) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent;

(m)          Indebtedness incurred to finance, or assumed in connection with (or attaching to assets of a Person that becomes a Subsidiary in connection with), a Permitted Acquisition or Pending Acquisition, provided that (i) immediately before and immediately after giving Pro Forma Effect to any such Permitted Acquisition or Pending Acquisition, no Default or Event of Default under paragraphs (b), (c), (g) or (h) of Section 7.01 shall have occurred and be continuing, (ii) after giving Pro Forma Effect to any such Permitted Acquisition or Pending Acquisition and the incurrence of such Indebtedness, the Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period is not greater than 3.25:1.00; (iii) the maximum aggregate principal amount of Indebtedness pursuant to this Section 6.01(m) incurred or guaranteed by Non-Loan Parties shall not, when aggregated with the amount of Refinancing Indebtedness incurred by Non-Loan Parties in respect of Indebtedness originally incurred pursuant to this Section 6.01(m), exceed, when taken together with Indebtedness incurred pursuant to Sections 6.01(k) and 6.01(q), $10,000,000 at any one time outstanding and (iv) any Indebtedness incurred in reliance on this Section 6.01(m) (other than Indebtedness of any Person acquired by a Company in a Permitted Acquisition or Pending Acquisition or Indebtedness secured solely by assets acquired by a Company in a Permitted Acquisition or Pending Acquisition that was not in either case incurred in connection with, or in contemplation of, such Permitted Acquisition or Pending Acquisition) shall not (A) have a final maturity date (or require commitment reductions) prior to the Term Loan Maturity Date or have a Weighted Average Life to Maturity that is shorter than that of the Term Loans, (B) have mandatory redemption or mandatory offer to repurchase features (other than customary asset sale offers or change of control offers), (C) have covenants or events of default that are materially more favorable (when taken as a whole) to the lenders or creditors in respect thereof than those in the Loan Documents (unless any such provisions apply only to periods after the Term Loan Maturity Date); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) or (D) be secured;

(n)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(o)          Indebtedness of any Company supported by a letter of credit or bank guarantee issued pursuant to a credit facility otherwise permitted hereunder, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(p)          any Guarantee by any Company of Indebtedness or other obligations of any Company so long as in the case of a Guarantee by a Non-Loan Party, such Indebtedness could have been incurred directly by the Company providing such Guarantee;

(q)          Indebtedness of Non-Loan Parties; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate outstanding principal amount of Indebtedness outstanding in reliance on this clause (q) shall not exceed, when taken together with Indebtedness referred to in Sections 6.01(k) and 6.01(m)(iii), $10,000,000;

(r)          (i) Indebtedness incurred in the ordinary course of business of the Companies with banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances and other Cash Management Services, and (ii) Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts;

(s)          Indebtedness issued by any Company to future, current or former officers, directors, managers, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower to the extent described in Section 6.05(a)(iii);

(t)          Indebtedness in an aggregate principal amount not to exceed $150,000,000 in respect of the Second Lien Loans;

(u)          the Luxor Convertible Notes;

(v)         at any time on or prior to the 90th day following the Closing Date, Indebtedness under the First Allied Credit Agreement in an aggregate principal amount not to exceed $38,000,000 at any time outstanding; provided that, for the avoidance of doubt, Section 5.15(c) shall be complied with; and

(w)          the RCAP Holdings Notes; provided that for the avoidance of doubt, Section 5.15(b) shall be complied with.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or Disqualified Stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (b) and (l) above shall be deemed to include additional Indebtedness or Disqualified Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees and expenses in connection with such refinancing. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 6.02         Liens. Create, incur, assume or permit to exist any Lien on any property or assets (real or personal, tangible or intangible), except:

(a)          Liens on property or assets of any Company existing on the date hereof and set forth on Schedule 6.02; provided that (i) such Lien does not extend to any other property or asset of any Company other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted by Section 6.01 and (B) the proceeds and products thereof and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals and replacements thereof permitted hereunder;

(b)          any Lien created under the Loan Documents;

(c)          any Lien existing on any property or asset prior to the acquisition thereof by any Company or existing on any property or assets of any Person that becomes a Company after the date hereof prior to the time such Person becomes a Company, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Company, (ii) such Lien does not apply to any other property or assets of any Company and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Company, as the case may be, and extensions, renewals and replacements thereof permitted by Section 6.01 so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest, fees and premium payable by the terms of such obligations thereon and reasonable underwriting discounts, fees, commissions and expenses in connection with such extensions, renewals and replacements);

(d)          Liens for Taxes not yet due or which are being contested in compliance with Section 5.03;

(e)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(f)          pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations or in connection with performance bonds, surety bonds or statutory obligations incurred in the ordinary course of business and consistent with past practice;

(g)          Liens to secure the performance of bids, trade contracts (other than for Indebtedness), payment of premiums to insurance carriers, leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)          zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Companies;

(i)          Liens solely in real property, improvements to real property or equipment (or, in the case of improvements, constructed) by any Company; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(c) or Section 6.01(l) (to the extent consisting of Refinancing Indebtedness incurred in reliance on Section 6.01(c)), (ii) such Liens are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction or improvement), (iii) the Indebtedness secured thereby does not exceed the cost of such real property, improvements or equipment at the time of such acquisition (or construction or improvement) and (iv) such Liens do not apply to any other property or assets of any Company;

(j)          judgment Liens securing judgments not constituting an Event of Default under Section 7.01;

(k)          Liens on assets of Non-Loan Parties (including Equity Interests owned by such Non-Loan Parties issued by other Non-Loan Parties); provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of any Loan Party and (ii) such Liens extending to the assets of any Non-Loan Party secure only Indebtedness incurred by such Non-Loan Party pursuant to Section 6.01;

(l)          Liens in connection with Indebtedness permitted by Section 6.01(c) or Section 6.01(l) (to the extent consisting of Refinancing Indebtedness incurred in reliance on Section 6.01(c)),as long as such Liens do not at any time encumber any property other than the property financed by such Indebtedness; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(c) or Section 6.01(l) (to the extent Refinancing Indebtedness incurred in reliance on Section 6.01(c)), (ii) such Liens are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction or improvement), (iii) the Indebtedness secured thereby does not exceed the cost of such real property, improvements or equipment at the time of such acquisition (or construction or improvement) and (iv) such Liens do not apply to any other property or assets of any Company;

(m)          Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(n)          Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(o)          Liens that are rights of setoff, bankers liens or similar non-consensual liens relating to deposit or securities accounts in favor of banks, other depositary institutions and securities intermediaries arising in the ordinary course of business;

(p)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(q)          Liens of a third party insurance company arising in the ordinary course of business on premium cash held in trust for the benefit of such third party insurance company;

(r)          Liens arising from precautionary UCC filing statements regarding operating leases or consignments;

(s)          (i) contractual or statutory Liens of landlords, to the extent relating to the property and assets relating to any lease agreements with such landlord (so long as the rent payable under any such lease agreement is not more than 30 days past due, unless being contested in good faith and for which reserves have been established in accordance with GAAP), (ii) contractual Liens of suppliers (including sellers of goods) or service providers to the extent limited to property or assets relating to such contract, (iii) contractual or statutory Liens of governmental or other customers to the extent limited to the property or assets relating to such contract, and (iv) Liens in favor of governmental bodies to secure advance or progress payments pursuant to any contract or statute, in each case, incurred or granted in the ordinary course of business;

(t)          leases of the tangible properties of any Company, entered into in the ordinary course of business of such Company, so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of such Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(u)          licenses of the Intellectual Property of any Company so long as such licenses do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of such Company, or (ii) materially impair the value of the Intellectual Property subject thereto;

(v)          Liens with respect to earnest money deposits made in connection with any Permitted Acquisition, Pending Acquisition or Asset Sale or securing the Indebtedness permitted by Section 6.01(e), in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(w)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)          Liens on insurance policies and the proceeds thereof securing Indebtedness permitted pursuant to Section 6.01(d);

(y)          Liens on (i) cash deposits maintained for regulatory capital requirements or held on behalf of clients in the course of the ordinary course of business and (ii) receivables required to be directed for subsequent payment to clients in the ordinary course of business;

(z)          Liens securing the Indebtedness outstanding under Section 6.01(t) and other “Obligations” (as such term is defined in the Second Lien Credit Agreement as of the date hereof), so long as all such Liens referred to in this clause (z) are subject to the Intercreditor Agreement in the capacity of Second Lien Obligations;

(aa)         other Liens on assets securing Indebtedness not to exceed $10,000,000 at any one time outstanding; and

(bb)         on or prior to the 90th day following the Closing Date, Liens granted pursuant to the Collateral Documents (as defined in the First Allied Credit Agreement) on assets of First Allied Holdings Inc. and any Person that is a Subsidiary of First Allied Holdings Inc. and a party to the First Allied Credit Agreement on the Closing Date; provided that for the avoidance of doubt, Section 5.15(c) shall be complied with.

SECTION 6.03         Investments, Loans and Advances. Purchase, hold or acquire any Investment except:

(a)          Investments held by any Company in the form of Permitted Investments or that were Permitted Investments when made;

(b)          loans or advances to officers, directors, employees, consultants and independent contractors of any Company (i) for travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower; provided that no cash or Permitted Investments are actually advanced pursuant to this clause (ii), and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clauses (i) (other than for travel and entertainment in the ordinary course of business) and (iii) above shall not exceed $3,750,000;

(c)          Investments by (x) (i) any Company in Borrower or any wholly-owned Subsidiary of Borrower that is a Guarantor or a Broker-Dealer and (ii) any wholly-owned Subsidiary of Borrower in Borrower or a wholly-owned Subsidiary of Borrower that is a Guarantor or a Broker Dealer; provided that any such Investments by a Loan Party in a Non-Loan Party shall be made in the form of Indebtedness, and such Non-Loan Party shall provide a note evidencing such Indebtedness to such Loan Party, which note shall be pledged to the Collateral Agent pursuant to the Security Documents and (y) a Guarantor that is not a Subsidiary Guarantor in another Guarantor that is not a Subsidiary Guarantor;

(d)          to the extent constituting Investments, transactions expressly permitted (other than by reference to Section 6.03) under Sections 6.01, 6.02, 6.04 (including the receipt of noncash consideration for the dispositions of assets permitted thereunder), 6.05 and 6.06;

(e)          Investments (i) in existence on, or that are made pursuant to legally binding written commitments that are in existence on, the Closing Date and that are set forth on Schedule 6.03, and (ii) any modification, replacement, renewal or extension thereof; provided no such modification, replacement, renewal or extension shall increase the amount of Investments then permitted under this Section 6.03(e) except pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted by this Section 6.03;

(f)          Investments in Hedging Agreements permitted under Section 6.01;

(g)          promissory notes and other noncash consideration received in connection with dispositions permitted by Section 6.04(b);

(h)          other than in respect of any Pending Acquisition, the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or the Equity Interests in a Person that, upon the consummation thereof, will be a Company (including as a result of a merger or consolidation and including the deferred purchase of any remaining minority interests in any such Company) (each, a “Permitted Acquisition”); provided that, with respect to each purchase or other acquisition made pursuant to this Section 6.03(h):

(A)         each applicable Loan Party and any such newly created or acquired Company shall comply with the requirements of Section 5.10 to the extent applicable;

(B)         no Event of Default shall have occurred and be continuing or would result therefrom;

(C)         after giving Pro Forma Effect to the consummation of such Permitted Acquisition (and any Indebtedness incurred or repaid upon such consummation), the Secured Leverage Ratio shall be no greater than 2.75:1.00 (and the Borrower shall have provided to the Administrative Agent a certificate in reasonable detail as to the calculation of such Secured Leverage Ratio); and

(D)         any such Person so acquired or purchased (1) shall become upon such consummation of such purchase or acquisition a wholly-owned Subsidiary of Borrower that is a Broker-Dealer or become a Subsidiary Guarantor and any assets or business so acquired shall upon such consummation be held by Borrower or a wholly-owned Subsidiary of Borrower that is a Broker-Dealer or a Subsidiary Guarantor or (2) shall become upon the consummation of such purchase or acquisition a Non-Loan Party that is a Subsidiary of Borrower (provided that the aggregate consideration so expended for all purchases and acquisitions in reliance of this clause (2) of this clause (D) does not exceed $10,000,000);

(i)          Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(j)          Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(k)          the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with Persons other than the Companies in the ordinary course of business;

(l)          other Investments as valued at the fair market value of such Investment at the time each such Investment is made; provided that the aggregate amount of all such Investments made pursuant to this clause (l) measured at the time such Investment is made shall not exceed $20,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(m)          Investments in Similar Businesses; provided that the aggregate amount of all such Investments made pursuant to this clause (m) measured at the time such Investment is made shall not exceed $20,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n)          Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests (other than Disqualified Stock) of the Borrower or RCAP Holdings to the seller of such Investments;

(o)          Investments of a Person that is acquired and becomes a Company or of a Person merged or amalgamated or consolidated into any Company, in each case after the Closing Date and in accordance with this Section 6.03 and/or Section 5.10, as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(p)          Investments made with the portion, if any, of (x) the Available Amount or (y) Cumulative Retained Equity Amount, in each case on the date that the Borrower elects to apply all or a portion thereof to this Section 6.03(p); provided that immediately after giving Pro Forma Effect to any such Investment no Event of Default shall be continuing;

(q)          the forgiveness or conversion to equity of any Indebtedness owed to a Loan Party and permitted by Section 6.01;

(r)          advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(s)          additional Companies may be established or created if the RCS Companies and such Companies comply with the requirements of Section 5.10 to the extent applicable and any Investments in such additional Companies are permitted by the other clauses of this Section 6.03;

(t)          Guarantees of any Company of leases entered into in the ordinary course of business;

(u)          the Merger;

(v)         Investments consisting of contributions by any Company and/or any Subsidiary of any Company to the capital of any Broker-Dealer to the extent such Investments are required by applicable law or regulation;

(w)          Investments by any Company in the Equity Interests of Persons that are affiliated with independent Financial Advisors of the Borrower or its Subsidiaries in an aggregate amount at any time outstanding not to exceed $15,000,000;

(x)          the Pending Acquisitions; provided that each applicable Loan Party and any newly created or acquired Company in connection with the Pending Acquisitions shall comply with the requirements of Section 5.10 to the extent applicable; provided that (i) both before and after giving effect to such Pending Acquisition, no Default or Event of Default shall have occurred or be continuing and (ii) each Pending Acquisition shall be consummated in accordance with the applicable Pending Acquisition Agreement, without any amendment, modification, waiver or consent thereunder (other than any amendment, modification, waiver or consent that is not materially adverse to the interests of the Lenders);

(y)          Investments in the form of ordinary course loans to Financial Advisors affiliated with the Borrower, consistent with past practice in an aggregate amount for such loans at any time outstanding not to exceed $25,000,000; and

(z)          Investments in the ordinary course of business consistent with practice in one or more mutual funds designated by a Financial Advisor who is affiliated with the Borrower, to the extent that such Investments comprise part of such Financial Advisor’s deferred compensation plan.

Notwithstanding the foregoing, no Company (other than First Allied and its Subsidiaries) may make any Investment in First Allied or any of its Subsidiaries (other than Investments in existence at the Closing Date) until such time as the First Allied Repayment shall have occurred.

SECTION 6.04         Mergers, Consolidations, Sales of Assets and Acquisitions.

(a)          Merge, consolidate or amalgamate with or into any other Person, or permit any other Person to merge, consolidate or amalgamate with or into it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all its assets (whether now owned or hereafter acquired), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or line of business, unit or division of such Person, except that (A) any Subsidiary of the Borrower or any other Person may be merged, consolidated or amalgamated with or into the Borrower; provided that the Borrower shall be the continuing or surviving Person, (B) any Company (other than the Borrower) may merge, consolidate or amalgamate with or into any other Company or any other Person (or dispose of all or substantially all of its business units, assets and other properties) in a transaction in which the surviving entity is or becomes a Subsidiary of a Company (and in the case of any merger, consolidation, amalgamation or disposition involving one or more Subsidiary Guarantors or other Guarantors, a Subsidiary Guarantor (or, in the case of any other Guarantor, a Subsidiary Guarantor or other Guarantor) shall be the continuing or surviving entity or the Person formed by or surviving any such merger, consolidation, amalgamation, or disposition (if other than a Subsidiary Guarantor or other Guarantor as the case may be) shall execute a supplement to the Guarantee and any applicable Security Documents), (C) any Company (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (D) any Company (other than the Borrower) may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or any Subsidiary (provided that, if such Company is a Subsidiary Guarantor or other Guarantor, the transferee in such transaction shall be the Borrower or another Subsidiary Guarantor (or, in the case of any other Guarantor, a Subsidiary Guarantor or other Guarantor)) and (E) the Borrower and any Subsidiary of any Company may effect any Permitted Acquisitions or Pending Acquisitions in accordance with Section 6.03(h) or 6.03(x) (which, for the avoidance of doubt, may be effected as a merger, amalgamation, consolidation or acquisition of all or substantially all assets). Notwithstanding the foregoing, no Company nor any Subsidiary of any Company (other than First Allied and its Subsidiaries) may merge, consolidate or amalgamate with or into First Allied or any of its Subsidiaries until such time as the First Allied Repayment shall have occurred.

(b)          Make any Asset Sale (other than those Asset Sales permitted under paragraph (a) above), except for:

(i)          Sales, transfers or other dispositions of other assets for fair market value by any Company; provided that (A) with respect to any disposition pursuant to this Section 6.04(b)(i), such Company shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that, for purposes of determining what constitutes cash under this clause (A), (1) any balance sheet liabilities of such Company, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which such Company shall have been validly released by all applicable creditors in writing and (2) any securities received by such Company from such transferee that are converted by such Company into cash (to the extent of the cash received) within 180 days following the closing of the applicable Asset Sale and (3) any Designated Non-Cash Consideration received by such Company in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed $10,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall, in each case shall be deemed to be cash for purposes of this provision and for no other purpose, (B) any non-cash proceeds received in the form of Indebtedness or capital stock are pledged to the Collateral Agent to the extent required under Section 5.10 and (C) to the extent applicable, the Net Cash Proceeds thereof are promptly offered to prepay the Loans as required by Section 2.13(b); provided that the aggregate fair market value of all assets sold, transferred or disposed of pursuant to this Section 6.04(b)(i) shall not exceed (x) $50,000,000 in any fiscal year of the Borrower and (y) $150,000,000 since the Closing Date;

(ii)         (A) any Company may dispose of property or assets to Borrower or any wholly owned Subsidiary of Borrower, and any wholly owned Subsidiary of Borrower may dispose of property or assets to a wholly owned subsidiary of Borrower; provided that if (x) (i) the transferor of such property is a Subsidiary Guarantor or the Borrower the transferee thereof must either be the Borrower or a Subsidiary Guarantor, (B) a Guarantor that is not a Subsidiary Guarantor may dispose of property or assets to another Guarantor that is not a Subsidiary Guarantor and (C) to the extent such transaction constitutes an Investment, such transaction is made in compliance with Section 6.03(c);

(iii)        the Companies may sell, transfer and otherwise dispose of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(iv)        the Companies may effect any transaction permitted (other than by reference to Section 6.04) by Section 6.03, 6.04(a), 6.05 or 6.06;

(v)         the Companies may sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(vi)        the unwinding of any Hedging Agreement;

(vii)       Asset Sales of any asset between or among one or more Companies as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to clauses (i) through (vi) above; and

(viii)      Asset Sales listed on Schedule 6.04(b).

Notwithstanding the foregoing, no Company nor any Subsidiary of any Company (other than First Allied and its Subsidiaries) may make any Asset Sale to First Allied or any of its Subsidiaries until such time as the First Allied Repayment shall have occurred.

SECTION 6.05         Restricted Payments; Restrictive Agreements.

(a)          Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that:

(i)     any Company may declare and make Restricted Payments to Borrower (and, in the case of a Restricted Payment by a Subsidiary of Borrower that is not a wholly owned Subsidiary of Borrower, to such Company and to each other owner of Equity Interests of such Company based on their relative ownership interests);

(ii)    to the extent constituting Restricted Payments, any Company may take actions expressly permitted by Section 6.03 (other than Section 6.03(d));

(iii)   any Company may declare and make Restricted Payments:

(1)         [reserved];

(2)         the proceeds of which will be used to repurchase, retire or otherwise acquire the Equity Interests of the Borrower (or to make a Restricted Payment to or an Investment in a Parent Holding Company to enable it or another Parent Holding Company to repurchase, retire or otherwise acquire its Equity Interest) from directors, officers, employees or members of management consultants or independent contractors (or their estate, family trust, family members, spouse, civil partner and/or former spouse or civil partner) of the Borrower or any Parent Holding Company not to exceed $10,000,000 in any calendar year (in each case, provided that any unused or unutilized amounts at the end of any calendar year may be being carried over and used in the subsequent calendar year); provided further that the amounts set forth in this clause (iii)(2) may be further increased by the proceeds of any key-man life insurance received by the Loan Parties (solely with respect to the calendar year in which such proceeds are received and without limiting any carry-over thereof permitted above);

(3)         the proceeds of which are applied to the purchase or other acquisition by any Parent Holding Company of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or more than 50% of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by the Borrower or any Subsidiary, it would have constituted an Permitted Acquisition permitted to be made pursuant to Section 6.03(h); provided that (A) such Restricted Payment shall be made concurrently with the closing of such purchase or other acquisition and (B) any Parent Holding Company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to the Borrower or any Subsidiary Guarantor (or other Subsidiary to the extent permitted by Section 6.03(h)) or (2) the merger (to the extent permitted in Section 6.05(a)) into the Borrower or any Subsidiary Guarantor (or to the extent permitted, other Subsidiary) formed or acquired in order to consummate such purchaser or other acquisition;

(4)         repurchases of Equity Interests of any parent holding company of Borrower deemed to occur upon the noncash exercise of stock options and warrants or similar equity incentive awards;

(5)         (A) with respect to any taxable period ending after the Closing Date for which RCAP Holdings is treated as a partnership or disregarded entity for U.S. federal income tax purposes, the payment of distributions to RCAP Holdings’ equity owners in an aggregate amount equal to the product of (x) the taxable income of RCAP Holdings for such taxable period, reduced by any cumulative net taxable loss with respect to all prior taxable periods ending after the Closing Date (determined as if all such taxable periods were one taxable period) to the extent such cumulative net taxable loss would have been deductible by the equity owners against such taxable income if such loss had been incurred in the taxable period in question (assuming that the equity owners have no items of income, gain, loss, deduction or credit other than through RCAP Holdings) and (y) the highest combined marginal U.S. federal, state and local income tax rate applicable to an individual resident in New York, New York for such taxable period (taking into account the character of the taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon)); provided that distributions otherwise permitted under this clause (A) in respect of the taxable period beginning prior to the Closing Date shall be reduced by the amount of estimated tax payments that should have been made by the equity owners of RCAP Holdings prior to the Closing Date (based on the assumptions used in this clause (A)), and (B) with respect to any taxable period ending before the Closing Date for which RCAP Holdings was treated as a partnership or disregarded entity for U.S. federal income tax purposes, the payment of distributions to RCAP Holdings’ equity owners in an aggregate amount equal to the product of (x) any additional taxable income for such taxable period resulting from a tax audit adjustment made after the Closing Date and (y) the highest combined marginal U.S. federal, state and local income tax rate applicable to an individual resident in New York, New York for such taxable period (taking into account the character of the additional taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitations thereon)) plus any penalties, additions to tax or interest that may be imposed as a result of such audit adjustment; and

(6)         (A) with respect to any taxable period ending after the Closing Date for which RCS Management is treated as a partnership or disregarded entity for U.S. federal income tax purposes, the payment of distributions to RCS Management’s equity owners in an aggregate amount equal to the product of (x) the taxable income of RCS Management for such taxable period, reduced by any cumulative net taxable loss with respect to all prior taxable periods ending after the Closing Date (determined as if all such taxable periods were one taxable period) to the extent such cumulative net taxable loss would have been deductible by the equity owners against such taxable income if such loss had been incurred in the taxable period in question (assuming that the equity owners have no items of income, gain, loss, deduction or credit other than through RCS Management) and (y) the highest combined marginal U.S. federal, state and local income tax rate applicable to an individual resident in New York, New York for such taxable period (taking into account the character of the taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon)); provided that distributions otherwise permitted under this clause (A) in respect of the taxable period beginning prior to the Closing Date shall be reduced by the amount of estimated tax payments that should have been made by the equity owners of RCS Management prior to the Closing Date (based on the assumptions used in this clause (A)), and (B) with respect to any taxable period ending before the Closing Date for which RCS Management was treated as a partnership or disregarded entity for U.S. federal income tax purposes, the payment of distributions to RCS Management’s equity owners in an aggregate amount equal to the product of (x) any additional taxable income for such taxable period resulting from a tax audit adjustment made after the Closing Date and (y) the highest combined marginal U.S. federal, state and local income tax rate applicable to an individual resident in New York, New York for such taxable period (taking into account the character of the additional taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitations thereon)) plus any penalties, additions to tax or interest that may be imposed as a result of such audit adjustment.

(iv)        in addition to the Restricted Payments otherwise permitted under this Section 6.05, the Companies may declare and make additional Restricted Payments in an aggregate amount not to exceed (A) $10,000,000, plus (B) an amount equal to the portion, if any, of the Available Amount on the date of such election that the Borrower elects to apply to this Section 6.05(a)(iv)(B), plus (C) an amount (which, for purposes of this clause (C), shall not be less than zero) equal to the portion, if any, of the Cumulative Retained Equity Amount on the date of such election that the Borrower elects to apply to this Section 6.05(a)(iv)(C); provided that, in the case of clauses (B) and (C) of this Section 6.05(a)(iv), (1) immediately after giving effect to any such Restricted Payment, no Default or Event Default shall be continuing and (2) immediately after giving effect to any such Restricted Payment, the Borrower shall be in compliance on a Pro Forma Basis with a maximum Secured Leverage Ratio of (x) with respect to Restricted Payments to a Company or any Affiliate of a Company, 1.00:1.00 or (y) with respect to Restricted Payments to a Person that is not a Company or any Affiliate of a Company, 1.25:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b) as though such Restricted Payment had been made as of the first day of the applicable four fiscal quarter period covered thereby;

(v)         any Company may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) or Pending Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(vi)        the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 6.05;

(vii)       other Restricted Payments in an aggregate amount not to exceed the Pre-Closing Retained Earnings Amount; provided that (a) no Event of Default shall have occurred and be continuing or would result therefrom and (b) on a Pro Forma Basis after giving effect to each such Restricted Payment made pursuant to this Section 6.05(a)(vii), the Secured Leverage Ratio shall not be greater than 2.75:1.00 (and the Borrower shall have provided to the Administrative Agent a certificate in reasonable detail as to the calculation of such Secured Leverage Ratio);

(viii)      the Borrower may redeem in whole or in part any Equity Interests of the Borrower in exchange for another class of Equity Interests or rights to acquire Equity Interest or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Equity Interests; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests of the Borrower are no more adverse (taken as a whole) to the Lenders than those contained in the Equity Interests redeemed thereby;

(ix)         the Borrower may make Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, officer, manager, consultant or independent contractor (or their respective Affiliates, estates or immediate family members) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or grant, vesting or delivery of any Equity Interests; provided that the aggregate amount of Restricted Payments (other than deemed repurchases made for no value) pursuant to this Section 6.05(a)(ix) shall not exceed $2,000,000 in any fiscal year of the Borrower;

(x)          RCAP Holdings and RCS Management may make Restricted Payments with the Net Cash Proceeds received by such Company of any sale of Qualified Capital Stock of the Borrower pursuant to clause (b)(xiii) of the definition of “Asset Sale”;

(xi)         the applicable Company may make the Restricted Payments set forth on Schedule 6.05 to each Person listed under such Company’s name in such Schedule in the amount and during the period listed opposite such Person on such Schedule;

(xii)        to the extent that either RCAP Holdings or RCS Management has received a Restricted Payment from the Borrower pursuant to Section 6.05(a)(iv) or (a)(vii) (or (a)(vi) to the extent such Restricted Payment would have complied with (a)(iv) or (a)(vii) upon the date of declaration thereof), RCAP Holdings or RCS Management may make Restricted Payments with the proceeds of the Restricted Payment so received from the Borrower pursuant to such Sections; and

(xiii)       (A) the payments referred to in Section 6.09(l) may be made, and (B) Restricted Payments of the fees received by RCS Management pursuant to such Section 6.09(l) may be made; provided that with respect to this clause (B), on a Pro Forma Basis for the most recent Test Period, after giving effect to such Restricted Payments the Companies will be in compliance with the covenants set forth in Section 6.07.

Notwithstanding the foregoing, no Company nor any Subsidiary of any Company (other than First Allied and its Subsidiaries) may make a Restricted Payment to First Allied or any of its Subsidiaries until such time as the First Allied Repayment shall have occurred.

(b)       Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Company to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Company (other than an RCS Company) to pay dividends or other distributions with respect to any of its Equity Interests or the ability of any Company to make or repay loans or advances to any Company or to Guarantee Indebtedness of any Company; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or any Second Lien Loan Document or any “Loan Document” (or comparable term) under any Credit Agreement Refinancing Indebtedness or the Luxor Convertible Notes, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Company pending such sale, provided such restrictions and conditions apply only to the Company that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Company by the terms of any Indebtedness of such Foreign Company permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (F) the foregoing shall not apply to customary restrictions on cash or other deposits or net worth required by customers under contracts entered into in the ordinary course of business and joint venture agreements or other similar arrangements if such provisions apply only to the Person (and the equity interests in such Person) that is the subject thereof, (G) provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to Equity Interests of a Person other than on a pro rata basis, (H) the foregoing shall not apply to customary restrictions and conditions contained in any agreement relating to any Asset Sale (or other disposition of assets) permitted under this Agreement pending the consummation of such Asset Sale (or other disposition of assets), (I) the foregoing shall not apply to any agreement in effect at the time a Person becomes a Company, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Company, which encumbrance or restriction is not applicable to the properties or assets of any Loan Party, other than the Company or the property or assets of the Company so acquired and (J) prior to the 90th day following the Closing Date, the foregoing shall not apply to restrictions and conditions applicable to the First Allied Entities (but not any other Company) under the First Allied Credit Agreement.

SECTION 6.06         Other Indebtedness and Agreements.

(a)          Permit any (i) waiver, supplement, modification, amendment, termination or release of any Junior Debt (other than the Second Lien Loans), the First Allied Credit Agreement or the RCAP Holdings Notes that would have a material and adverse effect on the interests of the Lenders or other Secured Parties (and, in the case of the Second Lien Loans, any waiver, supplement, modification, amendment or termination that is prohibited by the Intercreditor Agreement) or (ii) waiver, supplement, modification or amendment of (x) its certificate of incorporation, certificate of formation, by-laws, operating, management or partnership agreement or other organizational documents or (y) any Management Agreement, in each case to the extent any such waiver, supplement, modification or amendment would be materially adverse to the Lenders (it being understood and agreed that any material increase in the fees payable under any Management Agreement shall be deemed to be materially adverse to the Lenders).

(b)          Make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Junior Debt, except:

(i)      refinancings pursuant to Section 6.01(l) and “Refinancings” (as defined in the Intercreditor Agreement) of the Second Lien Loans permitted by Section 5.3 of the Intercreditor Agreement;

(ii)     the payment of regularly scheduled interest payments as and when due in respect of any Junior Debt permitted under Section 6.01 and, if applicable, subject to the subordination provisions contained in the Subordinated Loan Documents in respect thereof, if applicable; provided that the foregoing Section 6.06(b)(ii) shall not operate in derogation of any provision of the Intercreditor Agreement;

(iii)    so long as no Default or Event of Default has occurred and is continuing, any payment, redemption, repurchase, retirement or other acquisition for consideration of any principal amount of Junior Debt in an amount not exceeding, the (x) Cumulative Retained Equity Amount and (y) the Available Amount at such date, immediately prior to the making of such payment, redemption, repurchase, retirement or other acquisition for consideration; provided that immediately after giving Pro Forma Effect to any such payment, redemption, repurchase, retirement or other acquisition for consideration, in the case of clause (y), the Borrower shall be in compliance on a Pro Forma Basis with a maximum Secured Leverage Ratio of (A) with respect to any payment to, or redemption, repurchase, retirement or acquisition from, a Company or any Affiliate of a Company, 2.50:1.00 or (B) with respect to payment to, or redemption, repurchase, retirement or acquisition from, a Person that is not a Company or any Affiliate of a Company, 2.75:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.04 Financials as though such Investment had been made as of the first day of the applicable four fiscal quarter period covered thereby;

(iv)   prepayment or repayment the Second Lien Loans with Declined Proceeds in accordance with the terms of the Second Lien Credit Agreement; and

(v)     the prepayment, repayment or redemption of the RCAP Holdings Notes with the proceeds of the escrow account established pursuant to Section 5.15.

SECTION 6.07         Financial Covenants. The Borrower will not:

(a)          Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any Test Period to be less than the ratio set forth below:

Test Period	Ratio
September 30, 2014—December 31, 2017	1.25:1.00
March 31, 2018 and the last day of each Test Period thereafter	1.50:1.00

(b)          Secured Leverage Ratio. Permit the Secured Leverage Ratio as of the last day of any Test Period to exceed the ratio set forth below:

Test Period	Ratio
September 30, 2014	3.25:1.00
December 31, 2014	3.00:1.00
March 31, 2015	2.75:1.00
June 30, 2015	2.50:1.00
September 30, 2015	2.25:1.00
December 31, 2015	2.00:1.00
March 31, 2016	1.75:1.00
June 30, 2016	1.50:1.00
September 30, 2016—December 31, 2016	1.25:1.00
March 31, 2017	1.00:1.00
June 30, 2017 and the last day of each Test Period thereafter	0.75:1.00

(c)          Minimum Regulatory Net Capital. Permit the Regulatory Net Capital of any Broker-Dealer to be less than 125% of the Early Warning Threshold at any time.

SECTION 6.08         Specified Equity Contributions.

(a)          Solely for purposes of determining compliance with the financial covenants in Sections 6.07(a) and 6.07(b), after the last day of the applicable fiscal quarter and on or prior to the day that is ten Business Days after the day on which Section 5.04 Financials are required to be delivered for the applicable fiscal period (the “Equity Cure Period”), the Borrower may issue common Equity Interests for cash to a Person other than a Company on or prior to the expiration of the Equity Cure Period for such fiscal quarter, and such cash will, if so designated by the Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with financial covenants set forth in Sections 6.07(a) and 6.07(b) at the end of such fiscal quarter and the subsequent three fiscal quarters (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (i) there shall be no more than four Specified Equity Contributions made during the term of this Agreement, (ii) no Specified Equity Contribution may be made for any four-fiscal-quarter period for which there shall not be at least three fiscal quarters in which no Specified Equity Contribution is made, (iii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants set forth in Sections 6.07(a) and 6.07(b), (iv) all Specified Equity Contributions shall be disregarded for all other purposes of this Agreement, including without limitation determining the Applicable Margin, Cumulative Retained Equity Amount, Available Amount and any baskets with respect to the covenants contained in this Article VI, and in connection with any repayment or prepayment of Loans with the proceeds from any Specified Equity Contribution for purposes of calculating any leverage ratios under this Agreement) and (v) for purposes of calculating the Secured Leverage Ratio at the end of the fiscal quarter for which a Specified Equity Contribution was made, such Specified Equity Contribution and the use of proceeds thereof shall be disregarded (except for purposes of determining Consolidated EBITDA as herein above set forth in this Section 6.08(a)).

(b)          Upon receipt by the Administrative Agent of a Notice of Intent to Cure prior to the last day of the Equity Cure Period, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under Section 7.01 (or any rights and remedies under any other Loan Document that are available during the continuance of an Event of Default) on the basis of any failure to comply with Section 6.07(a) or 6.07(b) until the expiration of the Equity Cure Period.

SECTION 6.09         Transactions with Affiliates. Enter into any transactions (other than between or among the Companies (other than, prior to the First Allied Repayment, between or among any Company (other than First Allied and its Subsidiaries) and First Allied or a Subsidiary thereof)) involving aggregate payments or consideration in excess of $5,000,000 with any of their respective Affiliates on terms that are not substantially as favorable to such Company as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of Borrower in good faith, provided that the foregoing restrictions shall not apply to:

(a)          transactions permitted by Section 6.05;

(b)          the Transactions and the payment of the Transaction Expenses;

(c)          the issuance of Capital Stock or Stock Equivalents of the Borrower, including to the management of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries in connection with the Transactions or pursuant to arrangements described in clause (f) of this Section 6.09;

(d)          employment, indemnification and severance arrangements between the Companies and their respective officers, directors, managers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business and payments pursuant thereto;

(e)          [reserved];

(f)          payments by the Companies pursuant to an intercompany expense sharing agreement among such Companies; provided that such payments are on customary terms consistent with past practices;

(g)          transactions or payments pursuant to any agreement or arrangement as in effect as of, or otherwise contemplated on, the Closing Date and as set forth on Schedule 6.09, or any amendment thereto (so long as any such amendment is not materially adverse to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date) or similar agreements entered into thereafter;

(h)          reasonable and customary payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers or consultants of the Companies and employment agreement, stock option plans and other similar arrangements with such employees, officers, directors, manager or consultants;

(i)          leases and Intellectual Property licenses entered into in the ordinary course of business;

(j)          transactions among any of the Companies and any Person that would constitute a transaction with an Affiliate under this clause solely because a director of which is also a director of a Company or any other direct or indirect parent of any Company; provided, however, that such director abstains from voting as a director of such Company or such direct or indirect parent of such Company, as the case may be, on any matter involving such other Person;

(k)          existence of, or the performance by any Company of their obligations under the terms of, any customary registration rights agreement to which it is a party or becomes a party in the future;

(l)          the payment of fees for management, consulting, advisory and financial services rendered to the Borrower and any Subsidiary pursuant to the Management Agreement and related expenses (including indemnification and other similar amounts) (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) accrued in any prior year);

(m)          loans, advances and other transactions between or among any Company or any joint venture (regardless of the form of legal entity) in which any Company has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for such Company’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted or not prohibited under Article VI;

(n)          transactions undertaken pursuant to membership in a purchasing consortium;

(o)          contributions to the capital of any Company or any Parent Holding Company (other than Disqualified Stock or Specified Equity Contributions) or any investments by the Permitted Investors, RCAP Holdings or any Parent Holding Company in the Equity Interests of any Company (and payment of reasonable out-of-pocket expenses incurred in connection therewith); and

(p)          investments by Affiliates in Indebtedness or preferred Equity Interests of any Company, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of any Company, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally.

SECTION 6.10         Fiscal Year. Make any change to the fiscal year of the Borrower.

SECTION 6.11         Lines of Business. Engage in any material line of business substantially different from those lines of business conducted by the Companies on the Closing Date or any business substantially related or incidental thereto.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01         Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a)          any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances, amendments or extensions of Letters of Credit hereunder, shall prove to have been untrue in any material respect when so made or deemed made; provided that with respect to any representation or warranty made on the Closing Date with respect to the Target or the target in any Pending Acquisition (other than the Specified Representations and Target Representations), such default shall not constitute an Event of Default until the date that is 30 days after the Closing Date, unless the Borrower has caused the inaccuracy in such representation or warranty to be remedied on or prior to such date; provided that reasonable steps are being taken as to such remediation; provided further that for the avoidance of doubt, such inaccuracy shall constitute a Default from and after the Closing Date until the earlier of (x) such inaccuracy constituting an Event of Default pursuant to the foregoing and (y) the remediation of such inaccuracy;

(b)          default in the payment of any principal of any Loan when and as the same shall become due and payable;

(c)          default shall be made in the payment of any interest on any Loan or any Fee or the reimbursement with respect to any L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)          default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.01 (with respect to the existence of the Borrower only), 5.05(a), 5.08, 5.15(b), 5.15(c) or Article VI;

(e)          default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) to which it is a party and such default shall continue unremedied for a period of 30 days after notice thereof from the Required Lenders or the Administrative Agent to the Borrower;

(f)          (i) any Company shall default in the payment of any principal or interest due in respect of any Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) any other event or condition occurs, in either case that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (x) with respect to Indebtedness consisting of any Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements and (y) secured Indebtedness that becomes due solely as a result of the sale, transfer or other disposition of the property or assets securing such Indebtedness; provided further that this clause (f) shall not apply to any redemption, conversion or settlement of any such Indebtedness that is convertible into Qualified Capital Stock of Borrower or RCAP Holdings (and cash in lieu of fractional shares or units) and/or cash (in lieu of such Qualified Capital Stock of Borrower or RCAP Holdings) pursuant to its terms unless such redemption, conversion or settlement results from a default thereunder;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or any Material Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Company or for a substantial part of the property or assets of any Loan Party or any Material Company, or (iii) the winding-up, dissolution, administration, liquidation, or any moratorium in respect of any Indebtedness, of any Loan Party or any Material Company (other than a solvent liquidation or other reorganization otherwise permitted hereunder); and such proceeding or petition shall continue undismissed, undischarged or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)          any Loan Party or any Material Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law (other than a solvent liquidation or other reorganization otherwise permitted hereunder), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above or (iii) make a general assignment for the benefit of creditors;

(i)           one or more judgments shall be rendered against any Company or any combination thereof for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and the same shall remain undischarged for a period of 60 consecutive days during which such judgments shall not be effectively satisfied, vacated, discharged, stayed or bonded pending appeal;

(j)           an ERISA Event shall have occurred that, when taken together with any other ERISA Event, could reasonably be expected to result in a Material Adverse Effect;

(k)          any Guarantee shall cease to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Guarantor shall deny or disaffirm in writing that it has any further liability under any such Guarantee (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l)          any Security Document shall cease to be in full force or effect or ceases to create a valid and perfected first priority Lien on the Collateral covered thereby (other than as expressly permitted thereunder or solely as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or take any other actions reasonably required to be taken by the Administrative Agent under the Loan Documents), or any grantor, pledgor or mortgagor thereunder or any Loan Party shall deny or disaffirm in writing any grantor’s, pledgor’s or mortgagor’s obligations under such Security Document or the enforceability or validity of such Security Document;

(m)          the Indebtedness under any Subordinated Indebtedness, shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the Subordinated Loan Documents; or

(n)          there shall have occurred a Change of Control;

then, and in every such event (other than an event with respect to RCAP Holdings or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to RCAP Holdings or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02         Application of Proceeds. The Administrative Agent and the Collateral Agent shall apply (a) the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, and (b) any amounts received in respect of the Obligations following the termination of the Commitments and any of the Loans becoming due and payable pursuant to Section 7.01, in each case as follows (subject to the Intercreditor Agreement and, if entered into, any Customary Intercreditor Agreement):

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent or the Collateral Agent (in their respective capacities as such hereunder or under any other Loan Document) in connection with any collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and/or the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, any amounts for which the Administrative Agent and/or the Collateral Agent is entitled to indemnification, fees, or reimbursement of costs or expenses under the terms of any Loan Document, and any other Loan Document Obligations owed to the Administrative Agent (other than Unfunded Advances/Participations) and/or the Collateral Agent, in their respective capacities as such hereunder or under any other Loan Document;

SECOND, to the payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed among the Administrative Agent and the Issuing Bank pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

THIRD, to the payment in full of all Obligations owed by any Loan Party to the Issuing Bank, in its capacity as such hereunder or under any other Loan Document;

FOURTH, to the payment in full of all Obligations consisting of accrued and unpaid L/C Participation Fees and Commitment Fees (subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders), interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, and scheduled periodic payments then due under Secured Hedging Agreements and any interest with respect to the Secured Hedging Agreements (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

FIFTH, to the payment in full of all Obligations (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) consisting of unpaid principal amount of the Loans and any premium thereon or breakage or termination fees, costs or expenses related thereto, reimbursement obligations in respect of Letters of Credit, the termination values and any other Obligations in respect of Secured Hedging Agreements (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

SIXTH, to the payment in full of all other Obligations, other than in respect of cash collateralization of outstanding Letters of Credit (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

SEVENTH, to Cash Collateralize outstanding Letters of Credit by depositing in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to 105% of the L/C Exposure as of such date; and

EIGHTH, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

The Administrative Agent and the Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys, balances or amounts in accordance with this Agreement and the other Loan Documents. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT; ETC.

Each Lender and the Issuing Bank hereby irrevocably appoints Barclays Bank PLC as its Administrative Agent and each Secured Party and Issuing Bank hereby irrevocably appoints Barclays Bank PLC as its Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”), and Barclays Bank PLC hereby accepts such appointments. Each Lender, each Issuing Bank and each other Secured Party hereby authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents and the Intercreditor Agreement and any other Customary Intercreditor Agreement, together with such actions and powers as are reasonably incidental thereto, including to negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement, the Security Documents and the Intercreditor Agreement and any other Customary Intercreditor Agreement, (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender and (iii) in the event of a foreclosure by the Agents on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale. It is understood and agreed that the use of the term “Agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions other than pursuant to the sixth paragraph of this Section (and then to the extent set forth therein).

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Company or any Affiliate thereof as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08); provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any Company that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final nonappealable judgment). Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall either Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent. Neither Agent shall be responsible for the negligence or misconduct of any sub-agents, or any Related Parties of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the elapsing of the 30-day period for the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with, so long as no Default or Event of Default shall have occurred and be continuing, the approval of the Borrower (such approval not to be unreasonably withheld, conditioned or delayed and which approval shall be deemed to have been given by the Borrower if the Borrower has not responded within five Business Days of a request for such approval), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, with, so long as no Default or Event of Default shall have occurred and be continuing, the approval of the Borrower (such approval not to be unreasonably withheld, conditioned or delayed and which approval shall be deemed to have been given by the Borrower if the Borrower has not responded within five Business Days of a request for such approval), on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed by the 30th day after the date the retiring Agent may appoint a successor Agent pursuant to the immediately preceding sentence, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint, with, so long as no Default or Event of Default shall have occurred and be continuing, the approval of the Borrower (such approval not to be unreasonably withheld, conditioned or delayed and which approval shall be deemed to have been given by the Borrower if the Borrower has not responded within five Business Days of a request for such approval), a successor Administrative Agent and/or Collateral Agent, as the case may be. Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank, in which case such resigning Agent (x) shall not be required to issue, amend or extend any Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Bank with respect to any Letters of Credit issued by it, prior to the date of such resignation. From the date of effectiveness of any such resignation (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

The Collateral Agent, the successor Agent, the Lenders and the Loan Parties shall execute all documents and take all other actions necessary or in the opinion of successor Agent reasonably desirable in connection with the substitution by successor Agent of Collateral Agent as holder of the security under the Loan Documents, all in accordance with applicable law.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to the Loan Documents relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Agents under Sections 2.05 and 9.05) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Issuing Bank and the Collateral Agent to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank and the Collateral Agent, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.05. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of the Collateral Agent or any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of the Collateral Agent or any Lender or to authorize the Administrative Agent to vote in respect of the claim of the Collateral Agent or any Lender in any such proceeding.

Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Joint Lead Arrangers or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Joint Lead Arrangers or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Lead Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document. Without limitation of the foregoing, none of the Joint Lead Arrangers in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship or trust relationship in respect of any Lender, Loan Party or any other Person. The Companies waive and release, to the fullest extent permitted by law, any claims that it may have against any Agent, Joint Lead Arranger or Lender with respect to any breach or alleged breach of agency or fiduciary duty.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.08 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

To the extent required by any applicable laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.20, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this paragraph, include any Issuing Bank or any Swing Line Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01         Notices; Electronic Communications. Notices and other communications (other than with respect to ordinary course notices delivered pursuant to Article II) provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or e-mail, as follows:

(a)          if to any Company, to it at 405 Park Avenue, New York, NY 10022, Attn: Brian D. Jones, (Telephone No.: (646) 937-6903; email: bjones@rcssecurities.com; with a copy to Proskauer Rose LLP, Eleven Times Square, New York, NY 10036-8299, Attn: Andrew Bettwy (Telephone No.: (212)969-3180; Fax No.: (212) 969-2900; Email: abettwy@proskauer.com;

(b)          if to the Administrative Agent, Issuing Bank or Swing Line Lender, as set forth on Schedule 9.01; and

(c)          if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if such day is a Business Day, otherwise on the first Business Day after receipt) if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Companies, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The RCS Companies hereby agree, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that they will, or will cause their respective Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.23, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause the Companies, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders (or potential lenders) and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its affiliates or their respective securities that is not of a type that is public information of the Borrower or would be public if such affiliate had publicly-traded or Rule 144A securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Credit Facilities.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Loan Parties, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02         Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect until the Commitments and all Lenders of Credit (other than those that have been collateralized on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank) have been terminated and the principal of or any accrued interest on any Loan, any Fee or all other Obligations payable under any Loan Documents is outstanding (other than indemnification and other contingent obligations, in each case, not then due and owing). The provisions of Sections 2.14, 2.16, 2.20, 9.05, 9.16 (for a period of one year after the termination of this Agreement) and 9.19 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

SECTION 9.03         Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04         Successors and Assigns.

(a)          Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)          Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided, however, that (i) in the case of an assignment of Term Loans, the Borrower must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given by the Borrower if it has not responded within five (5) Business Days of a request for such consent) (provided that the consent of the Borrower shall not be required to any such assignment made (x) to another Lender, an Affiliate of a Lender or Related Fund, (y) after the occurrence and during the continuance of any Event of Default under Sections 7.01(b), (c), (g) and (h) or (z) during the primary syndication of the Term Loans), (ii) in the case of an assignment of a Revolving Credit Commitment, the Borrower, the Issuing Bank and Swing Line Lender must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given by the Borrower if it has not responded within five (5) Business Days of a request for such consent) (provided that the consent of the Borrower shall not be required to any such assignment made (x) to another Revolving Credit Lender, or an Affiliate or Related Fund of a Revolving Credit Lender so long as such Affiliate or Related Fund of a Revolving Credit Lender (i) is Controlled or under common Control with such Revolving Credit Lender, and (ii) extends or holds loans similar to the Revolving Loans or Revolving Credit Commitments in the ordinary course of business, (y) after the occurrence and during the continuance of any Event of Default under Sections 7.01(b), (c), (g) and (h) or (z) during the primary syndication of the Revolving Credit Commitments), (iii) the amount of the Commitment or Loans of the assigning Lender (other than Affiliates or Related Funds of such Lenders) subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, (a) $2,500,000 with respect to the Revolving Loans or the Revolving Credit Commitments and (b) $1,000,000 with respect to Term Loans and Term Loan Commitments (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class), unless otherwise agreed by the Administrative Agent and the Borrower; provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (iv) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire (in the form supplied by the Administrative Agent and in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c)          By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Company or the performance or observance by any Loan Party of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)          The Administrative Agent, acting for this purpose as non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice, provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its affiliates) shall be limited to the entries with respect to such Lender.

(e)          Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, administrative questionnaire (in the form supplied by the Administrative Agent) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower and the Issuing Bank to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)          Each Lender may without the consent of the Borrower, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (subject to the limitations and requirements of such Sections and Section 2.21 and it being understood that the documentation required under Section 2.20(e) shall be delivered solely to the participating Lender) and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement, the other Loan Documents (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing all or substantially all of the Collateral). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal and interest amounts of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 or 2.21(b) as though it were a Lender. A participant shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to the participant, except to the extent that a participant’s right to a greater payment results from a Change in Law after the participant becomes a participant.

(g)          Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)          Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to such pledge or assignment of a security interest; provided that no such assignment or pledge shall release a Lender from any of its obligations hereunder or substitute any such assignee or pledgee for such Lender as a party hereto.

(i)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 2.14, 2.16 and 2.20) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPV occurred. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j)          The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank, the Swing Line Lender and each Lender, and any attempted assignment without such consent shall be null and void.

(k)          In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, the Issuing Bank shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to the Borrower, such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

(l)          Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Borrower through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.25 or (y) notwithstanding Sections 2.17 and 2.19 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided, that, in connection with assignments pursuant to clause (y) above, (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower or any Subsidiary shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower or any Subsidiary and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register; provided, further, that, in connection with assignments pursuant to clauses (x) and (y) above, no proceeds of Revolving Loans or Swing Loans may be used to fund such assignments.

SECTION 9.05         Expenses; Indemnity.

(a)          The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or in connection with an Incremental Assumption Agreement and the transactions contemplated thereby or incurred by the Administrative Agent or the Collateral Agent in connection with the enforcement or protection of its rights under this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including (i) all reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of the Loan Documents and the development, preparation and execution of, and any waiver, amendment, supplement or modification to, this Agreement and the other Loan Documents (whether or not any such amendment, waiver, supplement or modification becomes effective) and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel llp and one counsel in each relevant local jurisdiction and one counsel in each relevant specialty area to the extent deemed reasonably necessary by the Administrative Agent and (ii) in connection with the enforcement or protection of the rights of any Lender, Joint Lead Arranger, the Administrative Agent and the Collateral Agent under this Agreement and the other Loan Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings the reasonable fees, charges and disbursements of one New York counsel (and counsel in each other relevant local jurisdiction) for the Administrative Agent and Collateral Agent and one other New York counsel (and counsel in each other relevant local jurisdiction) to all such Lenders, taken as a whole and, in the case of the Lenders, additional counsel in the event of a conflict of interest to all affected parties.

(b)          The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank, the Joint Lead Arrangers and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements (including reasonable, documented and invoiced out-of-pocket legal expenses of one main firm of counsel for all such Indemnitees, taken as a whole, one local counsel for all such Indemnitees, taken as a whole, in each relevant jurisdiction, one specialty counsel in each relevant specialty area to all such Indemnitees, taken as a whole, and, in the event of a conflict of interest among Indemnitees, additional counsel to the affected Indemnitees) incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of any claim, litigation, investigation or proceeding relating to (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities) or (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, whether or not any Indemnitee is a party thereto and, upon demand, to pay and reimburse each Indemnified Person for any reasonable and documented reasonable and documented out-of-pocket legal expenses of one main firm of counsel for all such Indemnitees, taken as a whole, one local counsel for all such Indemnitees, taken as a whole, in each relevant jurisdiction, one specialty counsel in each relevant specialty area to all such Indemnitees, taken as a whole, and, in the event of a conflict of interest among Indemnitees, additional counsel to the affected Indemnitees or other out-of-pocket expenses legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit proceeding (including any inquiry or investigation) or claim (including without limitation in connection with the enforcement of the indemnification obligations set forth herein) (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Indemnified Persons, (B) result from a material breach of this Agreement by such Indemnitees as determined by a court of competent jurisdiction by final and nonappealable judgment, or (C) relate to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Notwithstanding any other provision of this Agreement, no Indemnitee will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Indemnified Person of such Indemnitee (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Joint Lead Arrangers or any other Secured Party under paragraphs (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank and the Joint Lead Arrangers such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent and the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d)          To the extent permitted by applicable law, the RCS Companies shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)          The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender may, with the consent of the Required Lenders and the Administrative Agent (provided that no such consent shall be required if an Event of Default shall have occurred and be continuing pursuant to Section 7.01(g) or (h)), at any time and from time to time, except to the extent prohibited by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and payable, now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.25 (to the extent applicable) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided further that no amounts set off with respect to any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The applicable Lender shall endeavor to notify the Borrower and the Administrative Agent of such setoff; provided that the failure to provide such notice shall not affect the validity of such setoff or application under this Section 9.06. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07         Applicable Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS OR TO THE EXTENT THE COLLATERAL AGENT REQUIRES SUBMISSION TO ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK; provided that, (A) the interpretation of the definition of “COMPANY Material Adverse Effect” AS DEFINED IN THE MERGER AGREEMENT (and whether or not a COMPANY Material Adverse Effect has occurred), (B) the determination of the accuracy of any TARGET Representation and whether as a result of any inaccuracy thereof BORROWER or any of ITS affiliates have the right to terminate ITS obligations under or not to close the MERGER Agreement and (C) the determination of whether the MERGER HAS been consummated in accordance with the terms of the MERGER Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of DELAWARE, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.08         Waivers; Amendment.

(a)          No failure or delay of the Administrative Agent, the Collateral Agent, the Swing Line Lender, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)          Subject to the Intercreditor Agreement, neither the Loan Documents nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and acknowledged by the Administrative Agent (it being understood that, notwithstanding the foregoing, amendments, modifications and waivers to the Intercreditor Agreement shall only require the consent of Borrower or any other Loan Party to the extent set forth therein); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of (except to the extent permitted by Section 2.28) or extend any scheduled principal payment (but not prepayment) date or date for the payment of any interest on or any fees (including any prepayment fee or premium (including, for the avoidance of doubt, the fees set forth in Section 2.11(e))) payable with respect to any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on or reduce any fees (including any prepayment fee or premium (including, for the avoidance of doubt, the fees set forth in Section 2.11(e))) payable with respect to any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) except to the extent permitted by Section 2.28, increase or extend the Commitment or decrease or extend the date for payment of any fees (including any prepayment fee or premium (including, for the avoidance of doubt, the fees set forth in Section 2.11(e))) of any Lender without the prior written consent of such Lender, (iii) [reserved], (iv) amend or modify the provisions of Section 9.04(j) or the provisions of this Section 9.08 or release one or more Guarantors (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.04 or as otherwise expressly provided in this Agreement or any Security Document or the Intercreditor Agreement) that represent all or substantially all of the value of the guarantees of the Obligations pursuant to the Loan Documents or all or substantially all of the Collateral, without the prior written consent of each Lender, (v) impose any additional restriction on any Lender’s ability to assign any of its rights or obligations without the written consent of such Lender, (vi) change the relative priorities of the Obligations secured by the Collateral without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (vii) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV, (viii) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof) or reduce the percentage contained in the definition of the term “Majority Revolving Credit Lenders” without the prior written consent of each Revolving Credit Lender or (ix) result in (at the time of such waiver, amendment or modification or any time thereafter) the Borrower satisfying any condition to a Revolving Credit Borrowing contained in Section 4.01 hereof (which, but for such waiver, amendment or modification would not otherwise be satisfied), without the consent of the Majority Revolving Credit Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Issuing Bank or any of the Joint Lead Arrangers hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Issuing Bank or any of the Joint Lead Arrangers, as applicable; provided further that no amendment or modification to Section 7.02 that directly and adversely affects the relative priorities of any Secured Party (other than a Lender, Agent or Issuing Bank, in each case in such capacity, subject to the other provisions of this Section 9.08) to receive applications of proceeds in respect of the Obligations will have any effect as to such Secured Party without the consent of such Secured Party, except for any such amendment or modification to reflect the addition of one or more Classes of Loans in a manner consistent with the treatment of Loan Document Obligations under Section 7.02 immediately prior to such amendment or modification. For the avoidance of doubt, Letters of Credit and the provisions thereof may be waived, amended or modified solely in accordance with Section 2.23.

(c)          Notwithstanding anything in clause (b) or otherwise herein to the contrary, (i) any amendment or modification that would extend the Revolving Credit Commitments of any Lender and/or the final maturity date of the Term Loans or Revolving Loans of any Lender, in each case, with such Lender’s prior written consent and in accordance with Section 2.28, or increase the rate of interest and fees payable on the extended Revolving Credit Commitments, Term Loans and/or Revolving Loans of such Lender, or make any other amendment or modification pursuant to Section 2.28, shall not require the applicable Class of prior written consent of each Lender, so long as such extension is offered to all Lenders holding such Revolving Credit Commitments, Term Loans or Revolving Loans, as the case may be, on a pro rata basis based on the aggregate principal amount of such Class of Revolving Credit Commitments, Term Loans or Revolving Loans then outstanding, (ii) the payment in full of any Loans on the applicable final maturity date of such Loans and the payment of interest and fees made on account of the Commitments and/or Loans of any Lender as required under this Agreement after giving effect to an amendment or other modification described in the preceding clause (i), shall not be deemed to violate Section 2.17 or be an event that would require the purchase of participations pursuant to Section 2.18; provided that, except as expressly set forth in the preceding clause (i), no such amendment or modification shall alter the pro rata requirements of Section 2.17, (iii) if the Borrower shall request (A) the release of any Collateral to be sold to a Person that is not a Loan Party as part of any Asset Sale or other disposition permitted under Section 6.04 and shall deliver to the Collateral Agent a certificate to the effect that such Asset Sale or other disposition and the disposition of the proceeds thereof will comply with the terms of this Agreement or (B) the subordination of the Lien of the Collateral Agent, for the benefit of the Secured Parties, on any item of Collateral to any Lien permitted by Section 6.02(i) or Section 6.02(l) and shall deliver to the Collateral Agent a certificate to the effect that the incurrence of such other Lien on the Collateral will comply with the terms of this Agreement, then the Collateral Agent shall and is hereby authorized to, without the consent of any Lender, execute and deliver all such instruments as may be required to effect the release of such Collateral (in the case of an Asset Sale or other disposition described in clause (A)) or the subordination of the Lien of the Collateral Agent, for the benefit of the Secured Parties, in such Collateral (in the case of such other Lien as described in clause (B)), (iv) the Collateral Agent, the Borrower and the applicable Guarantors may amend, supplement or otherwise modify any Security Document so long as such amendment, supplement or other modification is not materially adverse to any Secured Party and such amendment shall become effective without any further consent of any other party to such Security Document. For the avoidance of doubt, any amendment or modification of the type described in the preceding clause (i) extending the Revolving Credit Commitments of any Lender and/or the final maturity date of the Term Loans or Revolving Loans of any Lender will require the prior written consent of such Lender (but not the Required Lenders) and (v) the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any Refinancing Amendment permitted hereunder.

(d)          The Administrative Agent and the Borrower may amend any Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document) to (i) correct any errors, mistakes, omissions, defects or inconsistencies (including, but not limited to, an incorrect cross-reference), or to effect administrative changes (including with respect to parallel debt provisions) that are not adverse to any Lender and (ii) provide for the appointment of one or more syndication agents and/or documentation agents. Notwithstanding anything to the contrary contained herein, any such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower.

(e)          Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(f)          Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any Customary Intercreditor Agreement (i) that is for the purpose of adding the holders of Credit Agreement Refinancing Indebtedness (or a representative with respect thereto) as parties thereto, as contemplated by the terms of such Customary Intercreditor Agreement (it being understood that any such amendment, modification or supplement may make such other changes to the applicable Customary Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by such Customary Intercreditor Agreement; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

(g)          Notwithstanding anything to the contrary contained in this Section 9.08, the Guarantee Agreement and any Security Document and related documents executed by any Company in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent or the Collateral Agent, as applicable, at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such documents to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein).

SECTION 9.09         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10         Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12         Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13         Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other customary means of electronic transmission, including by PDF file, shall be as effective as delivery of an original signed counterpart of this Agreement.

SECTION 9.14         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15         Jurisdiction; Consent to Service of Process.

(a)          Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court sitting in the Borough of Manhattan, and any appellate court from any thereof. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)          The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in the Borough of Manhattan, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)          Nothing set forth in this Section 9.15 shall limit the rights of any Agent or Lender to bring any action arising out of the Loan Documents in any other jurisdiction.

SECTION 9.16         Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, other advisors and administration, settlement and other similar service providers in connection with the administration and management of this Agreement and the other Loan Documents (including to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans) and to other Persons authorized by the Administrative Agent, Collateral Agent, Issuing Bank, Joint Lead Arrangers and Lenders to organize, present or disseminate such Information in connection with disclosures otherwise made in accordance with this Section 9.16 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Company or any of their respective obligations, (e) to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of the Information relating to the Loan Parties received by it from any Agent or any Lender, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section 9.16, “Information” shall mean all non-public information received from or on behalf of any Company and related to any Company or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by or on behalf of the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17         No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents and the other documents and agreements related thereto against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Laws; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.18         USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.19         Release of Liens. If any of the Collateral shall be sold, transferred or otherwise disposed of by a Loan Party to a Person that is not a Loan Party in a transaction permitted by this Agreement (including by way of merger, consolidation or in connection with the sale of a Company otherwise permitted hereunder), then the Liens created by any of the Security Documents on such property shall be automatically released and in connection therewith, the Collateral Agent, at the request and sole expense of the Borrower or such other Loan Party, upon delivery of such customary certificates of a Responsible Officer as may be reasonably requested by the Collateral Agent certifying such sale, transfer or disposition is not prohibited by the Loan Documents, shall execute and deliver without recourse, representation or warranty all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created by any of the Security Documents on such Collateral.

SECTION 9.20         Collateral and Guaranty Matters. Each of the Lenders and the Issuing Bank irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a)          to release or re-assign any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Commitments and all Letters of Credit (other than those collateralized on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank) and the payment in full of all Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements and indemnification and other contingent obligations, in each case, not then due and owing), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Collateral, or (iv) if approved, authorized or ratified in writing in accordance with Section 9.19;

(b)          to release any Guarantor from its obligations under this Agreement and other Loan Documents if such Person ceases to be a Company as a result of a transaction permitted hereunder or is an Excluded Company; and

(c)          to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) or 6.02(l).

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release, re-assign or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and other Loan Documents pursuant to this Section 9.20. In each case under this Section 9.20, the Loan Party that has granted the Collateral or Guarantee being released will provide such officer’s certificates that the Collateral Agent shall reasonably request certifying as to the applicable circumstance allowing release or subordination of such Collateral or Guarantee. In each case as specified in this Section 9.20, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or re-assignment of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.20.

SECTION 9.21         INTERCREDITOR AGREEMENT. EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF SUCH LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT, AS THE CASE MAY BE. THE PROVISIONS OF THIS SECTION 9.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE COLLATERAL AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RCS CAPITAL CORPORATION

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Chief Executive Officer

RCS CAPITAL MANAGEMENT, LLC

By:	/s/ James A. Tanaka
Name: James A. Tanaka
Title: Authorized Signatory

RCAP HOLDINGS, LLC

By:	/s/ James A. Tanaka
Name: James A. Tanaka
Title: Authorized Signatory

[First Lien Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent and Lender

By:	/s/ Noam Azachi
Name: Noam Azachi
Title: Vice President

[First Lien Credit Agreement]

BARCLAYS BANK PLC, as Swing Line Lender and Issuing Bank

By:	/s/ Noam Azachi
Name: Noam Azachi
Title: Vice President

[First Lien Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Anand Melvani
Name: Anand Melvani
Title: Managing Director

[First Lien Credit Agreement]

Schedule 9.01

Notices

Credit Contact (for compliance deliverables, new insurance certificates, notice of default, credit agreement questions, etc.):

Contact	Noam Azachi / Nina Guinchard
Institution Name	Barclays Bank PLC
Attention	Bank Debt Management
Street Address	745 Seventh Avenue
City, State, Zip Code	New York, NY 10019
Phone	(1) 212 526 1957 / (1) 212 526 3713
Fax	(1) 646 758 7426
Email Address	noam.azachi@barclays.com / nina.guinchard@barclays.com

Contact for Borrowing Requests including Fax Number:

Borrowing Requests (including Swing Line):

Contact	Harpreet Kaur
Institution Name	Barclays Bank PLC
Attention	Agency Services
Street Address	1301 Ave. of the Americas
City, State, Zip Code	New York, NY 10019
Phone	(1) 212 320 7741
Fax	(1) 917 522 0569
Borrowing Notices	12145455230@TLS.LDSPROD.com
Email Address	harpreet.kaur@barclays.com
Group Email	Xrausloanops5@barclays.com

Letter of Credit Requests:

Contact:	Gemma Dizon
Institution Name	Barclays Bank PLC, New York
Attention	Letters of Credit / Dawn Townsend
Street Address	200 Park Avenue
City, State, Zip Code	New York, NY 10166
Phone	(1) 201 499 3729
Group Email	xraletterofcredit@barclays.com